Exhibit 10.2

CREDIT AGREEMENT

among

W&T OFFSHORE, INC.,

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TEXAS CAPITAL BANK,

as Administrative Agent, Lender and L/C Issuer

TCBI SECURITIES, INC.

as Sole Lead Arranger and Bookrunner

dated as of January 28, 2025

i

TABLE OF CONTENTS

Section 11.9	Collateral and Guaranty Matters	144
Section 11.10	Secured Cash Management Agreements and Secured Hedge Agreements	145
Section 11.11	Certain ERISA Matters	146
Section 11.12	Credit Bidding	148
Section 11.13	No Other Duties, Etc.	148
Section 11.14	Flood Laws	148
Section 11.15	Erroneous Payments	149

ARTICLE 12 MISCELLANEOUS		152
Section 12.1	Expenses	152
Section 12.2	INDEMNIFICATION	153
Section 12.3	Limitation of Liability	154
Section 12.4	No Duty	154
Section 12.5	Lenders Not Fiduciary	154
Section 12.6	Equitable Relief	155
Section 12.7	No Waiver; Cumulative Remedies	155
Section 12.8	Successors and Assigns	156
Section 12.9	Survival	160
Section 12.10	Amendment	160
Section 12.11	Notices	162
Section 12.12	Governing Law; Venue; Service of Process	164
Section 12.13	Counterparts	165
Section 12.14	Severability	165
Section 12.15	Headings	165
Section 12.16	Construction	165
Section 12.17	Independence of Covenants	166
Section 12.18	WAIVER OF JURY TRIAL	166
Section 12.19	Additional Interest Provision	165
Section 12.20	Ceiling Election	167
Section 12.21	USA PATRIOT Act Notice	167
Section 12.22	Defaulting Lenders	168
Section 12.23	Sharing of Payments by Lenders	170
Section 12.24	Payments Set Aside	171
Section 12.25	Confidentiality	172
Section 12.26	Electronic Execution of Assignments and Certain Other Documents	173
Section 12.27	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	174
Section 12.28	Keepwell	174
Section 12.29	Acknowledgement Regarding Any Supported QFCs	175
Section 12.30	Hedge Intercreditor Agreement; Intercreditor Agreement	175
Section 12.31	NOTICE OF FINAL AGREEMENT	175

	INDEX TO SCHEDULES

Schedule	Description of Schedule	Section

1.1	Existing Hedging Agreements (Omitted)	1.1
1.2	Existing Letters of Credit (Omitted)	1.1
2.1	Elected Commitments and Applicable Percentages (Omitted)	2.1
6.5	Litigation and Judgments (Omitted)	6.5
6.9	Taxes (Omitted)	6.9
6.13	Subsidiaries (Omitted)	6.13
6.24	Gas Imbalances; Prepayments (Omitted)	6.24
6.25	Material Agreements (Omitted)	6.25
6.26	Hedging Agreements and Hedging Transactions (Omitted)	6.26
6.27	Marketing of Production (Omitted)	6.27
7.17	Post-Closing Covenants (Omitted)	7.17
8.1	Existing Debt (Omitted)	8.1
8.2	Existing Liens (Omitted)	8.2
8.5	Existing Investments (Omitted)	8.5
8.7	Affiliate Transactions (Omitted)	8.7
12.11	Notices (Omitted)	12.11

v

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

A	Assignment and Assumption
B	Compliance Certificate
C	Borrowing Request
D	Note
E	Tax Forms
F	Form of Excess Cash Flow Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of January 28, 2025, is among W&T OFFSHORE, INC., a Texas corporation (“Borrower”), the lenders from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and TEXAS CAPITAL BANK, as Administrative Agent, Lender and L/C Issuer.

RECITALS

A.            In furtherance of the Transactions and for other general corporate purposes, the Borrower wishes to repay in full all amounts outstanding under the Existing Credit Agreement.

B.            The Borrower has requested that the Lenders extend credit to the Borrower as described in this Agreement. The Lenders are willing to make such credit available to the Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Document made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article 1 or in the provision, section or recital referred to below:

“Acceptable Commodity Hedging Transaction” means any Commodity Hedging Transaction that does not cause the hedging percentage or tenor limitations in Section 8.16(a) to be exceeded.

“Account” means an account, as defined in the UCC.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, which grants Administrative Agent “control” (within the meaning of Section 8.106 or Section 9.104 of the UCC, as applicable, in the applicable jurisdiction) over any Deposit Account, Securities Account or Commodity Account maintained by any Loan Party, in each case, among Administrative Agent, the applicable Loan Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.

“Acquisition Consideration” means the consideration given by Borrower or any of its Restricted Subsidiaries for an acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) or any other Investment of the type described in clauses (a) or (c) of the definition thereof, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, Property (excluding Equity Interests) or services given, plus (b) the amount of any Debt assumed, incurred or Guaranteed (to the extent not otherwise included, and with respect to any Debt that is Guaranteed, only to the extent such Guarantee constitutes Debt) in connection with such acquisition or other Investment by Borrower or any of its Restricted Subsidiaries.

CREDIT AGREEMENT – Page 1

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent ” means Texas Capital Bank, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person (a) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (b) that directly or indirectly beneficially owns or holds 10% or more of any class of voting stock of such Person; or (c) 10% or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided, however, other than for purposes of Section 8.7 and Section 11.9(a)(iii), no Permitted Holder nor any operating portfolio companies Controlled by any Permitted Holder shall be considered an Affiliate of any Loan Party.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Aggregate Commitments” means $100,000,000.

“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitments of the Revolving Credit Lenders, as the same may be reduced or terminated pursuant to this Agreement. The Aggregate Elected Commitment Amounts as of the Closing Date are $50,000,000.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Anti-Corruption Laws” means all state or federal Laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA and the Bank Secrecy Act, and other similar anti-corruption legislation in other jurisdictions.

“Anti-Terrorism Laws” has the meaning set forth in Section 6.19.

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“Applicable ECF Percentage” means, for any calendar month, commencing with the calendar month ending April 30, 2025, 75% if the Consolidated Net Leverage Ratio as of the last day of such calendar month is greater than 2.00 to 1.00.

“Applicable Margin” means for any day the applicable margin per annum set forth below under the caption “Base Rate Loans”, “SOFR Loans and Letter of Credit Fee”, and “Commitment Fee”, as applicable, based upon the Utilization applicable from time to time:

			SOFR Loans
Pricing		Base Rate	and Letter	Commitment
Level	Utilization	Loans	of Credit Fee	Fee
1	< 25%	2.750%	3.750%	0.500%
2	> 25% and < 50%	3.000%	4.000%	0.500%
3	> 50% and < 75%	3.250%	4.250%	0.500%
4	> 75%	3.750%	4.750%	0.500%

The Applicable Margin shall immediately and automatically change on any Business Day on which the Utilization changes and, as a result of such change, would result in the Applicable Margin being determined by reference to a different a Pricing Level in the table above.

“Applicable Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Elected Commitment Amounts represented by such Revolving Credit Lender’s Elected Commitment at such time; provided that, if the Aggregate Elected Commitment Amounts have been terminated pursuant to the terms hereof, then the Applicable Percentage of each Revolving Credit Lender shall be determined based upon the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Applicable Rate” means (a) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin; and (b) in the case of a Term SOFR Loan, Adjusted Term SOFR plus the Applicable Margin.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Approved Swap Counterparty” means (a) each Secured Bank Hedge Provider, (b) Shell Trading Risk Management, LLC, (c) any Person proposed by Borrower so long as the long-term senior unsecured debt rating of such swap counterparty (or of the credit support provider for such swap counterparty’s obligations under its Hedging Transactions) at the time of proposal is at least BBB- or Baa3 by S&P or Moody’s (or their equivalent) and (d) any other Person approved in writing from time to time by Administrative Agent in its reasonable discretion. Notwithstanding the foregoing, solely with respect to any Person described in the foregoing clause (c), Administrative Agent may, by giving written notice to Borrower, elect to revoke such swap counterparty’s status as an Approved Swap Counterparty for purposes of any Hedging Transactions entered into following such notice if the long-term senior unsecured debt rating of such Approved Swap Counterparty (or of the credit support provider for such Approved Swap Counterparty’s obligations under such Hedging Transactions) is not BBB- or Baa3 by S&P or Moody’s (or their equivalent) or higher; provided that, that solely for purposes of determining when a swap counterparty described in the foregoing clause (c) may no longer enter into Hedging Transactions with any Loan Party on a secured basis, any such revocation shall not be effective with respect to the swap counterparty that is the subject of the revocation until that swap counterparty is notified, or otherwise has actual knowledge, of Administrative Agent’s revocation of such status.

CREDIT AGREEMENT – Page 3

“Arranger” means TCBI Securities, Inc., in its capacity as sole lead arranger and bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Authorized Party” has the meaning set forth in Section 12.11(d)(iii).

“Auto-Extension Letter of Credit” means a Letter of Credit that has automatic extension provisions.

“Available Free Cash Flow” means, as of any time of determination, (a) an amount equal to the Excess Cash Flow for the most recently ended Test Period, beginning with the Test Period ending March 31, 2025 minus (b) the aggregate amount of Restricted Payments made in reliance on Section 8.4(a)(iii) (the foregoing clause (b), a “Excess Free Cash Flow Utilization”), in the case of the foregoing clause (b), during such Test Period and through such time of determination (to the extent attributable to Excess Cash Flow generated during such Test Period) plus (c) the aggregate amount of any Excess Free Cash Flow Utilizations that occurred during such Test Period and which are attributable to Excess Cash Flow generated during the Test Period ending immediately prior to such Test Period.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

CREDIT AGREEMENT – Page 4

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.5%); and (c) Adjusted Term SOFR for a one month tenor in effect on such day plus one percent (1.00%); provided, however, if the Base Rate as determined pursuant to the foregoing shall be less than two percent (2.00%), such rate shall be deemed to be two percent (2.00%) for purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(b)(i).

“Benchmark Rate Borrowing” means, as to any Borrowing, the Benchmark Rate Loans comprising such Borrowing.

“Benchmark Rate Loan” means a Loan bearing interest based on the then existing Benchmark (initially, Adjusted Term SOFR).

“Benchmark Replacement ” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

CREDIT AGREEMENT – Page 5

(a)           the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b)          the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then- current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, (a) with respect to Daily Simple SOFR, 0.10% and (b) with respect to any other replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

CREDIT AGREEMENT – Page 6

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then- current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

CREDIT AGREEMENT – Page 7

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bloomberg” means Bloomberg Index Services Limited.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 12.8.

“Borrower Materials” has the meaning set forth in Section 12.11(e).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.1.

“Borrowing Request” means a writing, substantially in the form of Exhibit C or another form reasonably approved by Administrative Agent, properly completed and signed by Borrower, requesting a Borrowing.

“Business Day” means for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas or New York, New York are authorized or required by Law to be closed. Unless otherwise provided, the term “days” when used herein means calendar days.

CREDIT AGREEMENT – Page 8

“Capital Expenditure” means, with respect to any Person, (a) all drilling, completion and equipping expenditures with respect to developing oil and gas wells and bringing them to production, (b) all expenditures in respect of infrastructure and facility buildout, (c) all reclamation, plugging and abandonment and retirement costs and any associated regulatory costs with respect to oil and gas wells, (d) capitalized expenditures for land and leasing activities, (e) any other expenditure for (i) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real Property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (ii) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (i) or (ii) above and (f) all other expenditures and costs that, in the case of this clause (f), should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP or would be otherwise treated as capitalized expenditures by the Borrower and its Subsidiaries.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of L/C Issuer or the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)          direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

(b)          commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s;

(c)          demand deposits, and time deposits maturing within one year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; and

CREDIT AGREEMENT – Page 9

(d)          deposits in money market funds at least 95% of whose assets are cash and investments described in the preceding clauses (a), (b) and (c) or otherwise complying with Rule 2a-7 of the SEC.

“Cash Management Services” means any service provided to, facility extended to, or transaction consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements or (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Loan Parties or any of their Restricted Subsidiaries which occurs after the Closing Date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,

(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole, to any “person” or group of related “persons” (a “Group”) (as such terms are used in Section 13(d)(3) of the Exchange Act);

(b)	the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c)           the consummation of any transaction the result of which is that any “Person” (as defined above) or Group becomes the “beneficial owner” (as such term is defined in Rule 13d3 and Rule 13d5 under the Exchange Act), in each case, other than the Permitted Holders, of more than 25% of the outstanding Voting Stock of the Borrower, provided, however, that no Change in Control shall have occurred as a result of the consummation of any such transaction if, immediately following such consummation, Tracy W. Krohn is the beneficial owner of more than 50% of the outstanding Voting Stock of the Borrower;

CREDIT AGREEMENT – Page 10

(d)           the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(e)           a “change of control” or any comparable term under, and as defined in, (i) any Permitted Additional Debt Document evidencing Material Debt shall have occurred or (ii) the Senior Second Lien Notes Indenture.

“Clean Down Period” means a period of five (5) consecutive days occurring each consecutive 3 month period, commencing on March 31, 2025.

“Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 12.10.

“Closing Date Historical Financials” has the meaning set forth in Section 5.1(l).

“Closing Date Projections” has the meaning set forth in Section 5.1(w).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the regulations promulgated thereunder.

“Collateral” means, collectively, all of the Property of Borrower and the other Loan Parties in which Liens are granted and/or purported to be granted pursuant to the Security Documents to secure the Obligations or any part thereof, including, among other things, the Mortgaged Properties, but which in no event will include any Excluded Asset.

“Commodity Account” shall have the meaning set forth in Chapter 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Transaction” means any Hedging Transaction relating to Hydrocarbons.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or L/C Issuer by means of electronic communications pursuant to Section 12.11(d), including through the Platform.

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“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, or in any other form agreed to by Borrower and Administrative Agent, prepared by and certified by a Responsible Officer of Borrower.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any Benchmark Replacement, as applicable, any technical, administrative or operational changes (including changes to the definitions of “Base Rate”, “Business Day”, “Interest Period” (or any similar or analogous definition), “U.S. Government Securities Business Day”, or the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance Threshold” means, as of any date of determination, an amount equal to $50,000,000.

“Consolidated Net Leverage Ratio” means, (a) with respect to Section 9.1, as of the last day of any Test Period, the ratio of (i) Consolidated Total Debt as of such date to (ii) EBITDAX for the Test Period ending on such date and (b) with respect to any calculation thereof for other purposes hereunder, the ratio of (i) Consolidated Total Debt as of such date to (ii) EBITDAX for the most recently ended Test Period for which financial statements are available.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries and for the avoidance of doubt, shall not include any Unrestricted Subsidiaries.

“Consolidated Subsidiaries ” means each Subsidiary of Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of Borrower in accordance with GAAP.

“Consolidated Total Debt” means, at any date, the remainder of (a) all Debt of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of unrestricted cash and Cash Equivalents of Borrower and its Consolidated Restricted Subsidiaries in an amount not to exceed the Consolidated Cash Balance Threshold.

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“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other similar organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Borrower who (a) was a member of such Board of Directors on the date hereof or (b) was nominated for election or elected to such Board of Directors with the approval of (i) two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (ii) two-thirds of those Directors who were previously approved by Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 12.29.

“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning set forth in Section 10.4.

“Cure Right” has the meaning set forth in Section 10.4.

“Current Ratio” means, as of any date, the ratio of (a) current assets of Borrower and its Consolidated Restricted Subsidiaries (including the unused amount of the Aggregate Elected Commitment Amount to the extent that Borrower is permitted to borrow such amount under the terms of this Agreement, including Section 5.2 hereof, but excluding the amount of any non-cash items as a result of the application of FASB ASC 410 and 815 under GAAP and non-cash assets in respect of gas imbalances under GAAP) to (b) current liabilities of Borrower and its Consolidated Restricted Subsidiaries (but excluding (i) the amount of any liabilities respecting any non-cash items as a result of the application of FASB ASC 410 and 815 under GAAP, (ii) non-cash obligations in respect of gas imbalances under GAAP and (iii) the current portion of the Obligations on such date), in each case determined in accordance with GAAP.

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“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SOFR Loan” means a Loan bearing interest based on Daily Simple SOFR.

“Debt” means, of any Person as of any date of determination (without duplication):

(a)           all obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds, bankers acceptances or other similar instruments;

(b)           all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(c)	obligations of such Person with respect to Disqualified Equity Interests;

(d)           obligations of such Person in respect of Capitalized Lease Obligations or under so called “synthetic leases”;

(e)            all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person (x) arising in the ordinary course of business that are not past due by more than ninety (90) days, or, solely for purposes of Section 10.1(h), one hundred fifty (150) days, or (y) which are being disputed in good faith and with respect to which adequate reserves have been established in accordance with, and to the extent required by, GAAP;

(f)            Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(g)            the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment;

(h)            any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation;

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(i)            Debt (as defined in the other clauses of this definition) of others Guaranteed by such Person to the extent of the lesser of the amount of such Debt and the maximum stated amount of such Guarantee; and

(j)            Debt (as defined in the other clauses of this definition) of a partnership, joint venture or any other entity for which such Person is liable either by agreement, by operation of law or by a Law (but only to the extent of such liability), unless such Debt is expressly made non-recourse to such Person;

provided, however, that “Debt” does not include (i) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business in connection with the operation, development, abandonment or remediation of Oil and Gas Properties or in connection with the enforcement or defense of rights or claims of any Loan Party, or with respect to appeal bonds, (ii) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, or (iii) endorsements of negotiable instruments for deposit or collection.

“Debtor Relief Laws” means the Bankruptcy Code, or any other applicable Law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.

“December 31st Reserve Report” has the meaning assigned to such term in Section 7.1(p).

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to a Base Rate Loan plus (iii) two percent (2%) per annum; provided, however, that with respect to a Benchmark Rate Loan, the Default Interest Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus two percent (2%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Default Right ” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 12.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to Administrative Agent, L/C Issuer, or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent, or L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.22(b)) upon delivery of written notice of such determination to Borrower and each Lender.

CREDIT AGREEMENT – Page 15

“Deposit Account” shall have the meaning set forth in Chapter 9 of the UCC.

“Disposition” means any sale, lease, sub-lease, transfer, assignment, conveyance, release, loss or other disposition, including any Farmout, the performance of which would result in any of the foregoing, of any interest in Property of the Borrower or any Restricted Subsidiary (including any Oil and Gas Property), or of any interest in a Restricted Subsidiary that owns Property (including, but not limited to, any Oil and Gas Property), in any transaction or event or series of transactions or events (including pursuant to a division), and “Dispose” has the correlative meaning thereto.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Elected Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Final Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or any Restricted Subsidiary of a Loan Party or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Loan Party or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

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“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the U.S.

“EBITDAX means, subject to Section 1.2(c), with respect to Borrower and its Consolidated Restricted Subsidiaries, for any period, an amount, determined on a consolidated basis, equal to (a) Net Income (excluding any non-cash revenue or expense associated with Hedging Agreements resulting from FASB ASC 815 and any non- cash charges attributable to the application of FASB ASC 410) plus without duplication (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income, franchise and similar Taxes imposed on or measured by net income (however denominated); (iii) depreciation; (iv) depletion; (v) amortization; (vi) other non-cash losses and expenses (including, without limitation, non-cash impairment losses); (vii) losses on the Disposition of assets (other than Hydrocarbons in the ordinary course of business) or resulting from the termination of Hedging Transactions; (viii) IDC and other exploration expenses deducted in determining Net Income; (ix) plugging and abandonment costs and expenses; and (x) the actual transaction costs, expenses, fees and charges incurred with respect to the Transactions occurring on the Closing Date; minus without duplication (c) the sum of the following to the extent included in the calculation of Net Income: (i) income Tax credits (to the extent not netted from income tax expense or non-cash income); (ii) gains on the Disposition of assets (other than Hydrocarbons in the ordinary course of business) or resulting from the termination of Hedging Transactions; and (iii) all non-cash items increasing Net Income. For purposes of calculating EBITDAX for any period, if during such period Borrower or any Consolidated Restricted Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDAX for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as the case may be, occurred on the first day of such period; provided that all such pro forma calculations shall be reasonably satisfactory to Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

CREDIT AGREEMENT – Page 17

“Elected Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Elected Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. § 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. § 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to public health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Endangered Species Act, 16 U.S.C. §1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Rivers and Harbors Appropriation Act of 1899, 33 U.S.C. §407, all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

CREDIT AGREEMENT – Page 18

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Loan Party, is under common control (within the meaning of Section 414(c) of the Code) with a Loan Party, or is otherwise considered a single employer with a Loan Party pursuant to Sections 414(m) or (o) of the Code, for purposes of the provisions relating to Section 412 of the Code or Section 303 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, (d) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of a notice of intent to terminate a Plan or to appoint a trustee to administer any Plan, the filing by any Loan Party or any ERISA Affiliate of a notice of intent to terminate a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA or Section 430 of the Code or is in endangered or critical status under Section 305 of ERISA or Section 432 of the Code.

“Erroneous Payment” has the meaning set forth in Section 11.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.15(d).

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“Erroneous Payment Impacted Class” has the meaning set forth in Section 11.15(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.15(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 11.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excepted Liens” means those Liens permitted by Section 8.2 (other than clause

(u) thereof); provided that (i) such Liens shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, (ii) no intention to subordinate the first priority Lien granted in favor of Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (iii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Excess Cash Flow” means, for any calendar month and based on the management -prepared unaudited financial statements of the Borrower and its Restricted Subsidiaries as of the end of such calendar month, (a)(i) EBITDAX minus (ii) the increase (or plus the decrease) in non-cash working capital (excluding, for the avoidance of doubt, non-cash assets and non-cash obligations in each case under FASB ASC 815) from the previous month minus (b) the sum, in each case without duplication, of the following amounts for such period: (i) voluntary and scheduled cash principal repayments of Debt (other than the Loans) which cannot be reborrowed pursuant to the terms of such Debt, (ii) non-financed Capital Expenditures paid in cash, (iii) interest expense paid in cash, (iv) Taxes paid in cash, (v) exploration expenses paid in cash and (vi) Restricted Payments paid in cash and permitted hereunder other than those made in reliance on Section 8.4(a)(iii).

“Excess Cash Flow Certificate” means a certificate of a Responsible Officer of the Borrower in substantially the form of Exhibit F hereto, (a) setting forth reasonably detailed calculations of Excess Cash Flow for the calendar month most-recently ended, (b) setting forth reasonably detailed calculations of the Consolidated Net Leverage Ratio (based on the management-prepared unaudited financial statements of the Borrower and its Restricted Subsidiaries) as of the last day of the calendar month most-recently ended and (c) setting forth the amount of mandatory prepayment (if any) to be made by the Borrower pursuant to Section 2.7(d)(ii).

“Excess Free Cash Flow Utilization” has the meaning set forth in the definition of “Available Free Cash Flow”.

CREDIT AGREEMENT – Page 20

“Excluded Accounts” means (a) any Deposit Account, Commodity Account or Securities Account so long as the balance in each such account, individually, does not exceed $250,000 at any time and the aggregate balance of all such Deposit Accounts, Commodity Accounts and Securities Accounts does not at any time exceed $500,000, (b) any Deposit Account that is a zero balance account or a Deposit Account for which the balance of such Deposit Account is transferred at the end of each date to a Deposit Account that is not an Excluded Account, (c) any other Deposit Accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Loan Parties or any of their Restricted Subsidiaries, (d) any other Deposit Account established and used as an escrow account pursuant to a binding agreement with a non-Affiliate and (e) any Deposit Account, Commodity Account or Securities Account that is a dedicated cash collateral account to the extent subject to a Lien securing the Existing Letters of Credit or the Obligations.

“Excluded Assets” has the meaning given to such term in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all Guarantees of such Loan Party’s Swap Obligations by Borrower or any other Loan Party) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes ” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Elected Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Elected Commitment (other than pursuant to an assignment request by Borrower under Section 3.6(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Existing Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement dated as of October 18, 2018, by and among Alter Domus (US) LLC, as administrative agent, and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Credit Agreement Payoff” has the meaning given to such term in Section 5.1(ee).

“Existing Hedging Agreements” shall mean the Hedging Agreements in existence on the Closing Date and listed on Schedule 1.1.

“Existing Letters of Credit” means those letters of credit listed on Schedule 1.2, in each case, existing on the Closing Date and, provided that, no Existing Letter of Credit may be renewed or have its expiration date extended beyond the expiration date in place as of the Closing Date.

“Existing Notes” means the 11.750% Senor Second Lien Notes due 2026 issued by the Borrower under the Existing Notes Indenture.

“Existing Notes Indenture” means the Indenture dated as of January 27, 2023 by and among the Borrower, each of the guarantors parties thereto, and Wilmington Trust, National Association, as trustee, pursuant to which the Borrower issued 11.750% Senor Second Lien Notes due 2026, as supplemented by the First Supplemental Indenture thereto dated as of May 25, 2023.

“Existing Notes Retirement” has the meaning given to such term in Section 5.1(ff).

“Facility” means the revolving credit facility provided for and governed by this Agreement.

“Farmout” means an arrangement pursuant to any agreement whereby the owner(s) of one or more oil, gas and/or mineral leases or other oil and natural gas working interests with respect to any Property from which production of Hydrocarbons is sought agrees to transfer or assign an interest in such Property to one or more Persons in exchange for (a) drilling, or participating in, the cost of the drilling of (or agreeing to do so) one or more wells, or undertaking other exploration or development activities or participating in the cost of such activities, in an attempt to obtain production of Hydrocarbons from such Property, or (b) obtaining production of Hydrocarbons from such Property or participating in the costs of obtaining such production.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

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“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; provided, however, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letters” means (a) that certain letter agreement dated as of January 13, 2025, between W&T Offshore, Inc. and Texas Capital Bank and (b) any other fee letter among the Borrower and/or the Administrative Agent, the Arranger and/or Texas Capital Bank concerning fees to be paid by the Borrower in connection with this Agreement, including any amendments, restatements, supplements or modifications thereof. By its execution of this Agreement, each Lender acknowledges and agrees that Administrative Agent, the Arranger and/or Texas Capital Bank may elect to treat as confidential and not share with Lenders any Fee Letters executed from time to time in connection with this Agreement.

“Final Maturity date” means July 28, 2028.

“Financial Covenants” means the covenants set forth in Sections 9.1, 9.2 and 9.3.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 U.S.C. §§ 4001 et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means a rate of interest equal to 3.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Revolving Credit Lender that is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of the L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Account” has the meaning set forth in Section 5.1(u) and after the Closing Date shall refer to any Deposit Account designated by the Borrower to the Administrative Agent in writing as the “Funding Account”; provided that, the “Funding Account” must at all times be a Deposit Account maintained with Administrative Agent; provided further that, from and after the Closing Date (or such later date as agreed to by Administrative Agent in its sole discretion), the “Funding Account” must at all times be subject to an Account Control Agreement.

“GAAP ” means, subject to Section 1.2(b), United States generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Gas Balancing Agreement” means any agreement or arrangement whereby Borrower or any of its Restricted Subsidiaries, or any other party owning an interest in any Hydrocarbons to be produced from Oil and Gas Properties in which Borrower or any of its Restricted Subsidiaries owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee ” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep- well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect to which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The terms “Guarantee” and “Guaranteed” used as a verb have a corresponding meaning.

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“Guarantors” means, collectively, each Restricted Subsidiary of Borrower that Guarantees the Obligations pursuant to the Guaranty, and each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, including with respect to Obligations under any Secured Hedge Agreements to which a Loan Party (other than Borrower) is a party, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a written guaranty executed by one or more of the Guarantors from time to time party thereto in favor of Administrative Agent, for the benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Hazardous Material ” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, any petroleum and petroleum byproducts, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas), polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives, and mold. “Hazardous Material” shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, element, compound or mixture which is: (i) asbestos and asbestos-containing materials; (ii) designated as a “pollutant” or “toxic pollutant” pursuant to the Federal Water Pollution Control Act (33 U.S.C. Paragraph 1251 et seq.); (iii) defined as a “solid or hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act (42 U.S.C. Paragraph 6901 et seq.); (iv) defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Paragraph 9601 et seq.); (v) listed in the United States Department of Transportation Table (49 C.F.R. § 172.101) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. part 302); (vi) chemicals, elements, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable federal, state or local Environmental Laws; (vii) polychlorinated biphenyls; (viii) “pesticides” as defined in the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (ix) “contaminant” as defined in the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; (x) “extremely hazardous substances” as defined in the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; (xi) “hazardous materials” as defined in the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; (xii) “hazardous air pollutants” as defined in the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and (xiii) “oil” as defined in the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.

“Hedge Intercreditor Agreement ” means an intercreditor agreement among the Loan Parties, the Administrative Agent and the Secured Third Party Hedge Providers from time to time party thereto, in such form and substance as is reasonably acceptable to the Administrative Agent and Majority Lenders.

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“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedging Transactions or any other recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” or “Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”), (c) any and all Master Agreements and any and all related confirmations and (d) any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, or any other agreement evidencing any of the transactions described in clause (a) or (b) above including, without limitation, any such transaction relating to Hydrocarbons or other commodities and any other transaction described in clause (a) or (b) of the definition of Hedge Agreement.

“Hedging Transaction” means a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over the counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any other “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Honor Date” has the meaning set forth in Section 2.2(c)(i).

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests of the Borrower and its Restricted Subsidiaries.

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“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, including natural gas liquids, and all other minerals and substances produced in conjunction with such substances, including, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“IDC” means intangible drilling and development costs, as defined in Section 263 of the Code and Treasury Regulations Section 1.612-4 (including, without limitation and for the avoidance of doubt, intangible completion costs).

“Immaterial Title Deficiencies” means, with respect to the Proved Oil and Gas Properties described in the most recently delivered Reserve Report, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentage and other defects, discrepancies and similar matters which do not, individually or in the aggregate, negatively affect such Proved Oil and Gas Properties with a present value greater than two percent (2%) of the present value of all of the Proved Oil and Gas Properties described in the most recently delivered Reserve Report.

“Indemnified Taxes ” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineer” means Netherland Sewell and Associates, Inc. or any other third-party engineering firm acceptable to Administrative Agent in its reasonable discretion.

“Information” has the meaning set forth in Section 12.25.

“Initial Reserve Report” means, collectively, (a) the reserve reports prepared by Borrower setting forth as of June 30, 2024, the Proved Oil and Gas Properties of Borrower and its Restricted Subsidiaries and (b) other supplemental engineering reports and reserve engineering information provided by Borrower to Administrative Agent and the Lenders prior to the Closing Date.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and between the Administrative Agent, as Priority Lien Agent (as defined therein), and Wilmington Trust, National Association, as Second Lien Collateral Trustee (as defined therein), dated as of January 28, 2025, as amended, amended and restated, modified or supplemented from time to time.

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“Interest Period” means with respect to any Term SOFR Loan, the period commencing on the date such Loan becomes a Term SOFR Loan (whether by the making of a Loan or its continuation or conversion) and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case subject to the availability of Term SOFR for such period), as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Term SOFR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) and not thereafter reinstated pursuant to such Section shall be available for specification in any Borrowing Request or notice of continuation or conversion thereof.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any contribution of capital to such Person; (b) the making of any deposit with, or advance or loan to, assumption of Debt of, purchase or other acquisition of any other Debt of, or other extension of credit to, any other Person (including any such transaction in the form of the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other surety obligation with respect to, any Debt of any other Person; provided, in each case (x) accounts receivable and extensions of credit (including extensions of credit to joint working interest owners) arising in the ordinary course of business and (y) the direct acquisition of Oil and Gas Properties in the ordinary course of business by the Borrower or a Restricted Subsidiary, do not constitute Investments for purposes of this Agreement.

“IRS” means the United States Internal Revenue Service.

“ ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Restricted Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

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“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrower on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Texas Capital Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder that agrees in writing to become an L/C Issuer.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease Operating Statement” means a report in a form substantially similar to the lease operating statements provided to Administrative Agent prior to the Closing Date prepared by Borrower covering each of the Proved Oil and Gas Properties of Borrower and its Restricted Subsidiaries included in the most recent Reserve Report, and detailing on a monthly basis the Hydrocarbon production volumes and sales attributable to production (and the average prices at which such sales were made), revenues, associated lease operating expenses, Taxes and other expenses for such Proved Oil and Gas Properties.

“Lender” and “Lenders” have the meanings set forth in the introductory paragraph hereto, and shall include L/C Issuer, and their respective successors and assigns permitted hereunder, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

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“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date.

“Letter of Credit Fee” has the meaning set forth in Section 2.8(b).

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Elected Commitment Amount in effect at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Elected Commitments.

“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, Tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property, (b) production payments and the like payable out of such Property, and (c) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.

“Liquidity” means, as of any date of determination, the sum of (a) the Revolving Credit Availability on such date and (b) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries at such date.

“Loan” has the meaning set forth in Section 2.1(a).

“Loan Documents” means this Agreement, the Guaranty, the Security Documents, the Notes, the Issuer Documents, each Fee Letter, any Hedge Intercreditor Agreement, the Intercreditor Agreement and all other promissory notes, security agreements, intercreditor agreements, mortgages, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, certificates and agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Secured Cash Management Agreement or any Secured Hedge Agreement; provided, further, that no Approved Swap Counterparty (in its capacity as such) shall be deemed to be a party or have any rights under any Loan Documents other than the Hedge Intercreditor Agreement to which it is a party.

“Loan Party” means Borrower and each Guarantor. For the avoidance of doubt, no Unrestricted Subsidiary will constitute a “Loan Party” for purposes of this Agreement or any other Loan Document.

“Majority Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) the Revolving Credit Exposure of all Revolving Credit Lenders (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Elected Commitments; provided that, “Majority Lenders” shall at all times include Texas Capital Bank and at least one other Lender. The unused Elected Commitment of, and the portion of the Revolving Credit Exposure of all Revolving Credit Lenders held or deemed held by, any Defaulting Lender shall, in each case, be excluded for purposes of making a determination of the Majority Lenders.

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“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of Acquisition Consideration by the Loan Parties and their Subsidiaries in excess of $1,000,000.

“Material Adverse Effect” means any act, event, condition, or circumstance which would materially and adversely affect (a) the operations, business, Properties, liabilities (actual or contingent), or financial condition of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any other Secured Party under any Loan Document.

“Material Agreement” means (a) any Permitted Additional Debt Document, (b) the Senior Second Lien Notes Indenture or any other document in connection therewith and

(c) any contract or agreement of any Loan Party or any of its Restricted Subsidiaries (i) involving a monetary liability of or payable to any such Person in an aggregate amount in excess of $15,000,000 in any twelve-month period, (ii) governing any Material Debt or pursuant to which any Material Debt was incurred, or (iii) the failure to renew, the breach, non-performance, or cancellation of which could reasonably be expected to have a Material Adverse Effect.

“Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements, in each case of any one or more of the Loan Parties and their Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations in respect of any Hedge Agreement at any time shall be the Hedge Termination Value of such Hedge Agreement.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Loan Parties and their Restricted Subsidiaries in excess of $1,000,000.

“Maturity Date” means the earliest of (a) the Final Maturity Date, (b) the date that is 6 months prior to the stated maturity date of the Senior Second Lien Notes or (c) the date on which the Elected Commitment of each Revolving Credit Lender terminates as provided in this Agreement.

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“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas Law (or applicable United States federal Law to the extent that such Law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the time that a Defaulting Lender exists, an amount equal to 103% of the Fronting Exposure of L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.5(a)(i), Section 2.5(a)(ii) or Section 2.5(a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by Administrative Agent and L/C Issuer in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

“Mortgaged Property” means any Oil and Gas Property of a Loan Party which is subject to the Liens existing under the terms of any Mortgage and “Mortgaged Properties” means all such Oil and Gas Properties.

“Mortgages” means, collectively, the mortgages or deeds of trust now or hereafter encumbering Borrower’s or any other Loan Party’s fee or leasehold estates in the Property as described therein in favor of Administrative Agent, for the benefit of the Secured Parties as security for the Obligations, in form and substance satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise, with respect to a Loan Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Munich Re TL Documents” means (i) the Credit Agreement dated as of May 19, 2021 by and among Aquasition LLC, a Delaware limited liability company, as borrower, Aquasition II LLC, a Delaware limited liability company, as co-borrower, and Munich Re Reserve Risk Financing, Inc., a Delaware corporation, as lender and (ii) any security documents, guarantees, notes, hedging agreements, certificates, agreements, instruments, or other documents executed by either such borrower in connection with or pursuant to such credit agreement or any other of the foregoing documents or instruments.

“Munich Re TL Payoff” has the meaning given to such term in Section 5.1(gg).

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“Net Income” means, with respect to Borrower and its Consolidated Restricted Subsidiaries, for any period, the net income (or loss) of Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income of any Person in which Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP) or of any Unrestricted Subsidiary, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person or Unrestricted Subsidiary to Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its Constituent Documents or applicable Law applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (d) any extraordinary, unusual or non-recurring gains or losses during such period; (e) any non- cash gains or losses or positive or negative non cash adjustments under FASB ASC 815 (and any statements replacing, modifying, or superseding such statement) as a result of changes in the fair market value of derivatives; and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test and other impairment writedowns.

“Net Proceeds” means the aggregate cash proceeds received by a Loan Party in respect of any sale, lease, conveyance, disposition or other transfer of Property (including any cash subsequently received upon the sale or other disposition or collection of any non-cash consideration received in any sale but only as and when received), any incurrence of Debt, or Casualty Event, net of (a) the reasonable and documented out-of-pocket costs directly relating to such sale of Property, incurrence of Debt or any Casualty Event (including legal, accounting and investment banking fees, and sales commissions paid to unaffiliated third parties), (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) Debt (other than the Loans) which is secured by a Lien upon any of the assets being sold and which must be repaid as a result of such sale.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 2.9 or 12.10 and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning set forth in Section 2.2(b)(iii).

“Note” means a promissory note made by Borrower in favor of a Revolving Credit Lender evidencing Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit D.

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“Obligations” means (a) all obligations, indebtedness, and liabilities of Borrower and each other Loan Party to Administrative Agent, L/C Issuer, each Lender, each Secured Cash Management Provider, each Secured Hedge Provider and each other Secured Party now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to (i) this Agreement, (ii) any Secured Bank Hedge Agreement (but limited to obligations and liabilities of Loan Parties to Secured Bank Hedge Providers, including any related early termination or settlement amounts, but excluding any additional Hedging Transactions or confirmations entered into (A) after such Secured Bank Hedge Provider ceases to be a Lender or an Affiliate of a Lender or (B) after assignment of such transactions or confirmations by a Secured Bank Hedge Provider to another Person that is not a Lender or an Affiliate of a Lender), (iii) any Secured Third Party Hedge Agreement (but limited to obligations and liabilities of Loan Parties to Secured Third Party Hedge Providers in respect of Hedging Transactions under any Secured Third Party Hedge Agreement, to the extent related thereto, including any related early termination or settlement amounts), (iv) any Secured Cash Management Agreements or (v) the other Loan Documents, (b) all interest accruing thereon (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding), and (c) all attorneys’ fees and other expenses incurred in the enforcement or collection thereof and Erroneous Payment Subrogation Rights; provided that, as to any Loan Party, the “Obligations” shall exclude any Excluded Swap Obligations of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means (a) all Hydrocarbon Interests, (b) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization or pooling arrangements (and all Properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the Hydrocarbon Interests, (c) all rights, titles and interest created by or arising under the terms of all present and future Farmouts including, without limitation, any back-in interests related thereto, (d) all unsevered and unextracted Hydrocarbons in, under or attributable with respect to the Hydrocarbon Interests, (e) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, (f) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including, any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing, (g) all present and future interests in saltwater disposal wells and all surface leases and fee interests related thereto, (h) all rights, titles and interests in administrative overhead reimbursements payable by non-operators under joint operating agreements and (i) all rights, remedies, powers and privileges with respect to any of the foregoing, in each case, including, without limitation, all of the foregoing which are classified as proved developed producing, proved developed non-producing, proved developed behind pipe, proved developed shut-in, proved undeveloped, probable and possible reserves and any other reserve category recognized by the SPE or any successor thereto. Unless otherwise provided herein, “Oil and Gas Properties” means the Oil and Gas Properties of Borrower and its Restricted Subsidiaries.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means (a) with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Paid in Full ” or “Payment in Full ” means, (a) the payment in full in cash of all outstanding Loans and L/C Obligations, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Administrative Agent of a cash deposit, or at the discretion of Administrative Agent a backup standby letter of credit satisfactory to Administrative Agent and L/C Issuer, in an amount equal to 103% of the outstanding L/C Obligations as of the date of such payment), (c) the payment in full in cash of the accrued and unpaid fees owing under the Loan Documents, (d) the payment in full in cash of all reimbursable expenses and other Obligations (other than contingent obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Elected Commitments, and (f) the termination of all Secured Hedge Agreements and Secured Cash Management Agreements with all amounts then due and payable thereunder having been paid in full in cash (or entering into other arrangements satisfactory to the Secured Parties counterparty thereto).

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“Participant” means any Person (other than (a) a natural Person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, (c) a Defaulting Lender, or (d) Borrower or any of Borrower’s Affiliates or Subsidiaries or any other Loan Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Elected Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“PATRIOT Act ” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Date” means (a) in respect of each Base Rate Loan, the first day of each and every calendar quarter during the term of this Agreement, upon prepayment of such Loan and the Maturity Date, (b) in respect of each Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan (or the day that is three (3) months after the first day of such Interest Period if such Interest Period has a length of more than three (3) months), upon prepayment of such Loan and the Maturity Date, and (c) in respect of each Daily Simple SOFR Loan, the first day of each and every calendar month during the term of this Agreement, upon prepayment of such Loan, and the Maturity Date.

“Payment Recipient” has the meaning assigned to it in Section 11.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“PDP PV-10” means, as of any date, the PV-10 of all PDP Reserves, as determined in accordance with Section 1.12.

“PDP Reserves” means “proved developed producing reserves” as such term is defined by the SPE in its standards and guidelines.

“PV-10” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Reserve Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10.00%) per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interest in such Oil and Gas Properties from the date of such determination during the remaining expected economic lives of such Oil and Gas Properties, as determined in accordance with Section 1.12.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

CREDIT AGREEMENT – Page 36

“Permitted Additional Debt” means any unsecured senior or unsecured senior subordinated Debt for borrowed money of Borrower or any Restricted Subsidiary incurred or issued under Section 8.1(i).

“Permitted Additional Debt Documents” means any indenture or other loan agreement governing any Permitted Additional Debt, all guarantees thereof and all other agreements, documents or instruments executed and delivered by Borrower or any Restricted Subsidiary in connection with, or pursuant to, the incurrence or issuance of Permitted Additional Debt, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted under Section 8.15.

“Permitted Holders” means, collectively, means Tracy W. Krohn, his spouse, Laurie P. Krohn, and their immediate family and descendants by blood or adoption.

“Permitted Liens” means those Liens permitted by Section 8.2.

“Permitted Refinancing” means any Debt (for purposes of this definition, “New Debt”) issued or incurred for any refinancing or replacement of any other Debt (the “Refinanced Debt”) that complies with all of the following requirements:

(a)       such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal of (or accreted value, if applicable), plus accrued interest on, the amount then outstanding of the Refinanced Debt and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing;

(b)       such New Debt does not (i) have a stated maturity date prior to the later of (A) the stated maturity date of the Refinanced Debt and (B) 180 days after the Final Maturity Date, (ii) have a weighted average life to maturity that is shorter than the weighted average life to maturity of the Refinanced Debt, (iii) have any scheduled principal amortization prior to the date that is 180 days after the Final Maturity Date, or (iv) contain any mandatory prepayment or redemption provisions providing for payments prior to 180 days after the Final Maturity Date (other than (A) customary change of control offer provisions and (B) asset sale, casualty and condemnation event provisions, to the extent (i) such provisions in this clause (B) first permit, at the option of the Borrower, Payment in Full (or permit at the option of the Borrower the Net Proceeds to be applied first to the prepayment of the Obligations)) prior to the prepayment of any such Debt and only require such prepayments of such Debt to be made to the extent such prepayments are expressly permitted to be made pursuant to the terms of this Agreement;

(c)       no Person other than a Guarantor or a Person who becomes a Guarantor in connection therewith is an obligor under such New Debt;

(d)       the covenants, guarantees and events of default contained in the documentation governing such New Debt (i) do not include financial maintenance covenants and (ii)  are, taken as a whole, not materially more restrictive to the Borrower and the Restricted Subsidiaries than the corresponding terms of this Agreement (as in effect at the time of such issuance or incurrence), unless, in connection with this clause (ii), the Borrower offers to amend this Agreement to incorporate such more restrictive covenants, guarantees and events of default (and executes an amendment giving effect to such terms);

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(e)       such New Debt (and any guarantees thereof) is subordinated in right of payment and in priority of liens to the Obligations to at least the same extent (if any) as the Refinanced Debt was and shall be unsecured if the Refinanced Debt was unsecured;

(f)       the New Debt shall be pari passu in right of payment, pricing maturity, security and liquidation thereof to the same extent of the Refinanced Debt;

(g)       if the Refinanced Debt was secured and the New Debt will be secured, then the New Debt shall be subject to the provisions of the Intercreditor Agreement; and

(h)       the terms of such New Debt do not prohibit the prepayment or repayment of the Obligations.

“Person” means any natural person, corporation, limited liability company, trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest published by The Wall Street Journal, from time to time, as the “U.S. Prime Rate”.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 12.11.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

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“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, including Equity Interests and contract rights.

“Proved Oil and Gas Properties” means, collectively, (a) all Oil and Gas Properties which constitute “proved developed producing reserves” as determined by the SPE in its standards and guidelines, (b) all Oil and Gas Properties which constitute “proved developed non-producing reserves” (consisting of “proved developed behind pipe reserves” or “proved developed shut-in reserves”) as determined by the SPE in its standards and guidelines, (c) all Oil and Gas Properties which constitute “proved undeveloped reserves” as determined by the SPE in its standards and guidelines and (d) all Oil and Gas Properties which constitute other categories of proved reserves recognized by the SPE or any successor thereto.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 12.11(e).

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of any Property; provided, however, that such Debt is incurred no later than ninety (90) days after such acquisition, leasing, completion, construction, repairment, replacement, improvement or installation.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 12.29.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, but excluding Commodity Hedging Transactions.

“Recipient” means Administrative Agent, L/C Issuer, or any Lender, as applicable.

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“Recognized Value” means the value determined by the Revolving Credit Lenders attributed to the Oil and Gas Properties of Borrower and its Restricted Subsidiaries from the most recent Reserve Report based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” means a register for the recordation of the names and addresses of Lenders, and the Elected Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower or any other Loan Party to Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 66 2/3% of the sum of the (a) the Revolving Credit Exposure of all Revolving Credit Lenders (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Elected Commitments; provided that, “Required Lenders” shall at all times include Texas Capital Bank and at least one other Lender. The unused Elected Commitment of, and the portion of the Revolving Credit Exposure of all Revolving Credit Lenders held or deemed held by, any Defaulting Lender shall, in each case, be excluded for purposes of making a determination of the Required Lenders.

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“Required Reserve Value” means 85% of the Recognized Value of all Proved Oil and Gas Properties evaluated in the most recently-delivered Reserve Report.

“Reserve Report” means a report in form and substance satisfactory to Administrative Agent evaluating the oil and gas reserves attributable to all of the Oil and Gas Properties of Borrower and its Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with Administrative Agent’s lending requirements at the time.

“Resignation Effective Date” has the meaning set forth in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, general counsel or treasurer of a Loan Party; solely for purposes of the delivery of incumbency certificates pursuant to Section 5.1, the secretary or assistant secretary of a Loan Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash Amount” means, on any date of determination, and after giving effect to any Credit Extension incurred on such date, an amount equal to (a) the total Revolving Credit Exposure of the Revolving Credit Lenders as of such date minus (b) $50,000,000.

“Restricted Payment” means, collectively, (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of Borrower or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof) and (c) any payment of management, advisory or similar fees to any holders of Equity Interests of a Loan Party or their Affiliates.

“Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Availability” means, as of any date, the difference between (a) an amount equal to the Aggregate Elected Commitment Amounts of the Revolving Credit Lenders on such date less (b) the total Revolving Credit Exposure of the Revolving Credit Lenders on such date.

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“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate Outstanding Amount of its Loans and such Revolving Credit Lender’s participation in L/C Obligations at such time.

“Revolving Credit Lender” means, (a) at any time prior to the termination of the Aggregate Elected Commitment Amounts, any Lender that has an Elected Commitment at such time, and (b) at any time after the termination of the Aggregate Elected Commitment Amounts, any Lender that has Revolving Credit Exposure at such time, and, in each case, as the context may require.

“S&P” means S&P Global Ratings, a S&P Global Inc. business and any successor thereto that is a nationally-recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons, in each case, to the extent dealings are prohibited or restricted with such Person under Sanctions or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means applicable economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority in which (a) any Loan Party or any of their Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Credit Extensions will be used, or (c) from which repayment of the Obligations will be derived.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency.

“Secured Bank Hedge Agreement” means a Hedge Agreement between (x) any Loan Party and (y) a Secured Bank Hedge Provider.

“Secured Bank Hedge Provider” means, with respect to any Hedge Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Hedge Agreement with a Loan Party and (b) any Person who was a Lender or an Affiliate of a Lender at or prior to the time when such Person entered into any such Hedge Agreement who is a counterparty to any such Hedge Agreement with a Loan Party; provided that any such Person that ceases to be a Lender or an Affiliate of a Lender shall not be a Secured Bank Hedge Provider with respect to any Hedge Agreement or Hedging Transaction that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender or an Affiliate of a Lender.

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“Secured Cash Management Agreement ” means those certain agreements entered into from time to time between (x) any Loan Party and (y) a Secured Cash Management Provider in connection with any Cash Management Services.

“Secured Cash Management Provider” means, with respect to any agreement related to Cash Management Services, a Lender, an Affiliate of a Lender, Administrative Agent or an Affiliate of Administrative Agent who is the counterparty to any such agreement related to Cash Management Services.

“Secured Hedge Agreement” means (a) any Secured Bank Hedge Agreement and (b) any Secured Third Party Hedge Agreement.

“Secured Hedge Provider” means (a) any Secured Bank Hedge Provider and (b) any Secured Third Party Hedge Provider.

“Secured Parties” means the collective reference to Administrative Agent, each Lender, L/C Issuer, each Secured Cash Management Provider, each Secured Hedge Provider, and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Secured Third Party Hedge Agreement” means, at any time, (i) each Existing Hedging Agreement between (x) any Loan Party and (y) a Secured Third Party Hedge Provider and (ii) any other Hedge Agreement between (x) any Loan Party and (y) a Secured Third Party Hedge Provider.

“Secured Third Party Hedge Provider” means each Approved Swap Counterparty so long as such Approved Swap Counterparty (x) shall have entered into and remain subject to a Hedge Intercreditor Agreement and (y) is not a Lender or an Affiliate of a Lender.

“Securities Account” shall have the meaning set forth in Chapter 8 of the UCC.

“Security Agreement” means a Pledge and Security Agreement dated as of the Closing Date, among Borrower, the other Loan Parties from time to time party thereto and Administrative Agent in form and substance reasonably satisfactory to Administrative Agent granting Liens and a security interest on the Loan Parties’ personal property constituting Collateral (as defined therein) in favor of Administrative Agent for the benefit of the Secured Parties to secure the Obligations, as the same may be amended, modified, supplemented or restated from time to time.

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“Security Documents ” means each and every Mortgage, the Security Agreement, each pledge agreement, mortgage, deed of trust, any Account Control Agreement or other collateral security agreement required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Senior Second Lien Notes” means the Borrower’s 10.75% Senior Second Lien Notes due 2029, issued pursuant to that certain indenture dated January 28, 2025, as amended, restated, replaced, supplemented, modified or refinanced as permitted under this Agreement.

“Senior Second Lien Notes Indenture” means the Indenture dated as of January 28, 2025, among the Borrower, the guarantors party thereto and Wilmington Trust, National Association, as trustee.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“SPE” means the Society of Petroleum Engineers.

“Specified Event of Default” means an Event of Default under Sections 10.1(e) or (f).

“Specified Hedging Compliance Date” has the meaning set forth in Section 7.15.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

CREDIT AGREEMENT – Page 44

“Supported QFC” has the meaning set forth in Section 12.29.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Return” means any return (including any information report), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of any Tax.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCB Strip Price” means the Administrative Agent’s price deck as in effect from time to time.

“Term SOFR” means:

(a)	for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, a “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)	for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, a “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

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“Term SOFR Adjustment” means, for any calculation, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any time, the four (4) consecutive fiscal quarters of Borrower then last ended (in each case taken as one (1) accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Texas Capital Bank” means Texas Capital Bank, and its successors and assigns.

“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of this Agreement, the other Loan Documents, the occurrence of the Existing Credit Agreement Payoff, the occurrence of the Munich Re TL Payoff, the Existing Notes Retirement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the payment of all fees and expenses payable in connection with the foregoing.

“Trust Borrower” means TVPX 12372 Business Trust, a Utah business trust.

“Trust Guaranty” means that certain Guaranty, dated as of May 15, 2023 by Borrower in respect of the Trust Loan and Security Agreement, as may be amended, amended and restated from time to time, or replaced in connection with a refinancing of the loans under the Trust Loan and Security Agreement.

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“Trust Loan and Security Agreement” means that certain loan agreement, dated as of September 17, 2021, by and among the Trust Borrower, the Trust Pledgor and Banc of America Leasing & Capital, LLC.

“Trust Pledgor” means TVPX 12371 Statutory Trust, a Wyoming business trust formed to own the Trust Borrower.

“Trusts” means, collectively, the Trust Borrower and the Trust Pledgor.

“Type” means, with respect to a Loan, refers to whether such Loan is a Base Rate Loan or a Term SOFR Loan, and, with respect to a Borrowing, refers to whether such Borrowing is a Base Rate Borrowing or a Term SOFR Borrowing.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code as in effect from time to time or the Uniform Commercial Code of any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each plan year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“Unreimbursed Amount” has the meaning set forth in Section 2.2(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of Borrower designated as such on Schedule 6.13 as of the date hereof or which Borrower has designated in writing to Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 8.6(b). No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Senior Second Lien Notes or any refinancing Debt in respect thereof, to the extent applicable.

“U.S.” or “United States” means the United States of America.

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“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 12.29.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g)(ii)(B)(3).

“Utilization” means, as of any date of determination, the percentage obtained by dividing the total Revolving Credit Exposure of the Revolving Credit Lenders as of such date by the Aggregate Elected Commitment Amounts of the Revolving Credit Lenders as of such date.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person. Unless otherwise qualified, all references to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” in this Agreement shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Withholding Agent” means each of the Loan Parties and Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2            Accounting Matters.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 6.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Debt of Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

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(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Majority Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements described in Section 6.2 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)            Unrestricted Subsidiaries. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Article 9 and the components of each of such ratios, all Unrestricted Subsidiaries and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to Borrower or any Restricted Subsidiary, which shall be deemed to be income to Borrower or such Restricted Subsidiary when actually received by it.

Section 1.3            ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable Law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or the Majority Lenders may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4             Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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Section 1.5            Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.

Section 1.6            Interpretative Provision. For purposes of Section 10.1, a breach of a Financial Covenant shall be deemed to have occurred as of any date of determination thereof by Borrower, the Majority Lenders or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent. Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly.

Section 1.7            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

Section 1.8            Other Loan Documents. The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

Section 1.9             Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

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Section 1.10           Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including the selection of such rate and any related spread or other adjustment or whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Loan Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.11           Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.12           Calculations of PV-10 and PDP PV-10. Notwithstanding anything to the contrary contained herein:

(a)	for all calculations PV-10 and PDP PV-10 Value hereunder:

(i)            appropriate deductions shall be made for severance and ad valorem taxes, obligations and anticipated payments in respect of minimum volume commitments, capital expenditures and for operating, gathering, transportation and marketing costs required for the development, operation, production and sale of such Oil and Gas Properties (including any contractually specified cost increases or escalators and any expenses incurred after the end of the expected economic lives of such Oil and Gas Properties), applicable escrow and similar deposits or any other expenses in respect of such Oil and Gas Properties in respect of such Oil and Gas Properties,

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(ii)           appropriate deductions shall be made for the benefits associated with PDP Reserves constituting Oil and Gas Properties of the Loan Parties for which reasonably satisfactory title information as determined by the Administrative Agent has not been provided to the Administrative Agent on at least 90% of the cash flows attributable to such PDP Reserves in a manner consistent with Section 7.13(b),

(iii)          the pricing assumptions used in determining PV-10 and PDP PV-10 for any Oil and Gas Properties shall be based upon the TCB Strip Price as described in clause (d) below, to reflect the Loan Parties’ commodity Hedging Agreements with Approved Swap Counterparties then in effect so that the expected cash flows with respect to such Hedging Agreements are included in the determination of PV-10 and PDP PV-10, without duplication with the cash flows from the production subject to such Hedging Agreements (it being understood that (A) deferred premiums in respect of such Hedging Agreements shall be deducted from such expected cash flows and (B) the adjustments for such Hedging Agreements will be separately identified and reported on in form and substance satisfactory to the Administrative Agent),

(iv)          the cash flows derived from the pricing assumptions set forth in clause (ii) above shall be further adjusted for basis, quality and gravity differentials based on historical differentials and go-forward expectations,

(v)           the methodology applied towards any such calculation shall be consistent with the methodology applied in the Initial Reserve Report; and

(vi)          each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves;

(b)           any such calculation, other than any calculation made as of the last day of any fiscal quarter with respect to clause (i) and clause (iii) below, shall be calculated on a pro forma basis for (i) the roll-off of production since the date of the most recently delivered Reserve Report, (ii) any change in the category of any Oil and Gas Property to another category of Oil and Gas Property (e.g., any “proved undeveloped reserves” becoming “proved developed reserves”) and (iii) any Disposition or acquisition of Oil and Gas Properties of the Loan Parties constituting PDP Reserves, in each case, occurring or consummated by the Loan Parties following the “as of” date of the Reserve Report most recently delivered by the issuer pursuant to Section 7.1(p) (provided that, in the case of clause (ii) and Dispositions or acquisitions under clause (iii) above, the Majority Lenders shall have received, and such update shall be based on, updated reserve engineering projections, reasonably acceptable to the Majority Lenders, evaluating the PDP Reserves attributable to the Oil and Gas Properties subject thereto) but prior to the date on which PV-10 or PDP PV-10 is being calculated;

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(c)           for all calculations of PV-10 and PDP PV-10 hereunder, within ten (10) Business Days of the Administrative Agent’s receipt of a certificate of a Responsible Officer delivered pursuant to Section 7.1(q) in connection with the delivery of any internally prepared Reserve Report as required hereunder, the Administrative Agent may (i) request additional information with respect to such calculation of PV-10 and/or PDP PV-10 set forth in such certificate, and its related Reserve Report and/or (ii) deliver written notice to the Borrower that the Majority Lenders do not agree with the information set forth in such Reserve Report and/or the Borrower’s calculation of PV-10 and/or PDP PV-10 (including any component thereof) and challenge the foregoing. Upon delivery of such written notice by the Administrative Agent, the Borrower and the Majority Lenders shall promptly engage in good faith discussions to come to an agreement with respect to such Reserve Report and/or such calculation of PV-10 and/or PDP PV-10 (including any component thereof). If the Borrower and the Majority Lenders have not resolved any such disagreements within five (5) Business Days (or such longer period as is mutually agreeable to the Borrower and Majority Lenders), the Borrower and the Majority Lenders shall refer such matters to an Approved Petroleum Engineer selected by the Administrative Agent (in its sole discretion) (other than an Approved Petroleum Engineer described in clause (d) of the definition thereof) to make a determination, at the sole expense of the Borrower, (which shall be binding, absent manifest error) of fact (as to such matters and as to the calculation of PV-10 and/or PDP PV-10 for purposes of Section 9.3). The Borrower and the Majority Lenders will endeavor that such determination be provided as soon as possible (and agree to promptly provide such information as may be requested by the applicable Approved Petroleum Engineer in connection with such determination), and in any event within thirty (30) days of submission of such request to such Approved Petroleum Engineer (or such later date as is mutually agreeable to the Borrower and the Majority Lenders). During any such period of determination by the applicable Approved Petroleum Engineer, there shall be no Default or Event of Default arising from any non-compliance with Section 9.3 for the applicable test date and (y) no event or transaction that requires the calculation of, and compliance with, the financial test contemplated by Section 9.3 on a pro forma basis or otherwise shall be entered into or consummated by any Loan Party;

(d)           (i) any calculation of PV-10 and/or PDP PV-10 on any date (other than any December 31st, March 31st, June 30th or September 30th) shall be made using (x) the information set forth in the Reserve Report most recently delivered hereunder and with an “as of” date that is such date of determination and (y) the TCB Strip Price and (ii) any calculation of PV-10 and/or PDP PV-10 on December 31st, March 31st, June 30th or September 30th of any year shall be made using (x) the information set forth in the Reserve Report with an “as of” date that is the same as such date and shall be based on reserve categories of the Oil and Gas Properties on such date, and (y) the TCB Strip Price; and

(e)            any calculation of PDP PV-10 shall exclude reasonable costs and expenses associated with asset retirement obligations.

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ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1            The Loans.

(a)           Revolving Credit Borrowings. Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make one or more revolving credit loans (each such loan, a “Loan”) to Borrower from time to time from the Closing Date until the Maturity Date, provided that (a) the Revolving Credit Exposure of such Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Elected Commitment and (b) the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the Aggregate Elected Commitment Amounts of the Revolving Credit Lenders or the Aggregate Commitments. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow Loans hereunder.

(b)           Borrowing Procedure. Each Borrowing, each conversion of a Borrowing from one Type to the other, and each continuation of a Term SOFR Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. three U.S. Government Securities Business Days prior to the requested date of any Term SOFR Borrowing or any Base Rate Borrowing. Each telephonic notice by Borrower pursuant to this Section 2.1(b) must be confirmed promptly by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of a Term SOFR Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $200,000 in excess thereof. Except as provided in Section 2.2(c), each Borrowing of or conversion to a Base Rate Borrowing shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; provided that a Base Rate Borrowing may be in an amount equal to the Revolving Credit Availability. Each Borrowing Request (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Borrowings from one Type to the other, or a continuation of Borrowings, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Borrowings to be borrowed, converted or continued, (iv) the Type of Borrowings to be borrowed or to which existing Borrowings are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the amount of the then effective Aggregate Elected Commitment Amounts, the current total Revolving Credit Exposure of the Revolving Credit Lenders (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposure of the Revolving Credit Lenders (giving effect to the requested Borrowing). If Borrower fails to specify a Type of Borrowing in a Borrowing Request or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Borrowings shall be made as, or converted to, Base Rate Borrowings. Any such automatic conversion to Base Rate Borrowings shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Borrowings. If Borrower requests a Borrowing of, conversion to, or continuation of a Term SOFR Borrowing in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposure to exceed the Aggregate Elected Commitment Amount or the Aggregate Commitments.

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(c)           Funding. Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowings, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Borrowings as described in Section 2.1(b). In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Credit Extension, Section 5.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the Funding Account with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(d)           Continuations and Conversions. Except as otherwise provided herein, a Term SOFR Borrowing may be continued or converted only on the last day of an Interest Period for such Term SOFR Borrowing. During the existence of a Default, (i) no Loans may be requested as, converted to or continued as Term SOFR Borrowings without the consent of the Majority Lenders and (ii) unless repaid, each Term SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(e)           Notifications. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Term SOFR Borrowings upon determination of such interest rate.

(f)            Interest Periods. After giving effect to all Borrowings, all conversions of Borrowings from one Type to the other, and all continuations of Borrowings as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to SOFR Borrowings.

(g)           Clean Down Periods. Notwithstanding anything to the contrary in this Section or in any other provision of this Agreement, no Borrowings may be made under this Section 2.1 during the Clean Down Period.

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Section 2.2             Letters of Credit.

(a)	The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the Aggregate Elected Commitment Amounts of the Revolving Credit Lenders or the Aggregate Commitments, (y) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Elected Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the period from the Closing Date until the Letter of Credit Expiration Date, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)	L/C Issuer shall not issue any Letter of Credit, if:

(A)           subject to Section 2.2(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension unless the Majority Lenders have approved such expiry date; or

(B)            the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Revolving Credit Lenders have approved such expiry date.

(iii)	L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

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(B)            the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C)            except as otherwise agreed by Administrative Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $250,000;

(D)            the Letter of Credit is to be denominated in a currency other than Dollars;

(E)            any Revolving Credit Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Revolving Credit Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 12.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(F)            the applicable conditions set forth in Section 5.2 are not satisfied; or

(G)            the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)           L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)          L/C Issuer shall act on behalf of Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article 11 with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 11 included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

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(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by L/C Issuer, by personal delivery or by any other means acceptable to L/C Issuer. Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the current total Revolving Credit Exposure of the Revolving Credit Lenders (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposure of the Revolving Credit Lenders (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and (I) such other matters as L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.

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(ii)           Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Revolving Credit Lender, Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If Borrower so requests in any applicable Letter of Credit Application, L/C Issuer may, in its sole discretion, agree to issue an Auto Extension Letter of Credit. Once an Auto Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the Revolving Credit Availability and the conditions set forth in Section 5.2 (other than the delivery of a Borrowing Request). Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(ii)           Each Revolving Credit Lender shall upon any notice pursuant to Section 2.2(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative Agent’s Principal Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Loan (or, if the conditions set forth in Section 5.2 are not satisfied, an L/C Borrowing as further described in clause (iii) below) to Borrower in such amount. Administrative Agent shall remit the funds so received to L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Interest Rate. In such event, each Revolving Credit Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.2.

(iv)          Until each Revolving Credit Lender funds its Loan or L/C Advance pursuant to this Section 2.2(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Loans (but not its obligation to fund its Applicable Percentage of L/C Advances) pursuant to this Section 2.2(c) is subject to the applicable conditions set forth in Section 5.2 (other than delivery by Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi)          If any Revolving Credit Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Revolving Credit Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)            At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.2(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii)           If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 12.24 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Revolving Credit Lender shall pay to Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Revolving Credit Lenders under this clause (ii) shall survive the Payment in Full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

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(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by L/C Issuer of any requirement that exists for L/C Issuer’s protection and not the protection of Borrower or any waiver by L/C Issuer which does not in fact materially prejudice Borrower;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)          any payment made by L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)         any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Restricted Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

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(f)            Role of L/C Issuer. Each Revolving Credit Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct on the part of such Person as found in a final and non-appealable decision of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of, and none of L/C Issuer, Administrative Agent, or any Lender or any of their respective Related Parties shall have any liability for, the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were directly caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit as found in a final and non-appealable decision of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)           Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such Law or practice.

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(h)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in arrears; provided that in no event shall such fee be less than $500 during any quarter. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)            Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of L/C Issuer against such Restricted Subsidiary, Borrower (i) shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Restricted Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

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Section 2.3             Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent for the account of Administrative Agent, or L/C Issuer or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all Taxes at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest required under the Loan Documents shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Administrative Agent is hereby authorized upon five (5) days prior written notice to Borrower to charge the account of Borrower maintained with Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

(b)           Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender that such Lender will not make available to Administrative Agent such Lender’s share of a Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Borrowing. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c)           Payments by Borrower; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of L/C Issuer, or the applicable Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to L/C Issuer, or the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of L/C Issuer, and the applicable Lenders, as applicable, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to L/C Issuer, or such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

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Section 2.4             Evidence of Debt.

(a)           The Loans made by each Revolving Credit Lender shall be evidenced by one or more accounts or records maintained by such Revolving Credit Lender and by Administrative Agent in the ordinary course of business; provided that, such Revolving Credit Lender or Administrative Agent may, in addition, request that such Loans be evidenced by the Notes and payable to such Revolving Credit Lender in a principal amount equal to its Elected Commitment then in effect. The Credit Extensions made by L/C Issuer shall be evidenced by one or more accounts or records maintained by L/C Issuer and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent, L/C Issuer, and each Revolving Credit Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and, with respect to Letters of Credit issued for the account of a Restricted Subsidiary, such Restricted Subsidiary and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by L/C Issuer, or any Revolving Credit Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(b)           In addition to the accounts and records referred to in subsection (a) above, each Revolving Credit Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.5             Cash Collateral.

(a)           Certain Credit Support Events. If (i) L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) Borrower shall be required to provide Cash Collateral pursuant to Section 2.7(d)(i) or Section 10.2, or (iv) there shall exist a Defaulting Lender, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by Administrative Agent or L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 12.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

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(b)           Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral and each Deposit Account in which such Cash Collateral is deposited, and all other Property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing (including all interest accruing thereon, if any), all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.5(c). If at any time Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Texas Capital Bank. Borrower shall pay from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral in accordance with Texas Capital Bank’s applicable account documentation.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.5 or Section 2.2, 10.2 or 12.22 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto, including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.8(b)(vii)) or (ii) the determination by Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

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Section 2.6             Interest; Payment Terms.

(a)            Loans – Payment of Principal and Interest; Revolving Nature. The unpaid principal amount of each Borrowing of the Loans shall, subject to the following sentence and Section 2.6(e), bear interest at the applicable Interest Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions hereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Loans shall be payable on each Payment Date and on the Maturity Date, provided that interest accruing at the Default Interest Rate pursuant to Section 2.6(e) shall be payable on demand. The then Outstanding Amount of the Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date. The unpaid principal balance of the Loans at any time shall be the total amount advanced hereunder by Revolving Credit Lenders less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Notes from time to time by Revolving Credit Lenders or otherwise noted in Revolving Credit Lenders’ and/or Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

(b)           Computation Period. Interest on the Loans and all other amounts payable by Borrower hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate or to the extent such Loan bears interest based upon the Base Rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

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(d)           Partial or Incomplete Payments. Subject to Section 10.3, if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or L/C Borrowings, as applicable, then due to such parties. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

(e)            Default Interest Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, (i) if a Specified Event of Default shall have occurred and is continuing, then immediately and automatically and without any further action or (ii) if an Event of Default (other than a Specified Event of Default) is continuing, then upon the election of the Majority Lenders and notice to Borrower, in the case of both clause (i) and clause (ii), (A) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate and (B) interest shall accrue on all other outstanding Obligations at the Default Interest Rate, and, in each case, such accrued interest shall be immediately due and payable. All such interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law. Borrower acknowledges that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.

(f)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

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Section 2.7             Voluntary Termination or Reduction of Elected Commitments; Prepayments.

(a)           Voluntary Termination or Reduction of Elected Commitments. Unless previously terminated, Aggregate Elected Commitment Amounts shall terminate on the Maturity Date. If at any time the Aggregate Elected Commitment Amounts are terminated or reduced to zero, then the Elected Commitments shall terminate on the effective date of such termination or reduction. Borrower may, upon written notice to Administrative Agent, terminate the Aggregate Elected Commitment Amounts, or from time to time permanently reduce the Aggregate Elected Commitment Amounts; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Elected Commitment Amounts if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the Aggregate Elected Commitment Amounts, and (iv) if, after giving effect to any reduction of the Aggregate Elected Commitment Amounts, the Letter of Credit Sublimit exceeds the amount of the Aggregate Elected Commitment Amounts, such sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify Revolving Credit Lenders of any such notice of termination or reduction of the Aggregate Elected Commitment Amounts. Any reduction of the Aggregate Elected Commitment Amounts shall be applied to the Elected Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination or reduction of the Elected Commitments shall be paid on the effective date of such termination or reduction. Each notice delivered by Borrower pursuant to this Section 2.7(a) shall be irrevocable; provided that a notice of termination of the Aggregate Elected Commitment Amounts delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by timely notice to Administrative Agent) if such condition is not satisfied. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated; provided that the Borrower shall not terminate or reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans, the total Revolving Credit Exposure would exceed the Aggregate Elected Commitment Amount.

(b)	[Reserved].

(c)           Voluntary Prepayments. Subject to the conditions set forth below, Borrower shall have the right, at any time and from time to time upon at least three (3) Business Days’ prior written notice to Administrative Agent to prepay the principal of the Loans in full or in part.

(d)	Mandatory Prepayments.

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(i)            If at any time the Revolving Credit Exposure of the Revolving Credit Lenders exceeds the Aggregate Elected Commitment Amounts then in effect, including as a result of any termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.1(a) or termination or reduction of the Aggregate Elected Commitment Amounts pursuant to Section 2.7(a) or Section 2.9, then Borrower shall immediately prepay the entire amount of such excess to Administrative Agent, for the ratable account of the Revolving Credit Lenders, and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.7(d) unless after the prepayment in full of the Loans the Revolving Credit Exposure of the Revolving Credit Lenders exceeds the Aggregate Elected Commitment Amounts then in effect.

(ii)           Borrower shall prepay the Loans monthly, within five (5) Business Days after delivery of the monthly Excess Cash Flow Certificate pursuant to Section 7.1(c), in an amount equal to the Applicable ECF Percentage of Excess Cash Flow for such calendar month. The prepayment required under this Section 2.7(d)(ii) shall be applied as set forth in clause (vi) below.

(iii)          Promptly following the incurrence of any Debt by Borrower or any of its Restricted Subsidiaries (other than Debt permitted under Section 8.1), Borrower shall prepay the Loans in an aggregate amount equal to the lesser of (A) one hundred percent (100%) of the Net Proceeds received in respect of such Debt and (B) the then outstanding principal balance of the Loans. Nothing in this paragraph is intended to permit Borrower or any Restricted Subsidiary to incur Debt other than as permitted under Section 8.1, and any such incurrence of Debt shall be a violation of Section 8.1 and a breach of this Agreement.

(iv)          The Borrower shall prepay in full all Loans outstanding on such day on the first day of any Clean Down Period. No borrowings may be made under Section 2.1 during each Clean Down Period. The prepayment required under this Section 2.7(d)(iv) shall be applied as set forth in clause (vi) below.

(v)           Promptly following the receipt of Net Proceeds by any Loan Party in respect of any Casualty Event involving Property having a fair market value immediately prior to such Casualty Event in excess of $5,000,000, Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such Net Proceeds; provided, that if Borrower delivers to Administrative Agent a certificate of a Responsible Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such Casualty Event (or a portion thereof as specified in such certificate), within 120 days after receipt of such Net Proceeds, to purchase assets (including Oil and Gas Properties) useful in the business of the Loan Parties, to repair, restore or replace assets affected by such Casualty Event and/or to address plugging and abandonment obligations associated with such Casualty Event, then, so long as no Default then exists, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent any such Net Proceeds have not been so applied by the end of such 120-day period, a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

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(vi)          Each prepayment required by this Section 2.7(d) shall be applied, first, to any Base Rate Borrowings then outstanding, and, second, to any Term SOFR Borrowings then outstanding, and if more than one (1) Term SOFR Borrowing is then outstanding, to such Term SOFR Borrowings in such order as Borrower may direct or, if Borrower fails to so direct, as Administrative Agent shall elect.

(e)           Payment of Interest. If there is a prepayment of all or any portion of the principal of the Loans on or before the Maturity Date, whether voluntary or mandatory or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid.

Section 2.8 Fees.

(a)           Fees. Borrower agrees to pay to the Administrative Agent and the Arranger, for the account of the Administrative Agent, the Arranger and each Lender, as applicable, fees, in the amounts and on the dates set forth in the Fee Letter.

(b)           Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 12.22, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Term SOFR Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. Letter of Credit Fees for each Letter of Credit shall be (i) due and payable in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance or renewal of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for Term SOFR Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin for Term SOFR Loans separately for each period during such quarter that such Applicable Margin for Term SOFR Loans was in effect. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Interest Rate.

(c)           Commitment Fees. Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 12.22, with its Applicable Percentage a commitment fee (the “Commitment Fee”) on the daily average unused amount of the Elected Commitment of such Revolving Credit Lender for the period from and including the date of this Agreement to and including the Maturity Date (including at any time during which one or more of the conditions in Article 5 is not met), at a rate equal to the applicable Commitment Fee set forth in the definition of Applicable Margin. For the purpose of calculating the Commitment Fee hereunder, the Elected Commitment of each Revolving Credit Lender shall be deemed utilized by the amount of all outstanding Loans and L/C Obligations owing to such Revolving Credit Lender whether directly or by participation. Accrued Commitment Fees shall be payable quarterly in arrears on the first Business Day of each April, July, October, and January during the term of this Agreement and on the Maturity Date.

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(d)           Commitment Increase Fees. Borrower agrees to pay to Administrative Agent, for the account of each Revolving Credit Lender then party to this Agreement, an Elected Commitment increase fee in an amount to be mutually agreed upon and to be set forth in a separate written agreement, payable on the effective date of any such increase to the Elected Commitments.

Section 2.9           RBL Facility Requirement . On or before the date that is the one-year anniversary of the Closing Date (such date, the “RBL Deadline”), the Borrower shall use its commercially reasonable efforts to enter into a reserve based lending facility pursuant to an amendment or amendment and restatement of this Agreement in form and substance acceptable to the Administrative Agent and all of the Lenders. If the Borrower does not enter into any such reserve based lending facility by the RBL Deadline, then the Aggregate Elected Commitment Amounts shall be redetermined semi-annually in accordance with this Section 2.9, with such redetermined Aggregate Elected Commitment Amounts to be effective and applicable to Borrower, Administrative Agent, Lenders and L/C Issuer on February 1st and August 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing February 1, 2026. Upon receipt by the Administrative Agent of each Reserve Report required to be delivered on or before December 31st and June 30th of each year (commencing with the Reserve Report delivered on or before December 31, 2025), the Administrative Agent shall evaluate the information contained in such Reserve Report and shall, in its sole discretion, propose a new Aggregate Elected Commitment Amount (the “Proposed Aggregate Elected Commitment Amount”) based upon such information, which shall take the form of a reaffirmation or a reduction of the Aggregate Elected Commitment Amounts then in effect. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Proposed Aggregate Elected Commitment Amount (a “Proposed Aggregate Elected Commitment Notice”), and the Proposed Aggregate Elected Commitment Amount must be approved or be deemed to have been approved by the Required Lenders. After having received a Proposed Aggregate Elected Commitment Amount Notice from Administrative Agent, each Lender shall have 15 days to agree or disagree with such Proposed Aggregate Elected Commitment Amount. If, at the end of such 15-day period, the Required Lenders shall not have communicated their approval or disapproval, such silence shall be deemed an approval, and the Proposed Aggregate Elected Commitment Amount shall be the new Aggregate Elected Commitment Amount. After a redetermined Aggregate Elected Commitment Amount is approved or is deemed to have been approved by the Required Lenders, the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Aggregate Elected Commitment Amount, and such amount shall become the new Aggregate Elected Commitment Amount, effective and applicable to the Borrower, the Administrative Agent, the L/C Issuer and the Lenders. The amount of each Lender’s new Elected Commitment shall be determined on a pro rata basis based on each Lender’s Applicable Percentage. The new Aggregate Elected Commitment Amount shall represent the approval in the sole discretion of the Required Lenders, of Administrative Agent’s determination of the loan amount that may be supported by the Required Lenders’ evaluation of the Proved Oil and Gas Properties of Borrower and its Subsidiaries. The determination of the new Aggregate Elected Commitment Amount will be made in good faith and in accordance with then current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers including, without limitation, (i) an analysis of the Reserve Report and such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Administrative Agent and/or the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”) with respect to all of the Proved Oil and Gas Properties of Borrower and its Subsidiaries, including the Mortgaged Properties, as is provided to the Lenders in accordance herewith, (ii) an analysis of the assets, liabilities, cash flow, business, Properties, prospects, management and ownership of Borrower and its Subsidiaries, (iii) Borrower’s and its Subsidiaries’ Hedging Transactions and the status (or lack thereof) of any provider of Hedging Transactions as an Approved Swap Counterparty, and (iv) such other credit factors consistently applied as each Lender customarily considers in evaluating similar oil and gas credit facilities, including without limitation the status of title information or “pay” status with respect to the Proved Oil and Gas Properties (or portion of production therefrom) or any income from any other Property at any time as described in the Engineering Reports. For the avoidance of doubt, the failure by the Borrower to enter into a reserve based lending facility pursuant to this Section 2.9 by the RBL Deadline shall not result in, or be deemed to be, a Default or an Event of Default.

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ARTICLE 3

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.1             Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer (except any reserve requirement reflected in the Term SOFR);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)           Capital or Liquidity Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Elected Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

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Section 3.2         Illegality. If any Lender determines that any Law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, on notice thereof by such Lender to Borrower through Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.3         Changed Circumstances; Benchmark Replacement.

(a)        Changed Circumstances. Subject to clause (b) below, if prior to the commencement of any Interest Period for any Benchmark Rate Borrowing,

     (i)            Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) in connection with any request for a Benchmark Rate Loan or a conversion to or continuation thereof or otherwise, that for any reason adequate and reasonable means do not exist for determining the applicable Benchmark for any requested Interest Period with respect to a proposed Benchmark Rate Loan or in connection with an existing or proposed Base Rate Borrowing (provided that no Benchmark Transition Event shall have occurred at such time); or

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     (ii)           Administrative Agent is advised by the Majority Lenders that the applicable Benchmark for any requested Interest Period with respect to a proposed Benchmark Rate Loan will not adequately and fairly reflect the cost to such Lenders of funding or maintaining their Benchmark Rate Loans included in such Borrowing for such Interest Period, then Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Benchmark Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Benchmark Rate component of the Base Rate, the utilization of the Benchmark Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Benchmark Rate Borrowings or, failing that, will be deemed to have converted such request into a request for a Base Rate Borrowing in the amount specified therein.

(b)        Benchmark Replacement Setting.

     (i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

     (ii)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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     (iii)           Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (D) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

    (iv)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

    (v)            Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Benchmark Rate Borrowing of, conversion to or continuation of Benchmark Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

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Section 3.4         Taxes.

(a)        Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b)        Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)        Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)        Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.4(e).

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(f)         Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.4, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)        Status of Lenders.

     (i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

     (ii)           Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

     (A)            any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

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     (B)             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable); or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

      (C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

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      (D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(h) shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(i)         Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Elected Commitment Amounts and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.5         Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)        any failure by Borrower (for a reason other than the failure of such Lender to lend any Loan other than a Base Rate Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower (regardless of whether such notice may be revoked by Borrower under the terms of this Agreement and is revoked in accordance herewith); or

(c)        any assignment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.6(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.6         Mitigation of Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office. If any Lender or L/C Issuer requests compensation under Section 3.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.4, then such Lender or L/C Issuer shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, and (ii) would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)        Replacement of Lenders or L/C Issuers. If any Lender or L/C Issuer requests compensation under Section 3.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender, any L/C Issuer pursuant to Section 3.4 and, in each case, such Lender or L/C Issuer has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender, or L/C Issuers and Administrative Agent, require such Lender or L/C Issuer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

     (i)            Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.8;

     (ii)            such Lender or L/C Issuer shall have received, as applicable, payment of an amount equal to the Outstanding Amount of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

     (iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter;

     (iv)          such assignment does not conflict with applicable Law; and

     (v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 3.6 may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent, the assignee and each L/C Issuer and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 3.6 to the contrary, (i) any Lender that acts as L/C Issuer may not be replaced hereunder at any time it has any Letters of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to L/C Issuer) have been made with respect to such outstanding Letters of Credit and (ii) the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 11.6.

Section 3.7        Survival. All of the obligations under this Article 3 shall survive termination of the Aggregate Elected Commitment Amounts, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE 4

SECURITY

Section 4.1         Mortgaged Properties. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause each of its Restricted Subsidiaries to, grant a first priority Lien (subject to Excepted Liens) against the Proved Oil and Gas Properties of Borrower and its Restricted Subsidiaries pursuant to terms of one or more Mortgages sufficient to cause the Recognized Value of the Mortgaged Properties to be not less than the Required Reserve Value. Borrower covenants that the Recognized Value of all Oil and Gas Properties subject to Mortgages shall at all times be not less than the Required Reserve Value.

Section 4.2        Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause each of its Restricted Subsidiaries to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Administrative Agent covering the Collateral, subject, with respect to Oil and Gas Properties, to the limitation set forth in Section 4.1. Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Administrative Agent, in its reasonable discretion, deems necessary to create, evidence, preserve, and perfect its Liens in the Collateral and maintain the priority thereof as required by the Loan Documents.

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Section 4.3         Setoff. If an Event of Default shall have occurred and is continuing, Administrative Agent, L/C Issuer and each Lender shall have the right, and is hereby authorized, to set off against the Obligations under the Loan Documents, at any time and without notice to Borrower or any other Loan Party, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent, L/C Issuer or such Lender to Borrower or such other Loan Party whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 12.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. To the extent that Borrower or any other Loan Party has accounts, which in the style thereof as reflected in Administrative Agent’s records are designated as royalty, joint interest owner or operator accounts, the foregoing right of setoff shall only extend to funds in such accounts which do not belong to, or otherwise arise from payments to Borrower or any other Loan Party for the account of, third-party royalty, joint interest owners, or operators, and any funds in such accounts improperly setoff shall be returned to Borrower or such Loan Party upon presentation by Borrower or such Loan Party of reasonable proof that such funds were being held for the account of such other Persons. Each Lender, L/C Issuer or Administrative Agent making such an offset and application shall give Borrower and the other Lenders written notice of such offset and application promptly after effecting it. Each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 10.3. As further security for the Obligations, Borrower and each other Loan Party hereby grants to Administrative Agent, L/C Issuer and each Lender a security interest in all money, instruments, and other Property of Borrower or such other Loan Party, as applicable, now or hereafter held by Administrative Agent, L/C Issuer or such Lender, including, without limitation, Property held in safekeeping. In addition to Administrative Agent’s, L/C Issuer’s and each Lender’s right of setoff and as further security for the Obligations, Borrower and each other Loan Party hereby grants to Administrative Agent, L/C Issuer and each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower or such other Loan Party, as applicable, now or hereafter on deposit with or held by Administrative Agent, L/C Issuer or such Lender and all other sums at any time credited by or owing from Administrative Agent, L/C Issuer or such Lender to Borrower or such other Loan Party, as applicable. The rights and remedies of Administrative Agent, L/C Issuer and each Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Administrative Agent, L/C Issuer or such Lender may have.

Section 4.4        Authorization to File Financing Statements. Borrower and each other Loan Party that has granted a security interest in connection herewith and/or any Security Document authorizes Administrative Agent to complete and file, from time to time, financing statements in any filing office in any applicable jurisdiction naming Borrower or such other Loan Party, as applicable, as debtor, and which financing statements may (i) describe the Collateral covered thereby (A) as all assets of Borrower or such Loan Party, as applicable, or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction or if particular assets may be excluded from the Collateral under an applicable Security Document, or (B) by any other description which reasonably approximates the description contained in any applicable Security Document. Each Loan Party also ratifies its authorization for Administrative Agent to have filed in any jurisdiction any initial UCC financing statements filed prior to the date hereof.

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Section 4.5         Flood Insurance Provision. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Properties” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1         Initial Extension of Credit. The obligation of the Lenders and L/C Issuer to make the initial Credit Extension hereunder is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to Administrative Agent:

(a)        Credit Agreement. Counterparts of this Agreement executed by each party hereto;

(b)        Resolutions. Resolutions of the board of directors (or other governing body) of Borrower, each other Loan Party that is not a natural Person certified by the secretary or an assistant secretary (or a Responsible Officer or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(c)        Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer of each Loan Party that is not a natural Person certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower, each other Loan Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(d)        Certificate Regarding Consents, Licenses and Approvals. A certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan  Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

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(e)        Closing Certificate. A certificate signed by a Responsible Officer of Borrower certifying that, as of the Closing Date, (i) no Default or Event of Default has occurred and is continuing, (ii) the representations and warranties contained in the Loan Documents are true and correct as of such date and (iii) no Material Adverse Effect has occurred.

(f)         Solvency Certificate. A solvency certificate signed by the chief financial officer of Borrower;

(g)        Constituent Documents. The Constituent Documents and all amendments thereto for each Loan Party that is not a natural Person, with the formation documents included in the Constituent Documents being certified as of a date acceptable to Administrative Agent by the appropriate government officials of the state of incorporation or organization of each Loan Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative acceptable to Administrative Agent;

(h)        Governmental Certificates. Certificates of the appropriate government officials or state agencies of the state of incorporation or organization of each Loan Party as to the existence and good standing of each Loan Party and, if a Loan Party is a mortgagor under any Mortgage entered into on the Closing Date, certificates of the appropriate governmental officials or state agencies from each applicable State where Mortgaged Properties subject to such Mortgage are located. Each certificate or other evidence required by this clause (h) shall be dated within fifteen (15) days prior to the Closing Date;

(i)         Notes. The Notes executed by Borrower in favor of each Lender requesting a Note;

(j)         Security Documents. Subject to Section 7.17, the Security Documents executed by the Borrower, and the other Loan Parties and in connection therewith the Administrative Agent shall be satisfied that the Security Documents create, or with respect to Mortgages, will, when properly recorded, create, first priority, perfected Liens (subject to Permitted Liens) on at least 85% of the Recognized Value of the Proved Oil and Gas Properties evaluated in the Initial Reserve Report and on all other Property purported to be pledged as collateral pursuant to the Security Documents;

(k)        Pledged Equity Interests; Stock Powers; Pledged Notes. (i) The certificates, if any, representing any Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

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(l)         Financing Statements, etc. Each document (including any UCC financing statements reflecting the Loan Parties, as debtors, and Administrative Agent, as secured party) required by the Security Documents or under applicable Law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (subject to Permitted Liens), each of which shall, if applicable be in proper form for filing, registration or recordation;

(m)       Guaranty. A Guaranty executed by each Guarantor;

(n)        Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5 providing that Administrative Agent is lender’s loss payable with respect to each insurance policy covering Collateral and additional insured with respect to each insurance policy covering liabilities;

(o)        Lien Searches. The results of UCC, Tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Loan Party in the appropriate filing offices, such search to be as of a date no more than thirty (30) days prior to the Closing Date, and reflecting no Liens against any of the intended Collateral other than Liens being released or assigned to Administrative Agent on or prior to the Closing Date and Permitted Liens;

(p)        Opinions of Counsel. A favorable opinion of Hunton Andrews Kurth LLP, special counsel to Borrower and each other Loan Party, addressed to Administrative Agent, the Lenders and L/C Issuer and dated the Closing Date, in form and substance satisfactory to Administrative Agent, with respect to such matters as Administrative Agent may reasonably request, and a favorable opinion of local counsel reasonably acceptable to Administrative Agent with respect to Mississippi and Louisiana addressed to Administrative Agent, the Lenders and L/C Issuer and dated the Closing Date, in form and substance satisfactory to Administrative Agent, with respect to such matters as Administrative Agent may reasonably request;

(q)        Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent invoiced at least one Business Day prior to the Closing Date, shall have been paid in full by Borrower;

(r)         Legal Due Diligence. Administrative Agent and its counsel shall have completed all business, legal and regulatory due diligence (including review of any Material Agreements), the results of which shall be satisfactory to Administrative Agent.

(s)        KYC Information; Beneficial Ownership Information. Borrower and each of the other Loan Parties shall have provided to Administrative Agent and the Lenders at least five (5) Business Days prior to the Closing Date (i) the documentation and other information requested by Administrative Agent as it deems necessary in order to comply with requirements of any Anti-Corruption Laws and Anti-Terrorism Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;

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(t)         Closing Fees. Evidence that (i) all fees required to be paid to Administrative Agent and the Arranger on or before the Closing Date have been paid, and (ii) all fees required to be paid to the Lenders on or before the Closing Date have been paid;

(u)        Funding Account. Evidence that the Deposit Account of Borrower (the “Funding Account”) to which Administrative Agent is authorized by Borrower to transfer the proceeds of any Borrowing requested or authorized pursuant to this Agreement has been established;

(v)        Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of Borrower and its Restricted Subsidiaries shall be acceptable to Administrative Agent in its reasonable discretion;

(w)       Financial Statements, Financial Projections and Balance Sheet. (i)(A) the audited consolidated balance sheet and statements of income, retained earnings and cash flow of each of the Borrower for the fiscal year ended December 31, 2023 and (B) the unaudited consolidated balance sheet and statements of income, retained earnings and cash flow for the Borrower and its respective Consolidated Subsidiaries for fiscal quarters ending March 31, 2024, June 30, 2024 and September 30, 2024 (the foregoing financial statements in this clause (i), the “Closing Date Historical Financials”) and (ii)(A) pro forma consolidated financial statements for Borrower and its Restricted Subsidiaries, and projections prepared by management of Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the fiscal year ending December 31, 2025 and (B) a pro forma balance sheet of Borrower and its Consolidated Restricted Subsidiaries prepared as of the Closing Date after giving effect to the Transactions on the Closing Date (the foregoing projections and balance sheet in this clause (ii), the “Closing Date Projections”);

(x)        Minimum Liquidity. Evidence that, after giving effect to the initial Credit Extension hereunder and the Transactions on the Closing Date, Liquidity shall be at least $110,000,000;

(y)        Availability. After giving effect to the initial Credit Extension hereunder and the Transactions on the Closing Date, Revolving Credit Availability shall be at least $37,500,000;

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(z)         Initial Reserve Report and Reserve Report Certificate. A true and correct copy of each of the Initial Reserve Report and related certificate from a Responsible Officer certifying as to the matters set forth in Section 7.1(q);

(aa)      Title Assurances. Title opinions and/or other title information and data acceptable to Administrative Agent covering Proved Oil and Gas Properties that in the aggregate represent not less than 85% of the Recognized Value of all Oil and Gas Properties evaluated in the Initial Reserve Report, reflecting title to such Proved Oil and Gas Properties which is acceptable to Administrative Agent;

(bb)     Environmental Condition. Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of Borrower and its Restricted Subsidiaries.

(cc)      [Reserved];

(dd)     Intercreditor Agreement. Counterparts of the Intercreditor Agreement executed by each party thereto and which Intercreditor Agreement will be in form and substance reasonably acceptable to Administrative Agent;

(ee)      Payoff of Existing Credit Agreement; Release of Liens. Evidence that all commitments under the Existing Credit Agreement have been or concurrently with the Closing Date are being terminated, and all outstanding amounts thereunder paid in full and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released pursuant to lien releases or other termination documents or assigned to Administrative Agent pursuant to assignment documents, in either case, satisfactory to Administrative Agent (such termination of commitments, payment in full and release or assignments of Liens, collectively, the “Existing Credit Agreement Payoff”);

(ff)       Retirement of Existing Notes; Release of Liens. Evidence that in accordance with the terms of the Existing Notes Indenture, such indenture has been discharged and has ceased to be of further effect as to all Existing Notes, and all Liens securing obligations under the Existing Notes and the Existing Notes Indenture have been or concurrently with the Closing Date are being released pursuant to the Existing Notes Indenture, lien releases or other termination documents or assigned to Administrative Agent pursuant to assignment documents, in either case, satisfactory to Administrative Agent (such discharge of such indenture and such release of Liens being referred to herein collectively as the “Existing Notes Redemption”);

(gg)     Payoff of Munich Re TL; Release of Liens. Evidence that all Debt under the Munich Re TL Documents has been or concurrently with the Closing Date is being paid in full and all Liens securing obligations under the Munich Re TL Documents have been or concurrently with the Closing Date are being released pursuant to lien releases or other termination documents or assigned to Administrative Agent pursuant to assignment documents, in either case, satisfactory to Administrative Agent (such termination of commitments, payment in full and release of Liens, collectively, the “Munich Re TL Payoff”);

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(hh)     Minimum Hedging. Evidence reasonably satisfactory to the Administrative Agent that the Loan Parties shall have entered into all Acceptable Commodity Hedging Transactions required pursuant to Section 7.15;

(ii)        Additional Documentation. Such additional approvals, opinions, or documents as Administrative Agent or its legal counsel may reasonably request.

For purposes of determining compliance with the conditions set forth in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2        All Extensions of Credit. The obligation of the Lenders (including L/C Issuer) to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

(a)        Request for Credit Extension. Administrative Agent shall have received in accordance with this Agreement, as the case may be, a Borrowing Request or a Letter of Credit Application, as applicable, pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of Borrower;

(b)        No Default. No Default or Event of Default shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension;

(c)        Representations and Warranties. All of the representations and warranties of Borrower and each other Loan Party contained in Article 6 and in the other Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct in all respects on and as of the date of such Borrowing, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in the case of such representations and warranties that contain a materiality qualification, in all respects) as of such earlier date, and except that for purposes of this Section 5.2, the representations and warranties contained in Section 6.2 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.1(a) and (b), respectively;

(d)       Availability. After giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of the Revolving Credit Lenders shall not exceed the Aggregate Elected Commitment Amount in effect as of the date of such Credit Extension; and

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(e)        Hedging Requirement. The Borrower shall have delivered to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that the Loan Parties are in compliance with Section 7.15 after giving effect to the Credit Extension so requested.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrower that the applicable conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent, L/C Issuer and the Lenders to enter into this Agreement, and to make Credit Extensions hereunder, Borrower and each other Loan Party represents and warrants to Administrative Agent, L/C Issuer and the Lenders that:

Section 6.1         Entity Existence. Each Loan Party and each Restricted Subsidiary thereof (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary or where failure to so qualify would reasonably be expected to have a Material Adverse Effect. Each Loan Party has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

Section 6.2        Financial Statements; Etc. Borrower has delivered the Closing Date Historical Financials and the Closing Date Projections to Administrative Agent. The Closing Date Historical Financials present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Restricted Subsidiaries as of such dates and for such periods indicated therein in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. Neither Borrower nor any of its Restricted Subsidiaries has any material contingent liabilities, material liabilities for Taxes, unusual and material forward or long-term commitments, unrealized or anticipated material losses from any unfavorable commitments, except as referred to or reflected in any such financial statements (or the footnotes thereto). No Material Adverse Effect and no circumstance which would reasonably be expected to have a Material Adverse Effect has occurred since the date of the most recent financial statements referred to in this Section 6.2. The Closing Date Projections and all other projections delivered by Borrower to Administrative Agent and the Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Administrative Agent and the Lenders, it being acknowledged and agreed that such projections are not to be viewed as facts and that actual results may vary materially from such projections and that Borrower makes no representation that such projections will be realized. Other than the Debt listed on Schedule 8.1 and Debt otherwise permitted by Section 8.1, Borrower and each Restricted Subsidiary have no Debt.

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Section 6.3         Action; No Breach. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent which has not been obtained under (i) the Constituent Documents of such Person (if such Person is not a natural Person), (ii) any applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, the breach of which would reasonably be expected to have a Material Adverse Effect, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject the breach of which would reasonably be expected to have a Material Adverse Effect, or (b) constitute a default under any such agreement or instrument which would reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person (other than the Liens created by the Loan Documents).

Section 6.4        Operation of Business. Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Restricted Subsidiaries possesses all licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither any Loan Party nor any of its Restricted Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing which would reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, to the extent that any such requirements as described in this Section 6.4 are requirements of the operator of the Loan Parties’ Oil and Gas Properties (as opposed to being requirements of the Loan Parties), Borrower has no knowledge that any such operator is not in compliance with such requirements such that any such noncompliance would reasonably be expected to have a Material Adverse Effect on the Loan Parties.

Section 6.5         Litigation. Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of its Restricted Subsidiaries or against any of their Properties that would, if adversely determined, reasonably be expected to have a Material Adverse Effect.

Section 6.6         Rights in Properties; Liens.

(a)        Each Loan Party and its Restricted Subsidiaries has good title to or valid leasehold interests in its respective material Properties, including the Properties reflected in the financial statements described in Section 6.2, other than the Oil and Gas Properties owned by Borrower and its Restricted Subsidiaries and the other Loan Parties that are covered by clause (b) below, and none of such Properties of any Loan Party or any of its Restricted Subsidiaries is subject to any Lien, except Permitted Liens.

(b)        Borrower and each of its Restricted Subsidiaries and each of the other Loan Parties has good and defensible title in and to the Proved Oil and Gas Properties described in the most recently-delivered Reserve Report, subject to Permitted Liens and Immaterial Title Deficiencies. Such Proved Oil and Gas Properties are free and clear of all Liens, except Excepted Liens.

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(c)        Subject to Excepted Liens and Immaterial Title Deficiencies, Borrower and each of its Restricted Subsidiaries and each of the other Loan Parties owns at least the net interest and production attributable to the wells and units evaluated in each Reserve Report delivered to Administrative Agent, except such as may result, after the delivery of such Reserve Report, from (i) provisions of operating agreements requiring or allowing for the acquisition of the interests of any non-consenting parties, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect not to consent, (iii) any decreases required to allow other working interest owners to make up or settle any imbalances, (iv) interests acquired pursuant to pooling statutes or (v) Dispositions of Oil and Gas Properties permitted in accordance with this Agreement. The ownership of such Oil and Gas Properties shall not in the aggregate obligate Borrower or any of its Restricted Subsidiaries or any of the other Loan Parties to bear costs and expenses relating to the maintenance, development and operations of such Oil and Gas Properties in an amount in excess of the working interests of such Oil and Gas Properties as shown in each such Reserve Report, except such as may result, after the delivery of such Reserve Report, from (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (ii) any increases that are accompanied by at least a proportionate increase in a Loan Parties’ net revenue interest and (iii) provisions of operating agreements requiring or allowing the parties thereto to pay the share of costs of a non-consenting party so long as Borrower promptly notifies Administrative Agent of such changes. Neither Borrower nor any of its Restricted Subsidiaries nor any of the other Loan Parties has conveyed or transferred to any other Person a beneficial interest in the Oil and Gas Properties owned by it of record, whether pursuant to unrecorded assignments or transfers or accounting mechanisms, except to the extent disclosed or taken into account in the most recent Reserve Report. Borrower and each of its Restricted Subsidiaries and each of the other Loan Parties has paid in all material respects all royalties payable under the oil and gas leases concerning which it is an operator, except those (i) held in suspense in accordance with the applicable oil and gas lease and applicable Law and (ii) contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP.

Section 6.7         Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and the other Loan Documents to which any Loan Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws and general principles of equity.

Section 6.8         Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the consummation of the Transactions or the execution, delivery, or performance by any Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof other than (a) the recording and filing of the Security Documents and financing statements in connection therewith, (b) consents and approvals in respect of the Oil and Gas Properties that are customarily obtained following closing and (c) those third party authorizations, approvals or consents which, if not made or obtained, do not have an adverse effect on the enforceability of the Loan Documents or would not reasonably be expected to have a Material Adverse Effect.

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Section 6.9         Taxes. Each of the Loan Parties and each of their Restricted Subsidiaries has filed on a timely basis all income and other material Tax Returns required to be filed by such Loan Party or Restricted Subsidiary, as the case may be, and each such Tax Return is true, correct and complete in all material respects. Each of the Loan Parties and each of their Restricted Subsidiaries has paid all of its respective liabilities for Taxes that are due and payable (whether or not shown on any Tax Return), other than Taxes, if any, (a) the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect. No Loan Party, to its knowledge, knows of any (x) pending investigation of any Loan Party or any of their Restricted Subsidiaries by any taxing authority, (y) pending but unassessed Tax liability of any Loan Party or any of its Restricted Subsidiaries or (z) pending claim made by any Governmental Authority in a jurisdiction where any Loan Party or its Restricted Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, in each case that, if determined in a manner adverse to such Loan Party or any of its Restricted Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of their Restricted Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of income or other material Taxes of a Loan Party or its Restricted Subsidiaries or for which any Loan Party or its Restricted Subsidiaries may be liable. Except as set forth on Schedule 6.9, no Loan Party nor any Restricted Subsidiary thereof is, or has been party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement, with respect to Taxes, other than (i) agreements entered into in the ordinary course of business, or (ii) joint operating agreements, in each case, in which Taxes are not a substantial purpose thereof.

Section 6.10       Use of Proceeds; Margin Securities. The proceeds of the Borrowings shall be used by Borrower for working capital, for the acquisition, drilling and development of the Oil and Gas Properties of Borrower and its Restricted Subsidiaries and the other Loan Parties, to prepay existing Debt under any existing credit facilities of Borrower and its Restricted Subsidiaries on the Closing Date, for other general corporate purposes and to pay related fees and expenses. Neither any Loan Party nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors, including Regulations T, U, or X. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger or Administrative Agent) of any Anti-Terrorism Laws, Anti-Corruption Laws or any Sanctions.

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Section 6.11       ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification; (b) there are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan or Multiemployer Plan; (c) there has been no non-exempt Prohibited Transaction or violation of the fiduciary responsibility rules under ERISA with respect to any Plan for which any liability remains outstanding; (d) no ERISA Event has occurred or is reasonably expected to occur for which any liability remains outstanding; (e) no Plan has any Unfunded Pension Liability; (f) no Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA; (g) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (h) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of any Loan Party, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (i) no Loan Party or ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA; and (j) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR 2510.3-101 and -102 as modified by Section 3(42) of ERISA), and, assuming that each of the Lenders is described in Section 11.11(a)(i), (ii) or (iii) hereof, none of the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt Prohibited Transaction.

Section 6.12       Disclosure.

(a)        Taken as a whole, the written statements, written information and written reports (in each case, other than projections, estimates, geological or geophysical data and information of a general economic nature or general industry nature) furnished by or on behalf of Borrower or any other Loan Party in this Agreement, in any other Loan Document or furnished to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances when made or furnished to Administrative Agent or any Lender. Since the date of the latest financial statements delivered pursuant to Section 6.2, there is no fact known to any Loan Party which would reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Administrative Agent.

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(b)        As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(c)        To the extent relating to any Property that is not operated by any Loan Party, the representations and warranties in the first sentence of Section 6.12(a) are hereby qualified so that such representations and warranties are made to the knowledge of Borrower and the other Loan Parties.

Section 6.13       Subsidiaries. No Loan Party has any Subsidiaries other than those listed on Schedule 6.13 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 7.12), and Schedule 6.13 sets forth the jurisdiction of incorporation or organization of each Subsidiary and the percentage of the applicable Loan Party’s ownership interest in such Subsidiary. All of the outstanding capital stock or other Equity Interests of each Restricted Subsidiary described on Schedule 6.13 have been validly issued and, if applicable, are fully paid and nonassessable. No Loan Party has any Subsidiaries that are not Domestic Subsidiaries. Each Subsidiary listed in Schedule 6.13 is a Restricted Subsidiary unless specifically designated as an Unrestricted Subsidiary on the date hereof or in accordance with Section 8.6.

Section 6.14       No Default. Neither any Loan Party nor any of its Restricted Subsidiaries is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in (a) any Material Agreement or (b) any judgment, decree or order to which any Loan Party or any Restricted Subsidiary thereof is a party or by which any Loan Party or any Restricted Subsidiary thereof or any of their respective properties may be bound, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 6.15       Compliance with Laws. No Loan Party nor any of their Restricted Subsidiaries is in violation in any respect of any Law, rule, regulation, order, or decree of any Governmental Authority (except for Environmental Laws covered under Section 6.17) or arbitrator where such violation would reasonably be expected to result in a Material Adverse Effect.

Section 6.16       Regulated Entities. No Loan Party nor any of their Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, (b) a “utility” under the Laws of the State of Texas or any other jurisdiction wherein such Person is required to qualify to do business or (c) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents. No Loan Party is an Affected Financial Institution.

Section 6.17       Environmental Matters. Except to the extent that a Material Adverse Effect would not reasonably be expected to arise as a result thereof:

(a)        Each Loan Party and its Restricted Subsidiaries, and all of their respective Properties, assets, and operations, are in compliance with all Environmental Laws. No Loan Party has any knowledge of, nor has any Loan Party received written notice of, any noncompliance conditions or incidents, in each case with respect to their respective Properties which may interfere with or prevent the compliance or continued compliance of each Loan Party and its Restricted Subsidiaries with all Environmental Laws;

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(b)        Each Loan Party and its Restricted Subsidiaries has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws for ownership and operation of their respective Properties, and all such permits are in good standing and each Loan Party and its Restricted Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c)        To the knowledge of each Loan Party, no Hazardous Materials are or have been used, generated, stored, transported, disposed of on, or Released from, any of the Properties or assets of any Loan Party or any of its Restricted Subsidiaries in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any applicable Environmental Laws;

(d)        Neither any Loan Party nor any of its Restricted Subsidiaries currently own or, to the knowledge of any Loan Party, previously owned or leased Property or operation that is subject to any outstanding or, to the knowledge of any Loan Party, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) any failure to comply with Environmental Laws, (ii) any Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release, in each case for which any Loan Party would be responsible;

(e)        No Property of either any Loan Party nor any of its Restricted Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state Law. Each Loan Party and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(f)         Neither any Loan Party nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(g)        No Lien arising under any Environmental Law has attached to any Property or revenues of any Loan Party or any of its Subsidiaries.

Section 6.18       Anti-Corruption Laws; Sanctions; Etc.

(a)        No Loan Party or Subsidiary of any Loan Party or, to the knowledge of any Loan Party, any director, officer, employee, agent, or Affiliate of a Loan Party or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by any person that: (i) is a Sanctioned Person or is currently the subject or target of any Sanctions, or (ii) is located, organized or resident, or has assets, in a Sanctioned Country.

(b)        The Loan Parties, their Subsidiaries and their respective officers and employees and, to the knowledge of the Loan Parties, directors and agents, are in compliance with all applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Law in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures (if any) designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable Anti-Corruption Laws.

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Section 6.19       PATRIOT Act. The Loan Parties and each of their Subsidiaries are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the PATRIOT Act, and (c) all other federal or state Laws relating to “know your customer” (collectively, the “Anti-Terrorism Laws”).

Section 6.20       Insurance. The Properties of each Loan Party and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar Properties in localities where such Loan Party or the applicable Restricted Subsidiary operates.

Section 6.21       Solvency. After giving effect to the Transactions and each Credit Extension made hereunder, Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 6.22       Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in the Collateral.

Section 6.23       Businesses. Borrower is presently engaged directly or through its Restricted Subsidiaries in the business of oil and gas acquisition, exploration, development and production.

Section 6.24      Gas Imbalances; Prepayments. Except as set forth on Schedule 6.24 or on the most recent certificate delivered pursuant to Section 7.1(q), on a net aggregate basis there are no gas imbalances, take or pay or other prepayments which would require Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from their Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding four percent (4%) of the aggregate volumes of Hydrocarbons from the Oil and Gas Properties of Borrower and its Restricted Subsidiaries during the most recent calendar year (on an mcf equivalent basis).

Section 6.25       Material Agreements. Schedule 6.25 sets forth a complete and correct list of all Material Agreements of each Loan Party and each Restricted Subsidiary thereof in effect as of the Closing Date, and the Loan Parties have delivered true and correct copies of each such Material Agreement to Administrative Agent. No Loan Party nor any Restricted Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Agreement to the extent such breach or default would reasonably be expected to result in a Material Adverse Effect.

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Section 6.26       Hedging Agreements and Transactions. Schedule 6.26, as of the Closing Date, and after the Closing Date, each Compliance Certificate required to be delivered by Borrower pursuant to Section 7.1(d), as of the date of (or as of date(s) otherwise set forth in) such report, sets forth a complete and correct list of all Hedging Agreements and Hedging Transactions entered into by Borrower or any of its Restricted Subsidiaries in effect or to be in effect on such dates, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Hedge Termination Value thereof, all credit support agreements relating thereto other than the Loan Documents (including any margin required or supplied) and the counterparty thereto.

Section 6.27       Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 6.27, and thereafter either disclosed in writing to Administrative Agent or included in the most recent certificate delivered pursuant to Section 7.1(q) (with respect to all of which contracts Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date of such contract.

Section 6.28       Qualified ECP Guarantor. Each Loan Party is a Qualified ECP Guarantor.

ARTICLE 7

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Elected Commitment hereunder:

Section 7.1         Reporting Requirements. Borrower will furnish, or cause to be furnished, to Administrative Agent for distribution to the Lenders:

(a)       Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the last day of each fiscal year of Borrower (or, if earlier, on the date on which such financial statements are required to be filed with the SEC after giving effect to any permitted extensions pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended), beginning with the fiscal year ending December 31, 2024, a copy of the annual report of Borrower and its Restricted Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the 12 month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by Deloitte & Touche LLP or other independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope (other than a “going concern” or other qualification that results solely from the Maturity Date being less than one year from the date such report is delivered);

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(b)       Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of Borrower (or, if earlier, on the date on which such financial statements are required to be filed with the SEC after giving effect to any permitted extensions pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended), beginning with the fiscal quarter ending March 31, 2025, a copy of an unaudited financial report of Borrower and its Restricted Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and (subject to the absence of footnotes and related disclosures) to fairly present (subject to year-end adjustments) the financial position and results of operations of Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated therein;

(c)        Excess Cash Flow Certificate. Within thirty (30) days after the end of each calendar month, an Excess Cash Flow Certificate.

(d)       Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1(a) and 7.1(b), a Compliance Certificate (i) stating that to the knowledge of the Responsible Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the Financial Covenants, (iii) containing an update to Schedule 6.26, and (iv) stating whether any change in accounting principles under GAAP or in the application thereof has occurred since the date of the audited financial statements most recently delivered pursuant to Section 7.1(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)        Incurrence of Permitted Additional Debt. In the event Borrower or any Restricted Subsidiary intends to incur any Permitted Additional Debt, prior written notice of the intended incurrence of such Permitted Additional Debt, the anticipated amount thereof, and the anticipated date of closing and promptly when available a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any);

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(f)         Management Letters. Promptly after any reasonable request by Administrative Agent, a copy of any management letter or written report that is submitted to Borrower or any of its Restricted Subsidiaries from an independent certified public accountant in connection an annual, interim or special audit with respect to the business, financial condition, operations or Properties of Borrower or any of its Restricted Subsidiaries; provided that such independent certified public accountant permits the Borrower or any of its Restricted Subsidiaries, as applicable, to share a copy of such management letter or written report to Administrative Agent and Lenders;

(g)        Notice of Litigation. Promptly (but in no event later than ten (10) days, or such later date that Administrative Agent may permit in its discretion) after (i) the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Loan Party or any of its Restricted Subsidiaries that has a reasonable probability of an adverse determination and that, if determined adversely to such Loan Party or such Restricted Subsidiary, would reasonably be expected to result in a Material Adverse Effect or (ii) any adverse change in the status of any actions, suits, and proceedings before any Governmental Authority or arbitrator that, taking into account the probability of an adverse determination and the availability of any appeals, would reasonably be expected to materially increase the likelihood of a Material Adverse Effect resulting therefrom;

(h)        Notice of Default. As soon as possible and in any event within ten (10) days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that the applicable Loan Party has taken and proposes to take with respect thereto;

(i)         ERISA Reports. Promptly after the receipt thereof, copies of all notices which any Loan Party or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor with respect to a Plan or a Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect; as soon as possible and in any event within five (5) Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event or non-exempt Prohibited Transaction has occurred with respect to any Plan or Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect, a statement from the applicable Loan Party setting forth the details as to such ERISA Event or non-exempt Prohibited Transaction and the action that the applicable Loan Party proposes to take with respect thereto. Promptly after request by Administrative Agent, copies of all material notices and reports, including annual reports, which any Loan Party or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor with respect to a Plan;

(j)         Insurance. Concurrently with the delivery of the Compliance Certificate delivered in connection with the annual financial statements pursuant to Section 7.1(a), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Restricted Subsidiaries and containing such additional information as Administrative Agent, or any Lender through Administrative Agent, may reasonably specify;

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(k)        Notice of Material Adverse Effect. As soon as possible and in any event within ten (10) days after the occurrence thereof, written notice of any event or circumstance that would reasonably be expected to have a Material Adverse Effect;

(l)         Material Agreements. Promptly after any officer of any Loan Party or any of its Restricted Subsidiaries obtaining knowledge (1) of any condition or event that constitutes a default or an event of default under any Material Agreement, (2) that any event, circumstance, or condition exists or has occurred that gives any counterparty to such Material Agreement a termination or assignment right thereunder, or (3) that written notice has been given to any Loan Party or any of its Restricted Subsidiaries asserting that any such condition or event has occurred, a certificate of a Responsible Officer of the applicable Loan Party specifying the nature and period of existence of such condition or event and, as applicable, including copies of any such material amendments or new contracts to the extent such delivery is permitted by the terms of such Material Agreement; provided, no such prohibition on delivery shall be effective if it were bargained for by a Loan Party or its applicable Restricted Subsidiary with the intent of avoiding compliance with this clause (l) and, as applicable, explaining the nature of such claimed default or event of default, and including an explanation of any actions being taken or proposed to be taken by such Loan Party with respect thereto.

(m)       Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that would reasonably be expected to result in a Casualty Event, in each case with respect to Property of any Loan Party having an aggregate fair market value in excess of $5,000,000;

(n)        Environmental Matters. Prompt written notice of any action, investigation or inquiry by any Governmental Authority threatened in writing or any demand or lawsuit threatened in writing by any Person against Borrower or its Subsidiaries or their Properties, (whether individually or in the aggregate), in connection with any Environmental Laws if Borrower would reasonably anticipate that such action will reasonably be expected to result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance, subject to normal deductibles;

(o)        Notice of Certain Changes. Promptly, (i) notice of any material change in the business conducted by any Loan Party or any of its Restricted Subsidiaries, (ii) notice of any change in the location of Borrower’s or any other Loan Party’s chief executive office or, if it has none, its principal place of business, (iii) in Borrower’s or any other Loan Party’s identity or corporate structure, (iv) in Borrower’s or any other Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Borrower’s or any other Loan Party’s federal taxpayer identification number;

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(p)        Reserve Reports. (i) On or before March 31st of each year, commencing on March 31, 2025, a Reserve Report prepared by an Independent Engineer evaluating Borrower and its Restricted Subsidiaries’ Proved Oil and Gas Properties as of the immediately preceding December 31 (such Reserve Report a “December 31st Reserve Report”), (ii) on or before June 30th of each year, commencing June 30, 2025, a Reserve Report prepared by an Independent Engineer or the Borrower’s own engineers in accordance with the procedures used in the December 31st Reserve Report evaluating the Borrower and its Restricted Subsidiaries’ Proved Oil and Gas Properties as of the immediately preceding March 31, (iii) on or before September 1st of each year, commencing September 1, 2025, a Reserve Report prepared by an Independent Engineer or the Borrower’s own engineers in accordance with the procedures used in the December 31st Reserve Report evaluating the Borrower and its Restricted Subsidiaries’ Proved Oil and Gas Properties as of the immediately preceding June 30 and (iv) on or before December 31st of each year, commencing December 31, 2025, a Reserve Report prepared by an Independent Engineer or the Borrower’s own engineers in accordance with the procedures used in the December 31st Reserve Report evaluating the Borrower and its Restricted Subsidiaries’ Proved Oil and Gas Properties as of the immediately preceding September 30;

(q)        Reserve Report Certificates. With the delivery of each Reserve Report, Borrower shall provide to Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) Borrower acted in good faith and utilized reasonable assumptions and due care in the preparation of such Reserve Report and to its knowledge there are no statements or conclusions in such Reserve Report which are based upon or include material misleading information or fail to take into account material information known to it regarding the matters reported therein, (ii) the representations and warranties set forth in Sections 6.6(b) and (c) are true and correct with respect to such Reserve Report, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 6.26 with respect to its Proved Oil and Gas Properties evaluated in such Reserve Report which would require Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Proved Oil and Gas Properties have been sold since the date of the last delivered Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Proved Oil and Gas Properties sold and in such detail as reasonably required by Administrative Agent, and (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which Borrower would reasonably be expected to have been obligated to list on Schedule 6.27 had such agreement been in effect on the date hereof;

(r)        Lease Operating Statements. Concurrently with the delivery of each Reserve Report or upon the reasonable request of the Administrative Agent, a Lease Operating Statement;

(s)        Operating Budget. Concurrently with the delivery of each December 31st Reserve Report, an annual Borrower-prepared cash flow and Capital Expenditure budget for the fiscal year in which such budget is due;

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(t)         General Information. Promptly, such other information concerning any Loan Party or any of its Restricted Subsidiaries as Administrative Agent, or any Lender through Administrative Agent, may from time to time reasonably request, including, without limitation, any certification or other evidence Administrative Agent reasonably requests in order for it to (i) comply with any applicable federal or state Laws or regulations (including, but not limited to, information and documentation for purposes of compliance with the Beneficial Ownership Regulation), (ii) confirm compliance by Borrower or any Subsidiary with all Anti-Terrorism Laws, and (iii) confirm that neither Borrower nor any Subsidiary (nor any Person owning any interest of any nature whatsoever in Borrower or any Subsidiary) is a Sanctioned Person;

(u)        Proxy Statements etc. As soon as available, one (1) copy of each financial statement, report, notice or proxy statement sent by Borrower or any of its Restricted Subsidiaries to its stockholders generally and one (1) copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower or any of its Restricted Subsidiaries with any securities exchange or the SEC;

(v)        [Reserved].

(w)       Certificate of Responsible Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 7.1(a) or Section 7.1(b), a certificate of a Responsible Officer setting forth consolidating spreadsheets that show all of the Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of Borrower.

Documents required to be delivered pursuant to Section 7.1(a), (b) or (u) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s public website; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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All representations and warranties set forth in the Loan Documents with respect to any financial information concerning any Loan Party shall apply to all financial information delivered to Administrative Agent by such Loan Party or any Person purporting to be a Responsible Officer of such Loan Party or other representative of such Loan Party regardless of the method of such transmission to Administrative Agent or whether or not signed by such Loan Party or such Responsible Officer or other representative, as applicable.

Section 7.2         Maintenance of Existence; Conduct of Business. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain its legal existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.3. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 7.3          Maintenance and Operation of Properties; Subordination of Affiliated Operators’ Liens.

(a)        Each Loan Party and each of its Restricted Subsidiaries shall at all times maintain, develop and operate its Proved Oil and Gas Properties in a good and workmanlike manner in accordance with oil and gas industry standards and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Proved Oil and Gas Properties so long as such oil and gas leases are capable of producing Hydrocarbons in commercial quantities, to the extent that the failure to so maintain, develop, operate, observe and comply would reasonably be expected to have a Material Adverse Effect.

(b)        Each Loan Party and each of its Restricted Subsidiaries shall at all times maintain, preserve and keep all operating equipment used or useful with respect to its Oil and Gas Properties in proper repair, working order and condition (ordinary wear and tear excepted), unless Borrower determines in good faith that the continued maintenance of such Oil and Gas Properties is no longer economically desirable, necessary or useful to the business of the Loan Parties or such Oil and Gas Properties are sold, assigned or transferred in a Disposition permitted by Section 8.8, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)        Each Loan Party and each of its Restricted Subsidiaries shall comply in all material respects with all Laws and agreements applicable to or relating to its Proved Oil and Gas Properties or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements would reasonably be expected to have a Material Adverse Effect.

(d)        With respect to the Proved Oil and Gas Properties referred to in this Section 7.3 that are operated by operators other than a Loan Party or any Affiliate of a Loan Party, no Loan Party nor any of its Restricted Subsidiaries shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section 7.3 which are performable only by such operators and are beyond its control.

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(e)        The Borrower shall cause each Affiliate of the Borrower which operates any of the Borrower’s or its Restricted Subsidiaries’ Proved Oil and Gas Properties to subordinate, pursuant to agreements in form and substance reasonably satisfactory to the Administrative Agent, any operators’ Liens or other Liens in favor of such Affiliate in respect of such Oil and Gas Properties to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties. To the extent a Loan Party is not the operator of any Property, the Borrower and each other Loan Party shall use reasonable efforts to cause the operator to comply with this Section 7.3.

Section 7.4         Taxes and Claims. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, file on a timely basis all income and other material Tax Returns required to be filed by such Loan Party or Restricted Subsidiary, as the case may be, and each such Tax Return shall be true, correct and complete in all material respects. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all material Taxes imposed on it or its income or profits or any of its Property (whether or not shown on any Tax Returns), and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither any Loan Party nor any of its Restricted Subsidiaries shall be required to pay or discharge any Tax or claim (i) which is being contested in good faith by appropriate proceedings diligently pursued, (ii) for which adequate reserves in accordance with GAAP are being maintained, and (iii) the failure to make payment pending such contest would reasonably be expected to result in a Material Adverse Effect or result in a seizure or levy of any material Property of Borrower or any Restricted Subsidiary.

Section 7.5         Insurance. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries and each of the other operators of the Proved Oil and Gas Properties of the Loan Parties and their Restricted Subsidiaries to, maintain insurance with financially sound and reputable insurance companies reasonably satisfactory to Administrative Agent in such amounts and covering such risks as is customarily maintained in conformity with prudent industry practice by companies in the oil and gas industry owning similar Properties in the same general areas in which the Loan Parties and their Restricted Subsidiaries operate. Each insurance policy covering Collateral shall name Administrative Agent as lender’s loss payable and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and, to the extent the insurer is willing to do so, each such insurance policy shall provide that the insurer will endeavor to give at least thirty (30) days’ prior written notice of cancellation to Administrative Agent (or at least ten (10) days’ prior written notice in the case of cancellation for the non-payment of premiums).

Section 7.6         Inspection Rights. At any reasonable time and from time to time, upon reasonable advance written notice, each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of Administrative Agent (which may include any Lender designated by Administrative Agent) (a) to examine, inspect, review, evaluate and make physical verifications of the Mortgaged Properties and other Collateral in any manner and through any medium that Administrative Agent or such Lender considers advisable, (b) to visit and inspect its Properties, (c) to examine its corporate, financial and operating books and records, and make copies thereof or abstracts therefrom and (d) to discuss its affairs, business, operations, financial condition and accounts with its directors, officers, employees, and independent certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuance of an Event of Default, (i) only Administrative Agent on behalf of the Lenders may exercise rights under this Section 7.6, and (ii) Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year; provided, further, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section 7.6 at the sole cost and expense of Borrower (subject to the limitation below) and at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary contained herein, any visitation or inspection of the Properties located offshore (the “Offshore Properties ”) shall be at the sole cost, risk and expense of the Persons, including the representatives and independent contractors of Administrative Agent or Lender designated by Administrative Agent, as applicable, vising the Offshore Properties, and access to the Offshore Properties shall only be granted following (i) execution by such Persons of Loan Parties’ standard-form release and waiver or boarding agreement and (ii) receipt by Loan Parties of evidence reasonably satisfactory to Loan Parties that such Persons have appropriate training and are covered by appropriate insurance. With respect to any Mortgaged Properties operated by Persons other than a Loan Party or an Affiliate thereof, prior consent from all applicable third party operators for visiting such Mortgaged Properties must be obtained (and each Loan Party agrees to use commercially reasonable efforts to assist the Administrative Agent in obtaining such consents upon the reasonable request of Administrative Agent), and in each case, all health and safety procedures and policies of each applicable Loan Party, Subsidiary, and such third party operators must be complied with during such visits. Loan Parties make no representation, warranty or guarantee of any kind with respect to the access, if any, that may be granted to any Mortgaged Properties operated by Persons other than a Loan Party or an Affiliate thereof.

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Section 7.7         Keeping Books and Records. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries, in all material respects, in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities (subject to customary closing processes and accounting entries for accounting months not yet closed).

Section 7.8         Compliance with Laws. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (a) comply in all respects with all Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions and (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, comply in all material respects with all other applicable Laws (including, without limitation, all Environmental Laws) and decrees of any Governmental Authority or arbitrator.

Section 7.9         Further Assurances . Each Loan Party shall, and shall cause each of its Restricted Subsidiaries and each other Loan Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Administrative Agent in the Collateral.

Section 7.10       ERISA. Each Loan Party shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, comply with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, that relate to employee benefit plans so as not to give rise to any liability thereunder that would reasonably be expected to have a Material Adverse Effect.

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Section 7.11       Bank Accounts; Account Control Agreements.

(a)        Subject to Section 7.17, each Loan Party shall cause all Commodity Accounts, Deposit Accounts and Securities Accounts (in each case, excluding those accounts which are Excluded Accounts) held by the Loan Parties as of the Closing Date to be subject to an Account Control Agreement in favor of Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, which provides that Administrative Agent shall have exclusive “control” (within the meaning of Section 8.106 or Section 9.104 of the UCC, as applicable) of such account.

(b)        Subject to Section 7.17, each Loan Party shall, with respect to each Deposit Account, Securities Account and Commodity Account (in each case, excluding those accounts which are Excluded Accounts) that such Loan Party at any time opens, maintains or acquires after the Closing Date, substantially contemporaneously with the opening or acquisition of such Deposit Account, Securities Account or Commodity Account (in each case, excluding those accounts which are Excluded Accounts) and prior to the depositing any funds therein or transferring any assets thereto, enter into an Account Control Agreement that is effective for Administrative Agent to obtain “control” (within the meaning of Chapter 8 or Chapter 9 of the UCC, as applicable) and otherwise in form and substance satisfactory to Administrative Agent, and pursuant to which the depository bank that maintains such Deposit Account, securities intermediary that maintains such Securities Account, or commodities intermediary that maintains such Commodity Account, as applicable, agrees to comply at any time with instructions from Administrative Agent to such depository bank, securities intermediary or commodities intermediary directing the disposition of funds from time to time credited to such Deposit Account, Securities Account or Commodity Account, without further consent of such Loan Party. No Loan Party shall permit any Deposit Account excluded from the requirements of this Section 7.11 as a result of such Deposit Account constituting an Excluded Account to cease to qualify as an Excluded Account unless and until such account is subject to an Account Control Agreement.

(c)        From and after the Closing Date, the Borrower and its Restricted Subsidiaries will maintain its Funding Account with Administrative Agent.

(d)       Within sixty (60) days after the Closing Date (or such later date as agreed to by Administrative Agent in its sole discretion), the Borrower and its Restricted Subsidiaries will maintain all Cash Management Services accounts with Texas Capital Bank.

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Section 7.12       Additional Collateral and Additional Guarantors.

(a)        Borrower shall notify Administrative Agent at the time that (x) any Person becomes a Subsidiary of a Loan Party (whether by formation, acquisition, merger or otherwise) that is not designated as an Unrestricted Subsidiary pursuant to Section 8.6(b), or (y) Borrower designates an Unrestricted Subsidiary to be a Restricted Subsidiary pursuant to Section 8.6(c), and, in each case, promptly after such formation, acquisition or designation (and in any event within thirty (30) days of such event (or such longer period as agreed to by Administrative Agent in its sole discretion)) (a) execute and deliver or cause to be executed and delivered to Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be requested by Administrative Agent to ensure that Administrative Agent has a perfected Lien on all Equity Interests held by any Loan Party in such Restricted Subsidiary, and (b) cause such Restricted Subsidiary to (i) become a Guarantor by executing and delivering to Administrative Agent a Guaranty or a joinder to a Guaranty, (ii) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Secured Parties all of its Property constituting Collateral (other than Proved Oil and Gas Properties which are addressed in clause (iii) below and subject to such exceptions as Administrative Agent may permit in its sole discretion) and take all actions required by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such Property, subject to Permitted Liens, including the execution and delivery of Account Control Agreements to the extent required pursuant to Section 7.11 and the filing of UCC financing statements in such jurisdictions as may be reasonably requested by Administrative Agent, (iii) with respect to each Proved Oil and Gas Property owned by such Restricted Subsidiary, execute, acknowledge and deliver to Administrative Agent a Mortgage and evidence of the proper recordation of each such Mortgage in the appropriate filing office, in each case sufficient to cause the Recognized Value of the Mortgaged Properties to be not less than the Required Reserve Value; (iv) if requested by Administrative Agent in writing, deliver to Administrative Agent title opinions and/or other title information and data reasonably acceptable to Administrative Agent such that Administrative Agent shall have received, together with the title information previously delivered to Administrative Agent, acceptable title information regarding the Proved Oil and Gas Properties that in the aggregate represent not less than the Required Reserve Value; and (v) deliver to Administrative Agent such other documents and instruments as Administrative Agent may reasonably require, including, if applicable, appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent. Borrower shall cause any Person (including any Unrestricted Subsidiary) that guarantees the obligations with respect to any Permitted Additional Debt to become a Guarantor (if it is not already a Guarantor) by executing and delivering to Administrative Agent a Guaranty (or joinder thereto, as applicable).

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(b)        In connection with the delivery of each Reserve Report, Borrower shall review the Reserve Report to ascertain whether the Mortgaged Properties represent at least the Required Reserve Value of the Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least the Required Reserve Value, then Borrower shall, and shall cause its Restricted Subsidiaries and the other Loan Parties to, grant, within sixty (60) days of delivery of the certificate required under Section 7.1(q) (or such longer period of time as Administrative Agent may agree in its sole discretion), to Administrative Agent as security for the Obligations a first-priority Lien interest (provided that Excepted Liens may exist) on additional Proved Oil and Gas Properties of the Loan Parties that are Qualified ECP Guarantors and which such Proved Oil and Gas Properties are not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least the Required Reserve Value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Proved Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 7.12(a).

Section 7.13       Title Assurances.

(a)        Without limitation of any other requirements contained in this Agreement and the other Loan Documents, Borrower shall, in connection with each delivery of a Reserve Report hereunder, deliver to Administrative Agent title opinions (to the extent in a Loan Party’s possession) and/or other title information and data reasonably acceptable to Administrative Agent regarding the Proved Oil and Gas Properties that in the aggregate represent not less than Required Reserve Value.

(b)        If Borrower has provided title information for additional Proved Oil and Gas Properties under Section 7.13(a), Borrower shall, within sixty (60) days of notice from Administrative Agent that title defects or exceptions exist with respect to such additional Oil and Gas Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information, (ii) substitute acceptable Proved Oil and Gas Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent, acceptable title information on Proved Oil and Gas Properties constituting not less than Required Reserve Value. To the extent that the Administrative Agent or the Majority Lenders are not reasonably satisfied with title to any Mortgaged Property or the Borrower does not comply with the requirement to provide title information covering the Required Reserve Value, in either case, after such period of time has elapsed, such unacceptable Mortgaged Property shall not count towards the Title Coverage Minimum requirement, and the Administrative Agent may send a written notice to the Borrower and the Lenders that the PV-10 and Total PDP PV-10 for purposes of calculating asset coverage described in Section 9.3 for all purposes hereunder, shall be recalculated as determined by the Administrative Agent to exclude the property subject to a title defect or properties for which the Required Reserve Value is not satisfied that, in each case, the Borrower is unable (or has elected not) to cure. Furthermore, any properties described in such notice shall be excluded from the determination of PV-10 and Total PDP PV-10 for any other purpose of calculation under the Loan Documents unless the applicable title defect or properties for which the Required Reserve Value is not satisfied, in each case, is cured to the reasonable satisfaction of the Administrative Agent.

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Section 7.14       Sanctions; Anti-Corruption Laws. The Loan Parties will maintain in effect policies and procedures designed to promote compliance by the Loan Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Laws.

Section 7.15       Minimum Hedging Obligation. On any day on which (a) a Credit Extension occurs and (b) after giving effect to such Credit Extension, Revolving Credit Exposure is greater than or equal to $20,000,000 (each such date, a “Specified Hedging Compliance Date”), the Loan Parties shall have entered into Acceptable Commodity Hedging Transactions in the form of fixed price swaps (and excluding, for the avoidance of doubt, three-way collars) with floor prices and/or strike prices, as applicable, that are not less than ninety percent (90%) of the applicable New York Mercantile Exchange forward curve price for crude oil (WTI) or natural gas, as applicable, at the time such Acceptable Commodity Hedging Transactions were entered into, to hedge notional amounts of crude oil and natural gas, as applicable, covering not less than:

     (i)             if Revolving Credit Exposure is greater than or equal to $20,000,000 but less than $37,500,000, for each month during the twelve (12) month period following such Specified Hedging Compliance Date, the percentages of the reasonably anticipated production of crude oil and natural gas, calculated separately, from the Loan Parties’ Proved Oil and Gas Properties constituting proved developed producing reserves in the table below corresponding to Revolving Credit Exposure as of such Specified Hedging Compliance Date as projected for such twelve (12) month period in the most recently delivered Reserve Report prior to such Specified Hedging Compliance Date; and

     (ii)            if Revolving Credit Exposure is greater than or equal to $37,500,000, for each month during the eighteen (18) month period following such Specified Hedging Compliance Date, the percentages of the reasonably anticipated production of crude oil and natural gas, calculated separately, from the Loan Parties’ Proved Oil and Gas Properties constituting proved developed producing reserves in the table below corresponding to Revolving Credit Exposure as of such Specified Hedging Compliance Date as projected for such eighteen (18) month period in the most recently delivered Reserve Report prior to such Specified Hedging Compliance Date;

provided that, in all cases the notional volumes hedged under such Acceptable Commodity Hedging Transactions shall be deemed reduced by the notional volumes of any short puts or other similar derivatives having the effect of exposing the Borrower or any other Loan Party to commodity price risk below the “floor” created by such Acceptable Commodity Hedging Transactions of Borrower and its Restricted Subsidiaries for each applicable calendar month.

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Revolving Credit Exposure	Required Aggregate Notional Volumes (months 1-12)	Required Aggregate Notional Volumes (months 13-18)
< $20,000,000	0%	0%

≥ $20,000,000	70% from November 1st through May 31st each year, tested quarterly	0%
but
< $37,500,000	50% from June 1st through October 31st each year, tested quarterly

≥ $37,500,000	70% from November 1st through May 31st each year, tested quarterly	70% from November 1st through May 31st each year, tested quarterly

	50% from June 1st through October 31st each year, tested quarterly	50% from June 1st through October 31st each year, tested quarterly

Section 7.16       Unrestricted Subsidiaries. Borrower:

(a)        will cause the management, business and affairs of each of Borrower and its Restricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of Borrower and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and any Restricted Subsidiary;

(b)        will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries; and

(c)        will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, Borrower or any Restricted Subsidiary.

Section 7.17       Post-Closing Covenants. The Borrower shall execute and deliver, or cause to be executed and delivered, the documents and complete the tasks set forth on Schedule 7.17, in each case within the time limits specified on such schedule.1

1 NTD: Post-closing schedule expected to include delivery of the AL mortgages and all DACAs.

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ARTICLE 8

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Elected Commitment hereunder:

Section 8.1         Debt. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a)        the Obligations;

(b)        (i) existing Debt described on Schedule 8.1 and (ii) the Existing Letters of Credit;

(c)        Purchase Money Debt and Capitalized Lease Obligations in an aggregate principal amount at the time incurred, together with the principal amount outstanding of all other Debt incurred pursuant to this clause (c), not to exceed $5,000,000;

(d)        Debt associated with worker’s compensation claims, performance bonds, bid bonds, surety bonds, appeal bonds, customs bonds or similar instruments required by Governmental Authorities or by third parties in connection with in connection with the ordinary course operation, development, abandonment or remediation of the Oil and Gas Properties or in connection with the enforcement or defense of rights or claims of any Loan Party;

(e)        (i) unsecured intercompany Debt owed by any Loan Party to another Loan Party, (ii) owed by any Loan Party to a Restricted Subsidiary that is not a Loan Party; provided that such Debt (A) shall be subordinated to the Obligations in a manner reasonably satisfactory to Administrative Agent and (B) does not require the payment of cash interest by any Loan Party to a non-Loan Party, and (iii) owed by a Restricted Subsidiary that is not a Loan Party to a Loan Party; provided that such Debt (A) is permitted under Section 8.5 and (B) shall be evidenced by a promissory note pledged and delivered to Administrative Agent pursuant to the Security Documents;

(f)         Guarantees by any Loan Party of Debt of any other Loan Party not otherwise prohibited pursuant to this Section 8.1;

(g)        Debt associated with financing of insurance premiums in the ordinary course of business;

(h)        Debt arising from the honoring by a bank or other financial institution of a check, draft, payment order or other debit drawn, presented or issued against insufficient funds in the ordinary course of business so long as such Debt is extinguished within three (3) Business Days of its incurrence;

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(i)         any unsecured senior or unsecured senior subordinated Debt of Borrower or any Restricted Subsidiary and guarantees thereof by Borrower or any Restricted Subsidiary and any Permitted Refinancing thereof and any Permitted Refinancing of the Senior Second Lien Notes; provided that, in each case: (i) such Debt shall solely be comprised of unsecured senior or unsecured senior subordinated Debt, (ii) such Debt shall not provide for any amortization of principal or any scheduled prepayments of principal on any date prior to 180 days after the Final Maturity Date in effect at the time of incurrence or issuance, (iii) such Debt shall not contain a scheduled maturity date that is earlier than 180 days after the Final Maturity Date in effect at the time of incurrence or issuance, (iv) such Debt (or the documents governing such Debt) shall not contain (A) financial maintenance covenants, (B) covenants (other than financial maintenance covenants) or events of default, taken as a whole, that are more restrictive or onerous with respect to Borrower and the Restricted Subsidiaries than the covenants (other than financial maintenance covenants) and events of default in this Agreement (as determined in good faith by senior management of Borrower), (C) restrictions on the ability of Borrower or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (D) any mandatory prepayment or Redemption provisions which would require a mandatory prepayment or Redemption of such Debt (other than provisions requiring Redemption or offers to Redeem in connection with asset sales or a “change in control”) or (E) any prohibition on the prior repayment of any Obligations and (v) immediately after giving effect to the incurrence or issuance of such other Debt and the application of the proceeds thereof: (A) Borrower shall be in pro forma compliance with each of the Financial Covenants, in each case, for the Test Period most recently ended for which financial statements are available and (B) no Event of Default shall exist;

(j)         Debt in respect of the Senior Second Lien Notes which Debt (and any Permitted Refinancing of such Debt) is at all times subject to the provisions of the Intercreditor Agreement;

(k)        Debt of Borrower pursuant to the Trust Guaranty; provided that (i) the aggregate principal amount of the Debt so guaranteed does not exceed $12,000,000 and (ii) such Debt is not secured by Liens on any Collateral;

(l)         other secured Debt in an aggregate principal amount at the time incurred, together with the principal amount outstanding of all other Debt incurred pursuant to this clause (l), not to exceed $2,500,000; and

(m)       unsecured Debt in an aggregate principal amount at the time incurred, together with the principal amount outstanding of all other Debt incurred pursuant to this clause (m), not to exceed $10,000,000.

Section 8.2         Limitation on Liens. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a)        Liens granted pursuant to the Loan Documents in favor of Administrative Agent for the benefit of the Secured Parties to secure the Obligations;

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(b)           encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real Property that are customary in the oil and gas industry and do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Loan Party or its Restricted Subsidiaries to use or operate such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use or operation;

(c)           Liens for Taxes, assessments, or other governmental charges which are not delinquent or, if delinquent, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP are being maintained and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party or any of its Restricted Subsidiaries;

(d)           Liens of mechanics, materialmen, warehousemen, carriers, landlord, operators, vendors, bailees, repairmen, suppliers, workers, construction or other similar statutory or common-law Liens securing obligations incurred in the ordinary course of business or incident to the exploration, development, operation and maintenance of the Oil and Gas Properties that are not delinquent or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party or any of its Restricted Subsidiaries;

(e)           Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

(f)            Liens on specific Property to secure Purchase Money Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased Property, in each case to the extent permitted in Section 8.1(c);

(g)           Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by Borrower or any Restricted Subsidiary or materially impair the value of the Property subject thereto;

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(h)           contractual Liens for the benefit of operators of the Oil and Gas Properties of Borrower and its Restricted Subsidiaries, but only to the extent that such operators are not Loan Parties or Affiliates of Loan Parties (unless such Loan Parties or Affiliates have subordinated such Liens to the Liens securing the Obligations in a manner reasonably satisfactory to Administrative Agent and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent), and are not asserting a claim or right to exercise their rights under such contractual Liens, except for such claims and rights of operators which Borrower or the applicable Restricted Subsidiary is contesting in good faith by appropriate proceedings diligently pursued and for which adequate reserves are maintained in accordance with GAAP;

(i)            the statutory Lien to secure payment of proceeds of production established by Texas Bus. & Comm. Code § 9.343 and similar Laws of other jurisdictions;

(j)             royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) are deducted in the calculation of discounted present value in the most recent Reserve Report delivered to Administrative Agent hereunder, and (iii) do not operate to deprive Borrower or any of its Restricted Subsidiaries or any other Loan Party of any material rights in respect of its assets or Properties;

(k)           Immaterial Title Deficiencies;

(l)            Liens arising solely by virtue of any statutory or common law provision related to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors and no such deposit account is intended by Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(m)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business;

(n)           Liens securing Debt permitted under Section 8.1(g); provided that such Liens do not attach or otherwise extend to any Property of any Restricted Subsidiary other than the proceeds of insurance policies the premiums of which are financed by such Debt;

(o)           sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of Hydrocarbons which (i) would not (when considered cumulatively with the matters discussed in subsection (j) immediately preceding) deprive Borrower or any of its Restricted Subsidiaries or any other Loan Party of any material right in respect of Borrower’s or such Restricted Subsidiary’s or such other Loan Party’s assets or Properties, (ii) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, and (iii) do not otherwise cause any other express representation or warranty of Borrower or any of its Restricted Subsidiaries or any other Loan Party in any of the Loan Documents to be untrue;

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(p)           Gas Balancing Agreements; provided that the amount of all gas imbalances and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to Administrative Agent hereunder;

(q)           Judgment and attachment Liens not giving rise to an Event of Default;

(r)            Liens to secure plugging and abandonment obligations;

(s)           title and ownership interests of lessors (including sub-lessors, but excluding any lessors under capital leases) of Property leased by such lessors to Borrower or to any Restricted Subsidiary, Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which Borrower’s or such Restricted Subsidiary’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Debt of Borrower or of any Restricted Subsidiary and do not encumber Property of any Borrower or any Restricted Subsidiary other than the Property that is the subject of such leases and items located thereon; provided, further, that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(t)            liens of licensors of software and other intangible Property licensed by such licensors to Borrower and/or to any Restricted Subsidiary, including restrictions and prohibitions on encumbrances and transferability with respect to such Property and Borrower’s and/or such Restricted Subsidiary’s interests therein imposed by such licenses, and Liens encumbering such licensors’ titles and interests in such Property and to which Borrower’s or such Restricted Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not encumber Property of Borrower or of any Restricted Subsidiary other than the software and other intangible Property that is the subject of such licenses;

(u)           Liens in existence as of the Closing Date and liens on the Deposit Accounts each as described in Schedule 8.2, and the cash or Cash Equivalents on deposit therein, that secure obligations in respect of the Existing Letters of Credit;

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(v)           Liens securing Debt permitted under Section 8.1(j) and liens of the Indenture Trustee for fees and expenses as provided in the Senior Second Lien Notes Indenture; provided that such Liens are at all times subject to the provisions of the Intercreditor Agreement;

(w)          Liens securing Debt permitted under Section 8.1(l);

(x)            Liens on any trust interests in the Trusts; provided that any such Lien is in favor of a creditor (which is not an Affiliate, stockholder, partner, director, officer or agent of any Loan Party) of such Trusts securing Debt pursuant to the Trust Loan and Security Agreement; and

(y)           other Liens on Property securing Debt or other obligations not to exceed $1,000,000 in the aggregate at any time outstanding; provided such Property is not (i) Collateral or (ii) other Proved Oil and Gas Properties.

Section 8.3            Mergers, Etc. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or sell, lease, transfer or otherwise Dispose of all or substantially all of its assets or all or substantially all of the Equity Interests of any Restricted Subsidiary, or wind-up, dissolve, liquidate or divide, except that:

(a)           any Subsidiary may merge or consolidate with Borrower so long as Borrower is the surviving entity;

(b)           any Restricted Subsidiary may merge or consolidate with another Restricted Subsidiary so long as if a Restricted Subsidiary that is a Guarantor is involved in such merger or consolidation, such Guarantor is the surviving entity;

(c)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Restricted Subsidiary; provided that (i) if the transferor in such transaction is a Loan Party, then the transferee must be a Loan Party and (ii) the requirements of Section 7.12 are satisfied; and

(d)           Dispositions permitted under Section 8.8.

Section 8.4            Restricted Payments; Redemptions of Permitted Additional Debt.

(a)           No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)             Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests);

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(ii)            Restricted Subsidiaries may declare and pay dividends and other Restricted Payments to Borrower and any other Loan Party; and

(iii)           the Borrower may make Restricted Payments in the form of cash distributions so long as (A) no Default or Event of Default exists or would result therefrom, (B) immediately after giving effect to such Restricted Payment (and any Borrowings made in connection therewith), Revolving Credit Availability is equal to or greater than an amount equal to 50% of the Aggregate Elected Commitment Amount then in effect and (C) immediately after giving effect to such Restricted Payment (and any mandatory prepayments required under Section 2.7(d)(ii)), Available Free Cash Flow shall be greater than or equal to $0, provided, this clause (C) shall not apply if the Outstanding Amount with respect to Loans is $0 at the time such Restricted Payment is made; provided further, that the aggregate amount of all Restricted Payments made pursuant to this Section 8.4(a)(iii) shall not exceed $10,000,000 in any fiscal year.

(b)           Redemptions and Prepayments of Debt. Borrower will not, and will not permit any Restricted Subsidiary to, call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem or prepay (whether in whole or in part), any Debt, provided, that (i) Borrower may convert Permitted Additional Debt into Equity Interests in Borrower (other than Disqualified Equity Interests) and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, (w) the Borrower may pay interest on Permitted Additional Debt, and the Senior Second Lien Notes on the stated, scheduled dates for payment of interest set forth in the Senior Second Lien Notes Indenture or the Permitted Additional Debt Documents, as applicable, (x) the Borrower may voluntarily Redeem or prepay some or all of the Permitted Additional Debt or the Senior Second Lien Notes with proceeds from Permitted Additional Debt, or the issuance of Senior Second Lien Notes incurred in accordance with Section 8.1(i) or (j), and (y) the Borrower may redeem, repurchase, prepay or defease some or all of the Debt outstanding under Permitted Additional Debt Documents, on each stated, scheduled date for repayment or prepayment of principal thereunder.

Section 8.5            Investments. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make any Investment in or to any other Person, except:

(a)           existing Investments described on Schedule 8.5; provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 8.5;

(b)           Cash Equivalents;

(c)           Investments made by Borrower in or to any Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement) or made by any Subsidiary in or to Borrower or any Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement);

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(d)           to the extent, if any, constituting Investments, Investments of the type described in clause (c) of the definition thereof consisting of direct ownership interests in Oil and Gas Properties or wells, gas gathering systems or other field facilities, processing facilities, transportation facilities, marketing facilities, seismic data and surveys, in each case related to such Oil and Gas Properties, or related to Farmouts, participation agreements, joint operating agreements, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas industry located within the geographic boundaries of the United States of America; provided that (i) no such investment includes an investment in any Equity Interest in a Person, and (ii) any Debt incurred or assumed or Lien granted or permitted to exist pursuant to such investments is otherwise permitted under Section 8.1 and Section 8.2, respectively;

(e)           Investments consisting of Hedging Transactions permitted under Section 8.16;

(f)            advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable;

(g)           advances to employees for the payment of expenses in the ordinary course of business;

(h)           Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(i)             Investments constituting Debt permitted by Section 8.1(e);

(j)             loans or advances to employees, officers or directors in the ordinary course of business of Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $250,000 in aggregate principal amount at any time outstanding, except to the extent that the proceeds of such loans are paid to or retained by Borrower substantially contemporaneously with the making of such loans to fund such employee’s, officer’s or director’s purchase of Equity Interests (other than Disqualified Equity Interests) in Borrower;

(k)           Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 8.5 or from accounts receivable arising in the ordinary course of business, which Investments are obtained by Borrower or any other Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations;

(l)            cash Investments (other than Investments in an Unrestricted Subsidiary) so long as (A) no Default or Event of Default exists or would result therefrom and (B) the aggregate amount of all Investments made pursuant to this Section 8.5(l) shall not exceed $5,000,000; and

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(m)           cash Investments in Unrestricted Subsidiaries so long as (A) no Default or Event of Default exists or would result therefrom and (B) the aggregate amount of all Investments made pursuant to this Section 8.5(m) shall not exceed $5,000,000.

Section 8.6            Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)           Unless designated as an Unrestricted Subsidiary on Schedule 6.13 as of the Closing Date or thereafter, assuming compliance with Section 8.6(b), any Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)           Borrower may designate by written notification thereof to Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, no Default would exist, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 8.5, (iii) such designation is deemed to be a Disposition of Oil and Gas Properties to the extent such Subsidiary owns Oil and Gas Properties and (iv) such Subsidiary is not a “restricted subsidiary” or guarantor with respect to the Senior Second Lien Notes (or any refinancing Debt in respect thereof) or any Permitted Additional Debt. Except as provided in this Section 8.6(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of Borrower and such Restricted Subsidiary contained in each of the Loan Documents with respect to such Restricted Subsidiary are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would be caused by such designation, and (iii) Borrower and such Restricted Subsidiary each comply with the requirements under Section 7.12, Section 7.16 and Section 8.14. Any such designation shall be treated as a recovery of Borrower’s Investment in such Unrestricted Subsidiary in an amount equal to the lesser of the fair market value at such time of Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of Borrower’s Investment previously made in (and not previously recovered from) such Unrestricted Subsidiary.

Section 8.7            Transactions With Affiliates. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of any Loan Party or such Restricted Subsidiary involving aggregate payments or consideration in a single transaction or a series of related transactions in excess of $1,500,000, except:

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(a)            transactions entered into in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s or such Restricted Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms (taken as a whole) no less favorable to such Loan Party or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of a Loan Party or such Restricted Subsidiary;

(b)           transactions solely among Loan Parties;

(c)           the issuance or incurrence of intercompany Debt permitted under

Section 8.1(e);

(d)           Restricted Payments permitted by Section 8.4(a);

(e)           Investments permitted under Sections 8.5(c), (g) and (j);

(f)            payments of Debt permitted under Section 8.1;

(g)           payments with respect to compensation to, and the terms of any employment contracts with, individuals who are officers, managers or directors of Borrower and its Restricted Subsidiaries, provided such compensation is approved by Borrower’s board of directors (or other governing body) or provided for in the Constituent Documents of Borrower or such Restricted Subsidiary;

(h)           the issuance and sale of Equity Interests (other than Disqualified Equity Interests) by Borrower or the amendment of the terms of any Equity Interests issued by Borrower (other than Disqualified Equity Interests);

(i)            the execution and delivery of any Loan Document; and

(j)            transactions in existence on the Closing Date and listed on Schedule 8.7.

Section 8.8            Disposition of Assets. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly make any Disposition (including as a result of the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 8.6), except:

(a)            Dispositions constituting the sale of inventory and Hydrocarbons in the ordinary course of business;

(b)            Dispositions, for fair value, of worn-out or obsolete equipment not necessary or useful to the conduct of the Loan Parties’ business or of equipment that is replaced by equipment or personal property of at least comparable value and use;

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(c)           Dispositions from any Loan Party or any of its Restricted Subsidiaries to Borrower or any other Loan Party; provided that the requirements of Section 7.12 are then satisfied;

(d)           Dispositions of cash and Cash Equivalents in connection with any transaction not prohibited under this Agreement;

(e)           the write-off, discount, sale or other Disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(f)            Dispositions of equipment or real property (other than Oil and Gas Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(g)           non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Loan Parties and their Restricted Subsidiaries;

(h)            the abandonment or Disposition of intellectual property rights that are no longer used or useful in the business of the Loan Parties and their Restricted Subsidiaries;

(i)            Dispositions constituting Restricted Payments permitted under Section 8.4(a) or Investments permitted under Section 8.5;

(j)            Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over Borrower’s or any of its Restricted Subsidiaries’ or any of the other Loan Parties’ Oil and Gas Properties;

(k)           Dispositions of Proved Oil and Gas Properties (including (x) any Equity Interest of any Loan Party or Restricted Subsidiary that owns Proved Oil and Gas Properties that are included in the most recent Reserve Report and (y) as a result of the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 8.6); provided that:

(i)             no Event of Default shall have occurred and be continuing or would result therefrom, both before and after giving effect thereto;

(ii)             at least 75% of the consideration received in respect to any such Disposition shall be cash, Cash Equivalents or the release or assumption of environmental or other liabilities related to any Oil and Gas Properties Disposed of in connection therewith; and

(iii)           the consideration received shall be equal to or greater than the fair market value thereof (as reasonably determined by a Responsible Officer of Borrower and if requested by Administrative Agent, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying to that effect);

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(l)            Farmouts of undeveloped acreage or undrilled depths and assignments in connection with such Farmouts;

(m)          the Disposition of Oil and Gas Properties that are not Proved Oil and Gas Properties;

(n)           the Disposition of the 2010 Dassault Aviation model Falcon 900EX aircraft bearing manufacturer’s serial number 246 and U.S. Registration No. N900YG;

(o)           other Dispositions (excluding Dispositions of Oil and Gas Properties, but including dispositions of equipment described in clause (f) of the definition of Oil and Gas Properties to the extent such equipment is no longer used or useful in the business of the Borrower or applicable Restricted Subsidiary) in aggregate amount not to exceed $10,000,000;

(p)           Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(q)           the liquidation of Hedging Transactions as permitted or required by this Agreement; provided that, no Loans shall be outstanding at the time of any such liquidation.

Section 8.9            Sale and Leaseback. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that it intends to use for substantially the same purpose or purposes after the sale or transfer of such Property, directly or indirectly, by it to such Person.

Section 8.10           Nature of Business. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, allow any material change to be made in the character of its business as oil and gas exploration and production company or any business directly related thereto. The Borrower and the Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States. The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof.

Section 8.11           Environmental Protection. Except as could not otherwise reasonably be expected to have a Material Adverse Effect, no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any applicable Environmental Laws, (b) generate any Hazardous Material in violation of any applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any applicable Environmental Laws, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that violates or would be reasonably expected to violate any Environmental Law or create any material Environmental Liabilities for which any Loan Party or any of its Restricted Subsidiaries would be responsible.

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Section 8.12          Accounting. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, change its fiscal year or make any material change in accounting principles or reporting practices, except as permitted by GAAP and disclosed to Administrative Agent and Lenders.

Section 8.13           Burdensome Agreements. Each Loan Party shall not, and shall not permit any of its Restricted Subsidiaries to enter into or permit to exist any arrangement or agreement (other than pursuant to (i) this Agreement or any other Loan Document, (ii) the Senior Second Lien Notes and the documents related thereto, (iii) agreements with respect to Purchase Money Debt or Capitalized Lease Obligations secured by liens permitted by Section 8.2(f), and (iv) documents creating Liens which are described in Section 8.2(b), Section 8.2(g), Section 8.2(m) or Section 8.2(s), but then only with respect to the Property that is the subject of the applicable lease, document or license described therein) which (a) directly or indirectly prohibits Borrower, any of its Restricted Subsidiaries or any other Loan Party from creating or incurring a Lien (securing Obligations) on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Restricted Subsidiaries or any other Loan Party to make any payments, directly or indirectly, to any other Loan Party by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents.

Section 8.14          Subsidiaries. Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless Borrower gives written notice to Administrative Agent of such creation, acquisition or redesignation and complies with Section 8.6(b). Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, form or acquire any Subsidiary unless (a) such Subsidiary is a Wholly-Owned Subsidiary and a Domestic Subsidiary and (b) Borrower or such other Loan Party complies with the requirements of Section 7.12 with respect to such Subsidiary and its Equity Interests. Borrower will not, and will not permit any Person other than Borrower or another Loan Party, to own any Equity Interests in any Guarantor.

Section 8.15          Amendments of Certain Documents . No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend, restate, supplement or otherwise modify any of the terms or provisions of, or waive any of its rights under, (i) their respective Constituent Documents or (ii) any Material Agreement (it being understood that any amendment, modification, waiver or other change to the Permitted Additional Debt Document that would result in such Permitted Additional Debt not being permitted under Section 8.1(i) had such Debt been incurred or issued concurrently with such amendment, modification, waiver or change shall be deemed to be materially adverse to the Lenders) other than ordinary course amendments, modifications or repricings of commodity purchase contracts that do not individually qualify as Material Agreements, in each case, in a manner materially adverse to the interests of the Lenders, without the prior written consent of Administrative Agent.

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Section 8.16           Hedging Agreements and Transactions.

(a)           No Loan Party nor any of its Restricted Subsidiaries will enter into any Hedging Transaction for speculative purposes. No Loan Party nor any of its Restricted Subsidiaries will enter into any Hedging Transaction with any Person other than:

(i)             Commodity Hedging Transactions between a Borrower or a Restricted Subsidiary and with an Approved Swap Counterparty with notional volumes (when netted and aggregated with other Commodity Hedging Transactions then in effect other than notional volumes with respect to puts, collars, floors and basis differential swaps on volumes already hedged pursuant to other Commodity Hedging Transactions) that do not cause the net aggregate notional volumes of all Commodity Hedging Transactions then in effect to exceed, as of the date such Commodity Hedging Transaction is entered into, (1) for any Commodity Hedging Transaction entered into between November 1st through May 31st, during the forthcoming 48 full calendar months following such date, 85% of the reasonably anticipated production from Borrower and its Restricted Subsidiaries’ Proved Oil and Gas Properties constituting proved, developed, producing reserves, as such reasonably anticipated production for each such calendar month is set forth in the then most recently delivered Reserve Report, and calculated for crude oil, natural gas, and natural gas liquids, calculated separately and (2) for any Commodity Hedging Transaction entered into between June 1st through October 31st, during the forthcoming 48 full calendar months following such date, 65% of the reasonably anticipated production from Borrower and its Restricted Subsidiaries’ Proved Oil and Gas Properties constituting proved, developed, producing reserves, as such reasonably anticipated production for each such calendar month is set forth in the then most recently delivered Reserve Report, and calculated for crude oil, natural gas, and natural gas liquids, calculated separately; provided, however, that such Commodity Hedging Transactions shall not, in any case, have a tenor longer than 48 consecutive calendar months, beginning with the first full calendar month following the date in question. Commodity Hedging Transactions that hedge different elements of commodity risk (such as, for example, basis risk and price risk), shall not be aggregated together when calculating the foregoing limitations on notional volumes; provided, further, that no Loan Party shall enter into a Commodity Hedging Transaction where it is the seller of a call option unless it is a component of a collar transaction or otherwise has an offsetting put for the same volumes and same period.

(ii)            Rate Management Transactions between a Borrower or a Restricted Subsidiary and that are with an Approved Swap Counterparty; provided that (A) if on a net basis (after aggregation with all other Rate Management Transactions of Borrower and its Restricted Subsidiaries then in effect) such Rate Management Transactions effectively convert interest rates from fixed to floating during any month, the net aggregate notional amount converted from fixed to floating for such month does not exceed 75% of the then outstanding principal amount of the Debt of Borrower and its Restricted Subsidiaries for borrowed money which matures during or after such month and which bears interest at a fixed rate; (B) if on a net basis (after aggregation with all other Rate Management Transactions of Borrower and its Restricted Subsidiaries then in effect) such Rate Management Transactions effectively convert interest rates from floating to fixed during any month, the net aggregate notional amount converted from floating to fixed for such month does not exceed 75% of the then outstanding principal amount of the Debt of Borrower and its Restricted Subsidiaries for borrowed money which matures during or after such month and which bears interest at a floating rate; and (C) no Rate Management Transaction shall have a tenor beyond the maturity of the Debt to which such interest is attributable.

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(b)           If, at the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2025 (the last day of each such fiscal quarter being the “Hedging Review Date”), the net aggregate notional volumes of all Commodity Hedging Transactions of the Borrower and its Restricted Subsidiaries for any Rolling Hedge Period exceeds the Trigger Threshold for crude oil, natural gas or natural gas liquids, calculated separately, reasonably anticipated to be produced from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties constituting proved developed producing reserves in such Rolling Hedge Period, then the Borrower and/or its Restricted Subsidiaries shall (i) notify the Administrative Agent of such excess simultaneously with the delivery of the Reserve Report delivered pursuant to Section 7.1(p) and (ii) within thirty calendar days after the Hedging Review Date terminate, create off-setting positions, transfer, allocate volumes to other production that the Borrower or any Subsidiary thereof is marketing, or otherwise unwind existing Hedging Agreements, such that the net aggregate notional volume of all future Commodity Hedging Transactions of the Borrower and its Restricted Subsidiaries in any given fiscal quarter do not exceed the Maximum Percentage of crude oil, natural gas or natural gas liquids, calculated separately, reasonably anticipated to be produced from the Borrower and its Restricted Subsidiaries’ Oil and Gas Properties constituting proved developed producing reserves in each month of such future fiscal quarter. As used in this Section 8.16: (x) “Rolling Hedge Period” means each consecutive six-month period beginning on the day immediately following the Hedging Review Date and ending on the last day of the second fiscal quarter thereafter; (y) “Maximum Percentage” means (a) 85% for each month during the period beginning November 1 of any year and ending May 31 of the immediately succeeding year, and (b) 65% for the period beginning June 1 of any year and ending October 31 of that same year; and (z) “Trigger Threshold” means a weighted average of each six month period comprising a Rolling Hedge Period, with the months June through October having a percentage of 80% and the months November through May having a percentage of 100%.

(c)            In no event shall any Hedging Agreement contain any requirement, agreement or covenant for Borrower or any of its Restricted Subsidiaries to post collateral, margin or letters of credit (other than pursuant to the Security Documents) to secure their obligations under such Hedging Agreement.

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(d)           Each Hedging Agreement entered into by Borrower or any of its Restricted Subsidiaries shall either (i) not contain any anti-assignment provisions restricting such Person or, (ii) if such agreement contains anti-assignment provisions which cannot be removed, Borrower and its Restricted Subsidiaries shall use commercially reasonable efforts to cause such provisions to be modified to read substantially as follows: “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [insert Loan Party’s name] may assign and grant a security interest in its rights and interests hereunder to Texas Capital Bank, as contractual representative of itself and other creditors, and its assigns (the “Agent”) as security for [insert Loan Party’s name]’s present and future obligations to such parties. Until [hedge provider] is notified in writing by the Agent to pay directly to the Agent amounts due [insert Loan Party’s name] hereunder, [hedge provider] may continue to make such payments to [insert Loan Party’s name]. Any payments made by [hedge provider] to the Agent at the instruction of the Agent directly will satisfy [hedge provider’s] payment obligations under this Agreement and relieve [hedge provider] from the obligation to make a payment to [insert Loan Party’s name].”

(e)            For purposes of entering into Commodity Hedging Transactions under Section 7.15, Section 8.16(a) or determining required unwinds, terminations and transfers of Commodity Hedging Transactions under Section 8.16(b), forecasts of reasonably anticipated production from Borrower’s and its Restricted Subsidiaries’ proved developed producing Oil and Gas Properties in the most recent Reserve Report shall be deemed updated to account for any increase or decrease in production anticipated because of information delivered by Borrower and its Restricted Subsidiaries to Administrative Agent subsequent to the original delivery of such Reserve Report including (i) Borrower’s and its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells, (ii) additions to or deletions from anticipated future production from new wells, (iii) completed dispositions, (iv) completed acquisitions, and (v) other production coming on stream or failing to come on stream; provided that (A) any such supplemental information shall be reasonably satisfactory to Administrative Agent and (B) if any such supplemental information is delivered, such information shall be presented on a net basis (i.e. it shall take into account both increases and decreases in anticipated production subsequent to the original delivery of the most recent Reserve Report).

(f)            Notwithstanding anything to the contrary herein, no Loan Party nor any of its Restricted Subsidiaries shall purchase any call options; provided that, Loan Parties may purchase call options if (i) the purchase of such call options is made only with cash, (ii) immediately after giving effect to such purchase of call options, the Consolidated Net Leverage Ratio on a pro forma basis is less than or equal to 2.50 to 1.00 and (iii) the aggregate amount of cash consideration paid since the Closing Date for the purchase of call options shall not exceed $10,000,000.

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Section 8.17          Take-or-Pay or other Prepayments . Borrower will not, and will not permit any Restricted Subsidiary to, allow take or pay or other prepayments with respect to the Proved Oil and Gas Properties of Borrower or any Restricted Subsidiary that would require Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed four percent (4%) of the aggregate annual production of gas from the Oil and Gas Properties of Borrower and its Restricted Subsidiaries during the most recent calendar year (on an mcf equivalent basis).

Section 8.18           Anti -Corruption Laws; Sanctions; Anti-Terrorism Laws. No Loan Party will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, an Arranger, a Lender, underwriter, advisor, investor, or otherwise).

ARTICLE 9

FINANCIAL COVENANTS

Borrower covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Elected Commitment hereunder:

Section 9.1            Consolidated Net Leverage Ratio. Borrower shall not permit, as of the last day of any Test Period, commencing with the Test Period ending March 31, 2025, the Consolidated Net Leverage Ratio to be greater than 2.50 to 1.00.

Section 9.2            Current Ratio. Borrower shall not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, the Current Ratio for Borrower and its Consolidated Restricted Subsidiaries, to be less than 1.00 to 1.00.

Section 9.3            Minimum Asset Coverage. Borrower shall not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, PDP PV-10 to be less than $100,000,000, as of such date.

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ARTICLE 10

DEFAULT

Section 10.1           Events of Default. Each of the following shall be deemed an “Event of Default”:

(a)            Borrower shall fail to pay the Obligations under the Loan Documents or any part thereof shall not be paid when due or declared due and, other than with respect to payments of principal, such failure shall continue unremedied for three (3) Business Days after such payment became due;

(b)           Any Loan Party shall breach any provision of Sections 7.1(g), 7.1(h), 7.1(k), 7.2 (solely with respect to maintenance of existence), 7.11, 7.15, or 7.16 or Article 8 or Article 9 of this Agreement;

(c)           Any representation or warranty made or deemed made by any Loan Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement or any other Loan Document shall be false, misleading or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d)           Any Loan Party or any Restricted Subsidiary of any Loan Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 10.1(a) and (b)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of Borrower or any Loan Party having knowledge of such failure, or (ii) receipt of notice thereof by Borrower from Administrative Agent;

(e)           Any Loan Party or any Restricted Subsidiary of any Loan Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing;

(f)            An involuntary proceeding shall be commenced against any Loan Party or any Restricted Subsidiary of any Loan Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

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(g)           Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(h)           Any Loan Party or any Restricted Subsidiary of any Loan Party (A) shall fail to pay when due (after giving effect to any grace periods contained in the underlying loan or debt documentation) any principal of or interest on any Material Debt (other than (i) the Obligations under the Loan Documents and (ii) obligations under any Hedging Agreement), or the maturity of any such Material Debt shall have been accelerated, or any such Material Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, after any applicable cure periods, would permit) any holder or holders of such Material Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded or (B) breaches or defaults in the performance of any agreement or instrument by which any such Material Debt is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(i)            There shall occur an “Early Termination Date” (as defined in a Hedge Agreement) under any Hedge Agreement evidencing Material Debt to which any Loan Party or Restricted Subsidiary of a Loan Party is a party resulting from (i) any event of default under such Hedge Agreement to which any Loan Party or any Restricted Subsidiary of any Loan Party is the Defaulting Party (as defined in such Hedge Agreement), or (ii) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party or any Restricted Subsidiary of any Loan Party is an Affected Party (as so defined) and, in either event, the Hedge Termination Value, if any, in the aggregate across all such Hedge Agreements, owed by any Loan Party or any Restricted Subsidiary of a Loan Party as a result thereof exceeds $5,000,000; provided, that any Loan Party or any Restricted Subsidiary of an Loan Party shall have three (3) Business Days to satisfy any early payment requirement or unwinding or termination with respect to any Hedge Agreement resulting from a default by such Loan Party or such Restricted Subsidiary if such Hedge Agreement provides for a grace period of less than three (3) Business Days or does not have a grace period;

(j)            This Agreement, any other Loan Document (including any Hedge Intercreditor Agreement) shall for any reason except to the extent permitted by the terms thereof, cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party or any Restricted Subsidiary of any Loan Party or any of their respective equity holders (or, in the case of a Hedge Intercreditor Agreement, by any Secured Third Party Hedge Provider), or Borrower or any other Loan Party shall deny in writing that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien (subject to Permitted Liens) upon any of the Collateral purported to be covered thereby;

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(k)           Any ERISA Event occurs with respect to a Plan or Multiemployer Plan that together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)            A Change of Control shall occur; or

(m)          A final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) shall be rendered by a court or courts against any Loan Party or any Restricted Subsidiary of any Loan Party and the same shall not be vacated, discharged (whether by payment or otherwise) (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Loan Party or such Restricted Subsidiary of such Loan Party shall not, within such period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 10.2           Remedies Upon Default. If any Event of Default shall occur and be continuing, then Administrative Agent may, with the consent of the Majority Lenders, or shall, at the direction of the Majority Lenders, without notice do any or all of the following: (a) terminate the Elected Commitments of the Lenders (except for funding obligations of outstanding Letters of Credit), (b) terminate the obligations of L/C Issuer to make L/C Credit Extensions, (c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), and/or (d) declare the Obligations (other than the Obligations arising out of Secured Cash Management Agreements and Secured Hedge Agreements) or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Elected Commitments of the Lenders shall automatically terminate (except for funding obligations of outstanding Letters of Credit), the obligations of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Obligations (other than the Obligations arising out of Secured Cash Management Agreements and Secured Hedge Agreements) shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party. In addition to the foregoing, if any Event of Default shall occur and be continuing, Administrative Agent may, with the consent of the Majority Lenders, or shall, at the direction of the Majority Lenders, exercise all rights and remedies available to it, Lenders and L/C Issuer in law or in equity, under the Loan Documents, or otherwise.

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Section 10.3           Application of Funds. After, or in connection with, the exercise of remedies provided for in Section 10.2 (or if an Event of Default exists and the written notice thereof, if any, to Borrower from Administrative Agent expressly provides that this Section 10.3 shall thereafter apply to any amounts received on account of the Obligations or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Lenders and L/C Issuer arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.2 and 2.5;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and constituting unpaid Obligations arising from Secured Cash Management Agreements, Secured Bank Hedge Agreements and Secured Third Party Hedge Agreements (in each case including periodic payments and settlements and amounts arising out of the settlement or termination of such Secured Bank Hedge Agreements and Secured Third Party Hedge Agreements), ratably among the Lenders, the Secured Cash Management Providers and the Secured Hedge Providers in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that remaining portion of the Obligations, ratably among the Lenders, the Secured Cash Management Providers and the Secured Hedge Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Notwithstanding anything to the contrary herein or in any other Loan Document, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve allocation to Obligations otherwise set forth in this Section.

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Further notwithstanding, Obligations arising from Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may reasonably request from the applicable Secured Cash Management Provider or Secured Hedge Provider, on or before ten (10) days after any such request by the Administrative Agent, provided that no such notice shall be required for (i) any Secured Cash Management Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Secured Cash Management Provider or (ii) any Secured Hedge Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Secured Hedge Provider. Each Secured Cash Management Provider and Secured Hedge Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.

Notwithstanding anything contained herein to the contrary, the failure of the applicable Secured Cash Management Provider or Secured Hedge Provider provide to provide written notice and/or supporting documentation relating to Obligations arising from Secured Cash Management Agreements and Secured Hedge Agreements shall not relieve any Loan Party of its obligation to pay such amounts.

Section 10.4           Right to Cure. Notwithstanding anything to the contrary contained in Sections 10.1 or 10.2, in the event that Borrower fails to comply with the requirements of the Financial Covenants as of the last day of any fiscal quarter of Borrower, at any time after the end of such fiscal quarter until the expiration of the 10th Business Day following the date on which the financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 7.1(b), Borrower shall have the right to issue common Equity Interests for cash or otherwise receive cash contributions to the capital of Borrower as cash common Equity Interests (collectively, the “Cure Right”), and upon the receipt by Borrower of the net cash proceeds of such issuance that are not otherwise applied (the “Cure Amount”) (provided that any Cure Amount cash proceeds received by the Borrower shall be applied to prepay Loans then outstanding (if any)), pursuant to the exercise by Borrower of such Cure Right such Financial Covenants shall be recalculated giving effect to the following pro forma adjustment:

(a)            EBITDAX and/or current assets shall be increased with respect to such applicable fiscal quarter and any four (4) fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring compliance with Section 9.1 and Section 9.2, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)            if, after giving effect to the foregoing pro forma adjustment, Borrower shall then be in compliance with the requirements of the Financial Covenants, Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement;

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(c)            notwithstanding anything herein to the contrary, (i) in each four (4) consecutive fiscal quarter period of Borrower there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenants and any amounts in excess thereof shall not be deemed to be a Cure Amount, (iv) there shall be no pro forma reduction in Debt with the proceeds of any Cure Amount and (v) if increasing EBITDAX, the Cure Amount shall be included in the calculation only after calculating EBITDAX on an annualized basis without giving effect to such increase (i.e., the Cure Amount shall not be annualized). Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the satisfaction of any Default or Event of Default condition, any financial ratio-based conditions or tests, pricing or any available basket under Article 8 of this Agreement.

Section 10.5           Performance by Administrative Agent. If any Loan Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Administrative Agent may (but shall have no obligation to) perform or attempt to perform such covenant or agreement on behalf of such Loan Party. In such event, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower or any other Loan Party under this Agreement or any other Loan Document.

ARTICLE 11

AGENCY

Section 11.1           Appointment and Authority.

(a)           Each Lender (in its capacity as a Lender and in its capacity as a Secured Cash Management Provider and/or a Secured Bank Hedge Provider or a potential Secured Cash Management Provider and/or a potential Secured Bank Hedge Provider), and L/C Issuer, hereby (i) irrevocably appoints Texas Capital Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents (including any Hedge Intercreditor Agreement and the Intercreditor Agreement) and irrevocably authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, (ii) approves the terms and conditions of the Intercreditor Agreement and irrevocably authorizes Administrative Agent to (A) enter into any Hedge Intercreditor Agreement and the Intercreditor Agreement and, in each case, amendments thereto from time to time and (B) to exercise all of Administrative Agent’s rights and to comply with all of its obligations under any Hedge Intercreditor Agreement and the Intercreditor Agreement and, in each case, to take all other actions necessary to carry out the provisions and intent thereof, (iii) agrees that it and its successors and assigns will be bound by and will take no actions contrary to the provisions of any Hedge Intercreditor Agreement and the Intercreditor Agreement, in each case, as if it was a signatory thereto, (iv) consents to the treatment of Liens to be provided for under any Hedge Intercreditor Agreement and the Intercreditor Agreement, as applicable and (v) agrees that no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of any action taken by Administrative Agent pursuant to this Section 11.1 or in accordance with the terms of any Hedge Intercreditor Agreement or the Intercreditor Agreement. The provisions of this Article 11 are solely for the benefit of Administrative Agent, Lenders, and L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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(b)            Administrative Agent shall also act as the “collateral agent” under the Loan Documents, the Intercreditor Agreement and any Hedge Intercreditor Agreement, and each of the Lenders (including, for itself and its Affiliates, in their capacities as potential Secured Cash Management Providers and Secured Bank Hedge Providers) and L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article 11 and Article 12 (including Section 12.1(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, the Intercreditor Agreement and any Hedge Intercreditor Agreement) as if set forth in full herein with respect thereto.

(c)            Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article 11.

Section 11.2           Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any other Loan Party or any Restricted Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders or to provide notice to or obtain the consent of the Lenders with respect thereto.

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Section 11.3           Exculpatory Provisions.

(a)           Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)             shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders or the Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to any Hedge Intercreditor Agreement or the Intercreditor Agreement, as applicable; provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(iv)           shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; and

(v)            does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “Adjusted Term SOFR” or with respect to any Benchmark Replacement or other rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate.

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(b)           Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders or the Majority Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 11.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower or any other Loan Party, a Lender, or L/C Issuer.

(c)           Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 11.4            Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certificate delivered by a Loan Party pursuant to Section 11.9(a). Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender, or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender, or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Administrative Agent may consult with legal counsel (who may be counsel for Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 11.5           Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.6           Resignation of Administrative Agent.

(a)            Administrative Agent may at any time give notice of its resignation to Lenders, L/C Issuer, and Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article 11 relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. No removal of Administrative Agent pursuant to this clause (b) shall be effective until the Majority Lenders shall have appointed a successor Administrative Agent and such successor shall have accepted such appointment (the “Removal Effective Date”).

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(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed or a different Person is appointed to serve as collateral agent pursuant to the terms of any Hedge Intercreditor Agreement and the Intercreditor Agreement, as applicable) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, or L/C Issuer, as applicable, directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 11, Section 12.1, and Section 12.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Any resignation or removal by Texas Capital Bank as Administrative Agent pursuant to this Section 11.6 shall also constitute its resignation or removal as L/C Issuer unless the notice thereof otherwise provides. If Texas Capital Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or removal as L/C Issuer and all L/C Obligations with respect thereto, including the right to require Revolving Credit Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c). Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, as applicable, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Texas Capital Bank to effectively assume the obligations of Texas Capital Bank with respect to such Letters of Credit.

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Section 11.7         Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer expressly acknowledges that neither Administrative Agent nor L/C Issuer, the Arranger, any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent, L/C Issuer, the Arranger or any other Lender hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of Borrower or any other Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent, L/C Issuer, the Arranger or any Lender to any other Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent, L/C Issuer, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, L/C Issuer, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to L/C Issuer or the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide L/C Issuer or any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), or creditworthiness of Borrower or any other Loan Party or the value of the Collateral or other Properties of Borrower or any other Loan Party or any other Person which may come into the possession of Administrative Agent or any of its Related Parties. Each Lender and L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

Section 11.8           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer, and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, L/C Issuer, and Administrative Agent under Section 12.1 or Section 12.2) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, and L/C Issuer, as applicable, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 12.1 or Section 12.2.

Section 11.9           Collateral and Guaranty Matters.

(a)           The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i)             to release any Lien on any Property granted to or held by Administrative Agent under any Loan Document (A) upon Payment in Full, (B) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents (including any Property owned by a Restricted Subsidiary that is designated as an Unrestricted Subsidiary in accordance with Section 8.6(b)), or (C) if approved, authorized or ratified in writing by the Majority Lenders or all Lenders, as applicable, under Section 12.10;

(ii)            to subordinate (or release) any Lien on any Property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.2 or if approved, authorized or ratified in writing by the Majority Lenders in connection with a debtor-in-possession financing provided to Borrower or any Loan Party;

(iii)           to release any Guarantor from its obligations under the Guaranty if 100% of the Equity Interests in such Guarantor are sold to a Person that is not an Affiliate in a transaction permitted under the Loan Documents (or if such Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 8.6(b)); provided that with respect to the release of any Restricted Subsidiary from its obligations under the Loan Documents because such Restricted Subsidiary no longer is a Wholly-Owned Subsidiary, such release shall only be permitted if (x) it is pursuant to the formation of a bona fide joint venture with a third party and (y) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be released, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted at such time; provided, further, that no such release shall occur if such Restricted Subsidiary continues to be a guarantor in respect of any Permitted Additional Debt or Material Debt in respect thereof; and

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(iv)           to take any other action with respect to the Collateral that is permitted or required under any Hedge Intercreditor Agreement and/or the Intercreditor Agreement.

Upon request by Administrative Agent at any time, the Majority Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9. Upon the occurrence of any of the events specified in Section 11.9(a)(i)(A), (B) or (C) or Section 11.9(a)(iii), at Borrower’s sole cost and expense, Administrative Agent shall execute and deliver to Borrower such documentation as Borrower may reasonably request in writing to release the applicable Collateral from the Liens created by the Loan Documents and/or release the applicable Guarantor from its obligations under its Guaranty, as the case may be. In connection with any such request by Borrower, Administrative Agent may request, and if requested by Administrative Agent, Borrower shall deliver a written certificate of a Responsible Officer of Borrower certifying that the applicable transaction is permitted under the Loan Documents (and Administrative Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein).

(b)           Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.10         Secured Cash Management Agreements and Secured Hedge Agreements. Subject to the applicable Hedge Intercreditor Agreement with respect to Secured Third Party Hedge Providers, no Secured Cash Management Provider or Secured Hedge Provider who obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising out of Secured Cash Management Agreements and Secured Hedge Agreements unless Administrative Agent has received written notice of the payment of, or that other satisfactory arrangements with respect to, such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Secured Cash Management Provider or Secured Hedge Provider, as the case may be. Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising out of Secured Cash Management Agreements and Secured Hedge Agreements prior to termination of all Elected Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made).

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Section 11.11         Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Elected Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments and this Agreement, or

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(iv)           such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Administrative Agent, the Arranger or any other arranger of this Agreement or any amendment thereto, or any of their respective Affiliates, is a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Elected Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)           Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit or the Elected Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, the Elected Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Elected Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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Section 11.12        Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.10 of this Agreement), (iii) Administrative Agent shall be authorized to assign the relevant Obligations of the Secured Parties to be credit bid to any such acquisition vehicle on a pro rata basis, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 11.13       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger or the syndication agents, documentation agents, co-agents, or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or a L/C Issuer hereunder.

Section 11.14        Flood Laws. Each Lender and each participant is responsible for assuring its own compliance with any applicable Flood Insurance Regulations and Administrative Agent shall have no responsibility therefor.

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Section 11.15         Erroneous Payments.

(a)            If Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within ten (10) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case.

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(i)             (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 11.15(b).

(c)            Each Lender, L/C Issuer or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Elected Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Elected Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Elected Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Elected Commitments of any Lender or L/C Issuer and such Elected Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

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(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), Borrower or any other Loan Party for the purpose of a payment on the Obligations.

(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Aggregate Elected Commitment Amounts and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

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ARTICLE 12

MISCELLANEOUS

Section 12.1           Expenses.

(a)           Borrower hereby agrees to pay on demand: (i) all reasonable and documented (in summary form) out-of-pocket costs and expenses of Administrative Agent, the Arranger, L/C Issuer, and their Related Parties in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent, L/C Issuer, and their Related Parties, and all title due diligence and review expenses, Oil and Gas Properties evaluation and engineering expenses, expenses associated with the investigation of any matters relating to the transactions contemplated hereby and the satisfaction of the conditions set forth herein, the giving of oral or written opinions or advice incident to this transaction, and the consummation of the transactions contemplated hereby; (ii) all costs and expenses of Administrative Agent, L/C Issuer, and each Lender in connection with any Event of Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, court costs and the fees and expenses of legal counsel, advisors, consultants, engineers, experts and auditors for Administrative Agent, L/C Issuer, and each Lender; (iii) all costs and expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) all transfer, stamp, documentary, or other similar Taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (v) all costs, expenses, assessments, and other charges incurred by or on behalf of Administrative Agent in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (vi) all other documented out-of-pocket costs and expenses incurred by Administrative Agent, L/C Issuer, and any Lender in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, any workout or restructuring (including the negotiations thereof), any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Administrative Agent’s, such Lender’s, and L/C Issuer’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Loan Parties. The Loan Parties shall be responsible for all expenses described in this clause (a) whether or not any Credit Extension is ever made. Any amount to be paid under this Section 12.1 shall payable promptly after written demand therefor. The obligations of the Loan Parties under this Section 12.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

(b)           To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 12.1(a) or Section 12.2 to be paid by it to Administrative Agent, L/C Issuer (or any sub-agent thereof) or any Related Party of Administrative Agent, L/C Issuer (or any sub-agent thereof), each Lender severally agrees to pay to Administrative Agent, L/C Issuer (or any sub-agent thereof), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent, L/C Issuer (or any sub-agent thereof), or against any Related Party of Administrative Agent, L/C Issuer (or any sub-agent thereof), acting for Administrative Agent, or L/C Issuer (or any sub-agent thereof) in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.

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Section 12.2         INDEMNIFICATION. BORROWER AND THE OTHER LOAN PARTIES SHALL, JOINTLY AND SEVERALLY, INDEMNIFY ADMINISTRATIVE AGENT, L/C ISSUER, THE ARRANGER, EACH LENDER AND EACH RELATED PARTY OF EACH OF THE FOREGOING (EACH, AN “INDEMNITEE”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES PROVIDED THAT SUCH ATTORNEYS’ FEES SHALL BE LIMITED TO THE REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPENSES OF ONE (1) COUNSEL AND ONE (1) LOCAL COUNSEL IN EACH APPLICBLE JURISDICTION, AND, IN THE CASE OF AN ACTUAL CONFLICT OF INTEREST, WHERE THE PARTY AFFECTED BY SUCH CONFLICT INFORMS THE BORROWER OF SUCH CONFLICT AND THEREAFTER RETAINS ITS OWN COUNSEL, OF ONE (1) OTHER COUNSEL FOR ALL SUCH AFFECTED PERSON) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY LOAN PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY LOAN PARTY OR ANY OF THEIR SUBSIDIARIES, (E) ANY LOAN OR LETTER OF CREDIT OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT) OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED OR PROSPECTIVE INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY OTHER LOAN PARTY. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES PROVIDED THAT SUCH ATTORNEYS’ FEES SHALL BE LIMITED TO THE REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPRESNES OF ONE (1) COUNSEL AND ONE (1) LOCAL COUNSEL IN EACH APPLICBLE JURISDICTION AND, IN THE CASE OF AN ACTUAL CONFLICT OF INTEREST, WHERE THE PARTY AFFECTED BY SUCH CONFLICT INFORMS THE BORROWER OF SUCH CONFLICT AND THEREAFTER RETAINS ITS OWN COUNSEL, OF ONE (1) OTHER COUNSEL FOR ALL SUCH AFFECTED PERSON) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH INDEMNITEE (OR THE REPRESENTATIVES OF SUCH PERSON); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM NOT INVOLVING AN ACT OR OMISSION OF ANY LOAN PARTY AND THAT IS BROUGHT BY AN INDEMNITEE AGAINST ANOTHER INDEMNITEE (OTHER THAN AGAINST THE ARRANGER OR ADMINISTRATIVE AGENT IN THEIR CAPACITIES AS SUCH). Any amount to be paid under this Section 12.2 shall be a demand obligation owing by Borrower and the other Loan Parties and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower and the other Loan Parties under this Section 12.2 shall survive the Payment in Full of the Obligations and the assignment of any right hereunder. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

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Section 12.3           Limitation of Liability. None of Administrative Agent, the Arranger, L/C Issuer, or any Lender, on the one hand, or any of the Loan Parties, on the other hand, or any of their respective Related Parties, shall have any liability with respect to, and each such Person hereby waives, releases, and agrees not to sue any of the others upon, any claim for any special, indirect, incidental, or consequential damages (whether in contract, tort or otherwise) suffered or incurred by any such Person in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents; provided that nothing contained in this Section 12.3 shall limit the Loan Parties’ (x) indemnification obligations to the extent set forth in Section 12.2 to the extent such special, indirect, incidental or consequential damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification thereunder or (y) reimbursement obligations for any reasonable and documented out -of-pocket costs and expenses to the extent set forth in Section 12.1(a). Each Loan Party, on the one hand, and Administrative Agent, each Arranger, L/C Issuer, and each Lender, on the other hand, hereby waives, releases, and agrees not to sue any of the others, or any of their respective Related Parties, for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.4          No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Arranger, Administrative Agent, any Lender, or L/C Issuer shall have the right to act exclusively in the interest of the Arranger, Administrative Agent or such Lender, or L/C Issuer and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any Loan Party’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 12.5           Lenders Not Fiduciary. The relationship between Borrower and each other Loan Party on the one hand, and Administrative Agent, each Arranger, each Lender, and L/C Issuer, on the other hand, is solely that of debtor and creditor, and none of Administrative Agent, the Arranger, any Lender, or L/C Issuer has any fiduciary or other special relationship with Borrower or any other Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and each other Loan Party on the one hand, and Administrative Agent, each Arranger, each Lender, and L/C Issuer, on the other hand, to be other than that of debtor and creditor. Borrower and each other Loan Party acknowledges and agrees that (a)(i) no fiduciary, advisory or agency relationship between the Loan Parties and their Subsidiaries and the Arranger, Administrative Agent, the L/C Issuer or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, Administrative Agent, the L/C Issuer or any Lender has advised or is advising any Loan Party or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, Administrative Agent, the L/C Issuer and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Arranger, Administrative Agent, the L/C Issuer and the Lenders, on the other hand, (iii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Arranger, Administrative Agent, the L/C Issuer and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person; (ii) none of the Arranger, Administrative Agent, the L/C Issuer or the Lenders has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, Administrative Agent, the L/C Issuers and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and none of the Arranger, Administrative Agent, the L/C Issuer or the Lenders has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by Law, Borrower and each other Loan Party hereby waives and releases any claims that it may have against any of the Arranger, Administrative Agent, the L/C Issuer, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 12.6          Equitable Relief. Each Loan Party recognizes that in the event Borrower or any other Loan Party fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent or Lenders, or L/C Issuer. Each Loan Party therefore agrees that Administrative Agent may, with the consent of the Majority Lenders, or shall, at the direction of the Majority Lenders, exercise all such other remedies provided for in this Agreement or in any other Loan Document.

Section 12.7           No Waiver; Cumulative Remedies. No failure on the part of Administrative Agent, any Lender, or L/C Issuer, to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document (including any Hedge Intercreditor Agreement and the Intercreditor Agreement), the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 10.2 for the benefit of all the Secured Parties and each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except with the written consent of Administrative Agent, it will not take any enforcement action or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 4.3 (subject to the terms of Section 12.23), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), and (c) and of the preceding proviso and subject to Section 12.23, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

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Section 12.8           Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8(b), (ii) by way of participation in accordance with the provisions of Section 12.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Elected Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Elected Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 12.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 12.8(b)(i)(A), the aggregate amount of the Elected Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the Elected Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Elected Commitment assigned.

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(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.8(b)(i)(B) and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received written notice thereof; (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Elected Commitment or Loans to a Lender; (C) the consent of Administrative Agent (which consent may be withheld for any reason or no reason) shall be required for any assignment in respect of any Elected Commitment or Loans to an Affiliate of a Lender or an Approved Fund; and (D) the consent of L/C Issuer shall be required for any assignment in respect of the Elected Commitments.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided further that Borrower shall not be obligated to pay for such processing and recording fee except in the case of any assignment made pursuant to Section 3.6(b). The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)             No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any of their Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 12.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.1, Section 3.2, Section 12.1 and Section 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8(d). Upon the consummation of any assignment pursuant to this Section 12.8(b), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

(c)            Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or any other Loan Party, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Elected Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, each other Loan Party, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.1(b) without regard to the existence of any participation.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.10 which requires the consent of all Lenders and affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.3 as though it were a Lender; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 4.3; provided further that such Participant agrees to be subject to Section 12.23 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Dissemination of Information. Borrower and each other Loan Party authorizes Administrative Agent and each Lender to disclose to any actual or prospective purchaser, assignee or other recipient of a Lender’s Elected Commitment, any and all information in Administrative Agent’s or such Lender’s possession concerning Borrower, the other Loan Parties and their respective Affiliates.

Section 12.9 Survival. All representations and warranties made in this Agreement, any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them. Without prejudice to the survival of any other obligation of any Loan Party hereunder, the obligations of the Loan Parties under Sections 12.1 and 12.2 shall survive repayment of the Obligations and termination of the Elected Commitments and Aggregate Elected Commitment Amounts, as applicable.

Section 12.10 Amendment. Subject to Section 3.3(b), the provisions of this Agreement and the other Loan Documents to which Borrower or any other Loan Party is a party (other than the Issuer Documents) may be amended or waived only by an instrument in writing signed by the Majority Lenders (or by Administrative Agent with the consent of the Majority Lenders) and each Loan Party party thereto and acknowledged by Administrative Agent; provided, however, that no such amendment or waiver shall:

(a)            waive any condition set forth in Section 5.1, without the written consent of each Lender;

(b)         extend or increase any Elected Commitment of any Lender (or reinstate any Elected Commitment terminated pursuant to Section 10.2) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)            reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to prospectively adjust the Default Interest Rate or to prospectively waive any obligation of Borrower to pay interest at such rate;

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(e)            change any provision of this Section 12.10 or the definitions of “Majority Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)            change Section 2.6(d), Section 10.3 or Section 12.23 in a manner that would alter the pro rata sharing of payments required thereby or the order of payments required thereby, in each case, without the written consent of each Lender;

(g)            release all or substantially all of the aggregate value of the Guaranties provided by the Guarantors or release (or subordinate the Secured Parties’ Liens in respect of) all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Secured Party;

(h)            subordinate any of the Obligations owed to the Secured Parties in right of payment or subordinate any of the Liens securing the Obligations owed to the Secured Parties (except as otherwise set forth in Section 11.9), in each case without the written consent of each Secured Party;

(i)           reduce the percentage set forth in the definition of “Required Reserve Value” to less than 85% for purposes of Section 7.12(b) without the written consent of each Lender;

(j)             increase the Aggregate Elected Commitment Amounts without the written consent of each Lender; or

(k)            change any provision of Section 1.12 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) Borrower and Administrative Agent may amend this Agreement or any other Loan Document without the consent of Lenders (unless the Majority Lenders object in writing within five (5) Business Days of notice by Administrative Agent of such amendment) in order to (A) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (B) comply with local Law or advice of local counsel in any jurisdiction the Laws of which govern any Security Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of Administrative Agent, (C) effect the granting, perfection, protection, expansion or enhancement of any security interest or Lien in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, (D) make administrative or operational changes not adverse to any Lender or (E) add a Guarantor or Collateral or otherwise enhance the rights and benefits of the Lenders.

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Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Elected Commitment(s) of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 12.11 Notices.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule 12.11. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 12.11(b) shall be effective as provided in Section 12.11(b).

(b)            Electronic Communications . Notices and other communications to Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c)            Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto, Schedule 12.11 shall be deemed to be amended by each such change, and Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 12.11 provided by Administrative Agent to each party hereto.

(d)	Platform.

(i)              Borrower, each other Loan Party, each Lender, and L/C Issuer agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders, or L/C Issuer by posting the Communications on the Platform.

(ii)             The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. Although the Platform is secured with generally-applicable security procedures and policies implemented or modified by Administrative Agent from time to time, each of the Lenders, L/C Issuer, and Borrower acknowledges and agrees that (x) the distribution of material through an electronic medium is not necessarily secure and (y) the Agent Parties not responsible for approving or vetting the representatives, designees or contacts of any Lender or L/C Issuer that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution, and each Lender, L/C Issuer, and Borrower understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of Communications through the Platform.

(iii)            Each Loan Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender, and their respective counsel and agents and Related Parties (each, an “Authorized Party”) to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business affairs of Borrower and such other Loan Parties via the internet or other electronic communication method. IN NO EVENT SHALL ANY AUTHORIZED PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY SUCH COMMUNICATIONS OR TRANSMISSIONS, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE DIRECTLY RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AUTHORIZED PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AUTHORIZED PARTY HAVE ANY LIABILITY FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

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(e)            Public Information. Each Loan Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities.

Section 12.12 Governing Law; Venue; Service of Process.

(a)            Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

(b)            Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, any Lender, or L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any of the other Loan Parties or their Properties in the courts of any jurisdiction.

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(c)            Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process by the mailing thereof in the manner provided for the mailing of notices in Section 12.11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 12.13 Counterparts. Subject to Section 12.26, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.14 Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 12.15 Headings . The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.16 Construction. Each Loan Party, Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Administrative Agent, each Lender and each other Person party thereto.

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Section 12.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 12.18 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.18.

Section 12.19 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and each Lender at all times to comply strictly with the applicable Law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any other Loan Document, and the Related Indebtedness (or applicable United States federal Law to the extent that it permits any Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable Law). If the applicable Law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower or any other Loan Party and any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Administrative Agent’s or any Lender’s exercise of the option to accelerate the maturity of any Note and/or the Related Indebtedness, or (c) Borrower or any other Loan Party will have paid or Administrative Agent or any Lender will have received by reason of any voluntary prepayment by Borrower or any other Loan Party of any Note and/or the Related Indebtedness, then it is Borrower’s, each other Loan Party’s, Administrative Agent’s and Lenders’ express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Administrative Agent or any Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower or such other Loan Party, as applicable), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower, each other Loan Party, Administrative Agent and each Lender agree that Administrative Agent or any Lender, as applicable, shall, with reasonable promptness after Administrative Agent or such Lender discovers or is advised by Borrower or any other Loan Party that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower or such other Loan Party, as applicable, and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower and the other Loan Parties to Administrative Agent or such Lender. Borrower and each other Loan Party hereby agrees that as a condition precedent to any claim seeking usury penalties against Administrative Agent or such Lender, Borrower will provide written notice to Administrative Agent or any Lender, advising Administrative Agent or such Lender in reasonable detail of the nature and amount of the violation, and Administrative Agent or such Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or such other Loan Parties, as applicable, or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower and the other Loan Parties to Administrative Agent or such Lender. All sums contracted for, charged, taken, reserved or received by Administrative Agent or any Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

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Section 12.20 Ceiling Election. To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Obligations under the Loan Documents, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal Law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas Law, such Lender will rely on United States federal Law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable Law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable Law by giving notice, if required, to Borrower as provided by applicable Law now or hereafter in effect.

Section 12.21 USA PATRIOT Act Notice. Administrative Agent and each Lender hereby notifies Borrower and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow Administrative Agent and such Lender to identify Borrower and each other Loan Party in accordance with the PATRIOT Act. In addition, Borrower and each other Loan Party agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any other Loan Party or any Subsidiary of Borrower or any other Loan Party is or shall be a Sanctioned Person, (b) not to use or permit the use of proceeds of the Obligations to violate any Anti-Corruption Laws, Anti-Terrorism Laws or any applicable Sanctions, and (c) comply, or cause its Subsidiaries to comply, with the applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

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Section 12.22 Defaulting Lenders.

(a)            Adjustments . Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders” and in Section 12.10.

(ii)              Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, with respect to a Defaulting Lender that is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer hereunder; third, with respect to a Defaulting Lender that is a Revolving Credit Lender, to Cash Collateralize L/C Issuer’s Fronting Exposure, if any, with respect to such Defaulting Lender in accordance with Section 2.5; fourth, with respect to a Defaulting Lender that is a Revolving Credit Lender, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, with respect to a Defaulting Lender that is a Revolving Credit Lender, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) with respect to a Defaulting Lender that is a Revolving Credit Lender, Cash Collateralize L/C Issuer’s future Fronting Exposure, if any, with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.5; sixth, to the payment of any amounts owing to Lenders, or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by Lenders pro rata in accordance with their respective Applicable Percentages without giving effect to Section 12.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)	Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any fee payable under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.5.

(C)            With respect to any fee payable under Section 2.8(c) or to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Revolving Credit Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y)            pay to L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iv)             Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Elected Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Elected Commitment. Subject to Section 12.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)             Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.6.

(b)            Defaulting Lender Cure. If Borrower, Administrative Agent, and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 12.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 12.23 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a)            notify Administrative Agent of such fact; and

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(b)            purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)               if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)              the provisions of this Section 12.23 shall not be construed to apply to: (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including (x) the application of funds arising from the existence of a Defaulting Lender and (y) payments made in accordance with Sections 3.1, 3.4 and 3.5); (B) the application of Cash Collateral provided for in Section 2.5; or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 12.23 shall apply).

Borrower and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower or such other Loan Party, as applicable, rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower or such other Loan Party in the amount of such participation.

Section 12.24 Payments Set Aside. To the extent that any payment by or on behalf of Borrower or any other Loan Party is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.

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Section 12.25 Confidentiality. Each of Administrative Agent, L/C Issuer, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall otherwise be subject to confidentiality provisions generally), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee or in accordance with the Administrative Agent’s, such L/C Issuer’s or any Lender’s regulatory compliance policy if the Administrative Agent, such L/C Issuer or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, L/C Issuer or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, L/C Issuer or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable Law), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 12.25, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Borrower or any other Loan Party and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company or (iv) any Lender’s financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the Information, (g) on a confidential basis to (i) any rating agency or any similar organization in connection with the rating of Borrower or any other Loan Party or the Facility or (ii) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (h) with the consent of Borrower or such other applicable Loan Parties, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.25, (ii) becomes available to Administrative Agent, L/C Issuer, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower that is not known to be subject to a confidentiality obligation to the Borrower or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 12.25; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Elected Commitments. For purposes of this Section 12.25, “Information” means all information received from Borrower or any other Loan Party or any Subsidiary thereof relating to Borrower or any other Loan Party or any Subsidiary thereof or any of their respective businesses which is clearly identified as confidential, other than any such information that is available to Administrative Agent, L/C Issuer, or any Lender on a nonconfidential basis prior to disclosure by Borrower or any other Loan Party or any Subsidiary or Affiliate thereof; provided that, in the case of information received from Borrower or any other Loan Party or any Subsidiary or Affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Loan Party party hereto agrees and confirms that, as between such Loan Party and Texas Capital Bank, the obligations of Texas Capital Bank under this Section 12.25 supersede and replace in their respective entireties all confidentiality, non-disclosure and similar obligations of Texas Capital Bank, if any, set forth in any previous agreement between such Loan Party and Texas Capital Bank notwithstanding anything to the contrary contained therein.

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Each Loan Party hereby authorizes Administrative Agent, at its sole expense, but without any prior approval by any Loan Party, to include any Loan Party’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to the Facilities as it may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrower notifies Texas Capital Bank in writing that such authorization is revoked. Each Loan Party understands and acknowledges that Texas Capital Bank may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facility.

Section 12.26 Electronic Execution of Assignments and Certain Other Documents. The words “execute”, “execution”, “signed”, “signature”, and words of like import in or related to this Agreement, any other Loan Document or any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act of the State of Texas, or any other similar state Laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature from any party hereto, Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.

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Section 12.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.28 Keepwell. Each Qualified ECP Guarantor party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such other Loan Party’s (a) Swap Obligations and (b) obligations under its Guaranty including those with respect to Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Elected Commitments have expired or terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

CREDIT AGREEMENT – Page 174

Section 12.29 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of Texas and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.30 Hedge Intercreditor Agreement; Intercreditor Agreement. In the event of a conflict between the provisions of any of the Loan Documents and the provisions of any Hedge Intercreditor Agreement, the provisions of such Hedge Intercreditor Agreement shall control. In the event of a conflict between the provisions of any of the Loan Documents and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Section 12.31 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

CREDIT AGREEMENT – Page 175

EXECUTED to be effective as of the date first written above.

BORROWER:

W&T OFFSHORE, INC.

By:	/s/ Sameer Parasnis
Name:	Sameer Parsnis
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT, LENDER AND L/C ISSUER:

TEXAS CAPITAL BANK,
as Administrative Agent, a Lender and L/C Issuer

By:	/s/ Jared Mills
Name:	Jared Mills
Title:	Managing Director

[Signature Page to Credit Agreement]

LENDERS:

Shell Trading (US) Company ,
as a Lender

By:	/s/ Mario Mendez
Name:	Mario Mendez
Title:	Vice President, Shell Trading (US) Company

[Signature Page to Credit Agreement]

LENDERS:

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Credit Agreement]

LENDERS:

Macquarie Bank Limited,
as a Lender

By:	/s/ Robert Trevena
Name:	Robert Trevena
Title:	Division Director

By:	/s/ Matthew Palmer
Name:	Matthew Palmer
Title:	Division Director – CGM

[Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”); provided, however, that for the avoidance of doubt, [the][such] Assigned Interest excludes any Hedging Agreements and Hedging Transactions that may exist between the Assignor(s) and Borrower or any other Loan Party. Each such sale and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: W&T Offshore, Inc., a Texas Corporation

4.	Administrative Agent: Texas Capital Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of January 28, 2025, among Borrower, the Lenders from time to time party thereto, Administrative Agent and L/C Issuer

6.	Assigned Interest[s]:

Aggregate
		Amount of Elected	Amount of Elected	Percentage
Assignor[s][5]	Assignee[s][6]	Commitment/Loans	Commitment/Loans	Assigned of Elected	CUSIP
		for all Lenders	Assigned[7]	Commitment/Loans[8]	Number
		$	$	%

		$	$	%

		$	$	%

7.	[Trade Date:	]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate. No assignment shall be made to (a) any Loan Party or any of their respective Affiliates or Subsidiaries, (b) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender under the Credit Agreement, would constitute any of the foregoing Persons described in this clause (b), or (c) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

[7]	Amount to be adjusted by the counterparties, if applicable, to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amount of Elected Commitments / Loans of the assigning Lender subject to such assignment shall not be less than $5,000,000.

[8]	Set forth (to at least 9 decimals) as a percentage of the aggregate Elected Commitments / Loans of all Lenders thereunder.

Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

TEXAS CAPITAL BANK,

as Administrative Agent

By:
Name:
Title:

[Consented to]9:

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[9]	To be added only if the consent of Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement. Consent of L/C Issuer shall be required for any assignment in respect of the Elected Commitments.

ANNEX 1

Standard Terms and Conditions for Assignment and Assumption

1.	Representations and Warranties.

1.1	Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any other Loan Party or their respective Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any other Loan Party or their respective Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2	Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.8(b)(iii), (iv), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.8(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the Laws of the State of Texas.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[________], 20[__]

Texas Capital Bank

2000 McKinney Avenue, Suite 1800

Dallas, Texas 75201

Attention: Energy Banking Group

Re:	Credit Agreement dated January 28, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Texas Capital Bank, as administrative agent (the “Administrative Agent”), the Lenders from time to time party thereto, the L/C Issuer, and W&T Offshore, Inc., a Texas Corporation (the “Borrower”)

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of Borrower (and not individually), hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

[1.	To the knowledge of the undersigned, no Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1.	To the knowledge of the undersigned, the following Defaults exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.	The compliance of the Borrower, on a consolidated basis with its Consolidated Restricted Subsidiaries, with certain financial covenants of the Credit Agreement, as of the close of business on ____________________ (the “Determination Date”) for the relevant measurement period, is evidenced by the calculations on Schedule 1 to this Compliance Certificate:

(a)	Section 9.1: Consolidated Net Leverage Ratio

	Required	Actual
	Not more than 2.50 to 1.00	_____ to 1.00

(b)	Section 9.2: Current Ratio

	Required	Actual
	Not less than 1.00 to 1.00	_____ to 1.00

(c)	Section 9.3: Minimum Asset Coverage Ratio

	Required	Actual
	Not less than $100,000,000	_____

3.	A complete and correct list of all Hedging Agreements and Hedging Transactions of the Borrower or any of its Restricted Subsidiaries as of the Determination Date are listed on Schedule 2 attached hereto, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Hedge Termination Value thereof, any new credit support agreements relating thereto (other than the Loan Documents) not listed on Schedule 6.26 of the Credit Agreement, any margin required or supplied under any credit support document, and the counterparty thereto.

4.	No change in accounting principles under GAAP or in the application thereof has occurred since the date of the audited financial statements delivered prior to the date hereof pursuant to Section 7.1(a) of the Credit Agreement, or if any such change has occurred, attached hereto is a statement as to the nature thereof and the effect of such change on the financial statements delivered with this Compliance Certificate.

5.	To the knowledge of the undersigned, the financial statements being delivered to Administrative Agent concurrently herewith pursuant to the Credit Agreement present fairly, in all material respects, (in the case of quarterly financial statements, subject to year-end adjustments and the absence of footnotes and related disclosures) the financial position and results of operation of the Persons identified therein, on a consolidated basis, for the periods and as of the dates set forth therein.

The undersigned has reviewed the terms of the Credit Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial position of Borrower during the period covered by the financial statements included herewith, and such review has not disclosed the existence during such period, and the undersigned does not have knowledge of the existence as of the date of this certificate, of any condition or event which constitutes a Default, except as set forth in paragraph 1 above.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement. IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

W&T OFFSHORE, INC.,
a Texas Corporation

By:
Name:
Title:

SCHEDULE 1

to the Compliance Certificate

For the Test Period ended __________, ____ (the “Statement Date”)

(1)	Consolidated Net Leverage Ratio: (i) / (ii) =	_.__:1.00

(i)	Consolidated Total Debt, as of the Statement Date	$[___,___,___]

(ii)	EBITDAX of Borrower and its Consolidated Restricted Subsidiaries for the Test Period ending as of the Statement Date	$[___,___,___]

(2)	Current Ratio: (i) / (ii) =	_.__:1.00

(i)	Current assets[1]	$[___,___,___]

(ii)	Current liabilities[2]	$[___,___,___]

(2)	Minimum Asset Coverage Ratio:	$[___,___,___]

(i)	PDP PV-10 as of the last day of the fiscal quarter ending [●]	$[___,___,___]

[1]	To include the unused amount of the Aggregate Elected Commitment Amounts to the extent that Borrower is permitted to borrow such amount under the terms of the Credit Agreement, including Section 5.2 thereof, but excluding the amount of any non-cash items as a result of the application of FASB ASC 410 and 815 under GAAP and non-cash assets in respect of gas imbalances under GAAP).

[2]	To exclude (i) the amount of any liabilities respecting any non-cash items as a result of the application of FASB ASC 410 and 815 under GAAP, (ii) non-cash obligations in respect of gas imbalances under GAAP and (iii) the current portion of the Obligations on such date, in each case determined in accordance with GAAP.

SCHEDULE 2

to the Compliance Certificate

Hedging Agreements and Hedging Transactions

EXHIBIT C

BORROWING REQUEST

Date: __________, ____

To:          Texas Capital Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 28, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among W&T Offshore, Inc., a Texas Corporation (“Borrower”), the Lenders from time to time party thereto, and Texas Capital Bank, as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of Loans

☐	A conversion or continuation of Loans

1.	On ____________________ (a Business Day).

2.	In the amount of $____________________

3.	Comprised of ________________________

(Type of Loans requested)

4.	For Term SOFR Borrowing: with an Interest Period of _____ months.

5.            Current total Revolving Credit Exposure of the Revolving Credit Lenders on the date hereof (i.e., Outstanding Amount of all Loans and total L/C Obligations) is $[               ].

6.             Pro forma total Revolving Credit Exposure of the Revolving Credit Lenders (giving effect to the requested Borrowing) is $[             ].

7.             The proceeds of such Loans shall be disbursed into the following account(s):

ABA Routing Number:
Account Number:

C-1

Borrower hereby represents and warrants that the following conditions specified in Section 5.2 of the Credit Agreement shall be satisfied on and as of the date of the requested Borrowing:

1.	No Default or Event of Default shall have occurred and be continuing, or would result after giving effect to such Credit Extension.

2.	All of the representations and warranties of Borrower and each other Loan Party contained in Article 6 of the Credit Agreement and in the other Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct in all respects on and as of the date of such Borrowing, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in the case of such representations and warranties that contain a materiality qualification, in all respects) as of such earlier date, and except that for purposes of Section 5.2 of the Credit Agreement, the representations and warranties contained in Section 6.2 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.1(a) and (b) of the Credit Agreement, respectively.

3.	After giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of the Revolving Credit Lenders shall not exceed the Aggregate Elected Commitment Amounts in effect as of the date of such Credit Extension.

4.	The Borrower shall have delivered to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that the Loan Parties are in compliance with Section 7.15 of the Credit Agreement after giving effect to the Credit Extension so requested.

BORROWER:

W&T OFFSHORE, INC.,
a Texas Corporation

By:
Name:
Title:

C-2

EXHIBIT D

NOTE

$[__________]	Date: __________, ____

FOR VALUE RECEIVED, W&T Offshore, Inc., a Texas Corporation (“Borrower”), hereby promises to pay to ___________________ (“Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan or so much thereof as may be advanced by Lender (in its capacity as Lender) from time to time to or for the benefit or account of Borrower under that certain Credit Agreement dated as of January 28, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Borrower, the lenders from time to time party thereto, and Texas Capital Bank, as Administrative Agent (“Administrative Agent”) and L/C Issuer.

Borrower promises to pay interest on the unpaid principal amount of this Note from the date hereof until the Loans made by Lender are paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at Administrative Agent’s Principal Office. If any amount is not paid in full when due hereunder, then such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loans made by Lender shall be evidenced by an account maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

[Remainder of Page Intentionally Left Blank
Signature Page Follows]

D-1

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWER:

W&T OFFSHORE, INC.,
a Texas Corporation

By:
Name:
Title:

D-2

EXHIBIT E-1

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W&T Offshore, Inc., a Texas Corporation, Texas Capital Bank, as Administrative Agent and L/C Issuer and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

E-1-1

EXHIBIT E-2

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W&T Offshore, Inc., a Texas Corporation, Texas Capital Bank, as Administrative Agent and L/C Issuer and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[	]

E-2-1

EXHIBIT E-3

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W&T Offshore, Inc., a Texas Corporation, Texas Capital Bank, as Administrative Agent and L/C Issuer and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) from each such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[	]

E-3-1

EXHIBIT E-4

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W&T Offshore, Inc., a Texas Corporation, Texas Capital Bank, as Administrative Agent and L/C Issuer and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

E-4-1

EXHIBIT F

FORM OF EXCESS FREE CASH FLOW CERTIFICATE

The undersigned hereby certifies on behalf of W&T Offshore, Inc., a Texas Corporation (the “Borrower”), that he/she is a Responsible Officer of the Borrower and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to that certain Credit Agreement dated as of January 28, 2025 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”; each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified) among the Borrower, Texas Capital Bank, as Administrative Agent, the L/C Issuer and the Lenders from time to time party thereto, the undersigned certifies on behalf of the Borrower (and not individually) as follows:

(a)            Attached hereto as Schedule 1 are reasonably detailed calculations of the amount of Excess Cash Flow for the calendar month ending [________], 20[__]. The amount of Excess Free Cash Flow for such calendar month is $[______________].

(b)            Attached hereto as Schedule 2 are reasonably detailed calculations of the Consolidated Net Leverage Ratio (based on the management-prepared unaudited financial statements of the Borrower and its Restricted Subsidiaries) as of the last day of the calendar month ending [________], 20[__]. The Consolidated Net Leverage Ratio is _.__:1.00.

(c)            The amount of the prepayment to be made by the Borrower pursuant to Section 2.7(d)(ii) of the Credit Agreement is $[______________].

[Signature Page Follows]

EXECUTED AND DELIVERED this [____] day of [____].

W&T OFFSHORE, INC.,
a Texas Corporation

By:
Name:
Title:

SCHEDULE 1

TO EXHIBIT F

EXCESS CASH FLOW CALCULATIONS

[Attached.]

SCHEDULE 2

TO EXHIBIT F

CONSOLIDATED NET LEVERAGE RATIO

(1) Consolidated Net Leverage Ratio: (i) / (ii) =	_.__:1.00

(i) Consolidated Total Debt, as of the last day of the calendar month ending [________], 20[__]	$[___,___,___]

(ii) EBITDAX of Borrower and its Consolidated Restricted Subsidiaries for the most recently ended Test Period	$[___,___,___]

F-4